Exhibit 10.2
CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Dated June 1, 2011
as first amended and restated on May 27, 2014,
as further amended and restated on May 22, 2015,
as further amended and restated on May 26, 2016,
as further amended and restated on May 17, 2021,
as further amended and restated on October 18, 2021,
as further amended and restated on March 31, 2022,
as further amended and restated on November 16, 2022 and
as further amended and restated on December 18, 2023.
(1)    BUNGE SECURITIZATION B.V., as Seller
(2)    KONINKLIJKE BUNGE B.V., as Master
Servicer and Subordinated Lender
(3)    The persons from time to time party hereto as Conduit Purchasers
(4)    The persons from time to time party hereto as Committed Purchasers
(5)    The persons from time to time party hereto as Purchaser Agents
(6)    CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK, as Sustainability Co-ordinator
(7)    COÖPERATIEVE RABOBANK U.A., as Administrative Agent and Purchaser Agent
(8)    BUNGE GLOBAL SA, as Performance Undertaking Provider

RECEIVABLES TRANSFER AGREEMENT

TABLE OF CONTENTS
Section    Page
1.    Definitions    2
1.1    Certain defined terms    2
1.2    Other terms    59
1.3    Computation of time periods    61
1.4    SOFR Conforming Changes; Disclaimer    61
1.5    Re-transfer of Certain Receivables.    62
2.    Amounts and Terms of the Purchases    62
2.1    The Purchases    62
2.2    Purchase procedures    65
2.3    Use of proceeds    68
2.4    Yield and Fees    68
2.5    Payments    69
2.6    Collections prior to Facility Termination Date    70
2.7    Collections after Facility Termination Date    74
2.8    Deemed Collections; application of payments    76
2.9    Payments and computations, etc.    77
2.10    Tranches    78
2.11    Breakage costs    79
2.12    Illegality    79
2.13    Alternate Rate of Interest    80
2.14    Indemnity for reserves and expenses    82
2.15    Indemnity for Taxes    83
2.16    Conversion of currencies    86
2.17    [Reserved]    86
2.18    Mitigation obligations    86
2.19    Proceeds of Subordinated Loans    87
2.20    Extension of Scheduled Commitment Facility Termination Date    87
2.21    Accordion Increase    88
3.    Conditions of Purchases    90
3.1    Conditions precedent to initial Incremental Investment    90
3.2    Conditions precedent to all Incremental Investments, Reinvestments and Releases    91
4.    Representations and Warranties    92
4.1    Representations and warranties of the Seller    92
4.2    Representations of the Performance Undertaking Provider    95
4.3    Representations and warranties of the Master Servicer    96
4.4    Representations and warranties of the Seller and the Retention Holder    96
5.    Covenants    99
5.1    Covenants of the Seller    99
- i -

5.2    Inspections; annual agreed upon procedures audit    106
5.3    Covenants of the Performance Undertaking Provider    107
5.4    Covenants of the Master Servicer    110
5.5    Securitisation Regulation    110
6.    Administration and Collection of Receivables    112
6.1    Designation of Master Servicer    112
6.2    Certain Rights of the Administrative Agent    112
6.3    Performance of obligations    113
6.4    Transparency    114
7.    Termination Events    114
7.1    Facility Termination Events    114
7.2    Termination of Facility    117
8.    The Administrative Agent    117
8.1    Authorization and Action    117
8.2    Liability of Agent    119
8.3    Rabobank and Affiliates    120
8.4    Indemnification of Administrative Agent    120
8.5    Delegation of Duties    121
8.6    Action or inaction by Administrative Agent    121
8.7    Notice of Facility Events; Action by Administrative Agent    122
8.8    Non-Reliance on Administrative Agent and Other Parties    122
8.9    Successor Administrative Agent    122
8.10    Consent to agreed upon procedures    123
9.    The Purchaser Agents and sustainability co-ordinator    123
9.1    Authorization and action    123
9.2    Purchaser Agent’s reliance, etc.    124
9.3    Purchaser Agent and Affiliates    124
9.4    Indemnification of Purchaser Agents    124
9.5    Delegation of Duties    125
9.6    Action or inaction by Purchaser Agent    125
9.7    Notice of Events of Termination    125
9.8    Non-reliance on Purchaser Agent and other Parties    125
9.9    Successor Purchaser Agent    126
9.10    Reliance on Purchaser Agent    126
9.11    Sustainability Co-ordinator    126
10.    Indemnities by the Seller    127
11.    Miscellaneous    129
11.1    Amendments, etc.    129
11.2    Notices, etc.    130
11.3    Assignability    130
11.4    Costs and Expenses    134
- ii -

11.5    No proceedings; no recourse    134
11.6    Confidentiality    134
11.7    Further Assurances    135
11.8    Execution in Counterparts    136
11.9    Integration; Binding Effect; Survival of Termination; Severability    136
11.10    Governing law; consent to jurisdiction; waiver of jury trial    136
11.11    Right of Setoff    137
11.12    Ratable payments    137
11.13    Limitation of Liability    137
11.14    Limitation on the addition and termination of Originators    138
11.15    Judgment Currency    140
11.16    USA Patriot Act    141
11.17    No proceeding; limited recourse    141
11.18    Acknowledgment and Consent to Bail-In of EEA Financial Institutions    141
12.    SELLER GUARANTY    142
12.1    Guaranty of Payment    142
12.2    Unconditional Guaranty    142
12.3    Modifications    144
12.4    Waiver of Rights    144
12.5    Reinstatement    145
12.6    Remedies    145
12.7    Subrogation    146
12.8    Inducement    146
12.9    Security Interest    146
12.10    Further Assurances    147

- iii -

Schedules
1    Purchaser Groups
2    Address and Notice Information
3    Credit and Collection Policies
4    Condition Precedent Documents
5    Facility Accounts and Account Banks
6    Agreed Upon Procedures
7    Sustainability Benchmark
8    Sustainability Adjustments
9    Excluded Obligors
10    Acceptance by the Transaction Parties
11    Material Subsidiaries
12    Methodology for Calculating Distributions Following a Facility Termination Date
EXHIBIT A    Form of Assignment and Acceptance
EXHIBIT B    Form of Investment Request
EXHIBIT C    Form of Joinder Agreement
EXHIBIT D    Form of Italian Acknowledgment Deed
EXHIBIT E    Form of Accordion Increase Certificate
EXHIBIT F    Form of Sustainability Certificate

- iv -

THIS AGREEMENT (this “Agreement”) is dated June 1, 2011, as first amended and restated on May 27, 2014, as further amended and restated on May 22, 2015, as further amended and restated on May 26, 2016, as further amended and restated on May 17, 2021, as further amended and restated on October 18, 2021, as further amended and restated on March 31, 2022, as further amended and restated on November 16, 2022, and as further amended and restated on December 18, 2023 and made by and among:
(1)    BUNGE SECURITIZATION B.V., a private limited liability company organized under the laws of the Netherlands, as Seller;
(2)    KONINKLIJKE BUNGE B.V., a private limited liability company organized under the laws of the Netherlands, as Master Servicer;
(3)    the Conduit Purchasers from time to time parties hereto;
(4)    the Committed Purchasers from time to time parties hereto;
(5)    the Purchaser Agents from time to time parties hereto;
(6)    Crédit Agricole Corporate & Investment Bank, as Sustainability Co-ordinator;
(7)    COÖPERATIEVE RABOBANK U.A., as Administrative Agent and a Purchaser Agent; and
(8)    BUNGE GLOBAL SA, a corporation incorporated under the laws of Switzerland, as Performance Undertaking Provider.
BACKGROUND:
(A)    The Seller and the other Seller Parties shall from time to time acquire Receivables, together with all Related Security and Collections in respect thereof, from the Originators pursuant to Originator Sale Agreements.
(B)    In the case of Receivables, Related Security and Collections acquired by Seller Parties other than the Seller, the Seller will acquire such Receivables, Related Security and Collections from such other Seller Parties pursuant to Intermediate Transfer Agreements.
(C)    The Seller shall sell all of its right, title and interest in Receivables specified as Sold Receivables and Related Security and Collections related to such Sold Receivables to the Purchasers pursuant to this Agreement.
(D)    The Seller shall retain all right, title and interest in Unsold Receivables and Related Security and Collections related to such Unsold Receivables and the Seller shall guaranty to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets, in each case in full when due and, as security for the Seller Guaranty Obligations, the Seller shall charge or otherwise pledge as security all of its right, title and interest in the Unsold Receivables, the Seller Operating Accounts and any other Seller Collateral to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this Agreement and the Security Documents.
(E)    To fund its acquisitions under the Originator Sale Agreements and Intermediate Transfer Agreements, as the case may be, the Seller may from time to time request Incremental Investments from the Purchasers on the terms and conditions of this Agreement.

(F)    The Conduit Purchasers may, in their sole discretion, make Incremental Investments in any Approved Currency so requested from time to time, and if a Conduit Purchaser in any Purchaser Group elects not to make any such Incremental Investment, the Committed Purchasers in such Purchaser Group have agreed that they shall make such Incremental Investment, in each case subject to the terms and conditions of this Agreement.
IT IS AGREED that:
1.    DEFINITIONS
1.1    Certain defined terms
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Accordion Committed Purchaser” has the meaning specified in Section 2.21 (Accordion Increase).
“Accordion Increase” has the meaning specified in Section 2.21 (Accordion Increase).
“Accordion Increase Certificate” means a certificate substantially in the form of Exhibit E (Form of Accordion Increase Certificate).
“Accordion Increase Date” has the meaning specified in Section 2.21 (Accordion Increase).
“Accordion Request” has the meaning specified in Section 2.21 (Accordion Increase).
“Account Security Agreements” means, as the context requires, all or any one of the Canadian Account Security Agreements, the Dutch Account Security Agreements, the French Account Security Agreements, the German Account Security Agreements, the Hungarian Account Security Agreements, the Italian Account Security Agreements, the Mexican Account Security Agreements, the Polish Account Security Agreements, the Portuguese Account Security Agreements, the Spanish Account Security Agreements, the U.K. Account Security Agreement and the U.S. Account Security Agreements.
“Accountants’ Letter” has the meaning specified in Section 5.2(b) (Inspections; annual agreed upon procedures audit).
“Accrual Reserve” means, on any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, the Dollar Equivalent of the aggregate amount accrued by the Originators in accordance with their usual accounting practice, as of the last day of the immediately preceding Calculation Period, in respect of Contractual Dilutions.
“Actual Knowledge” means the actual knowledge of a member of the treasury group of any Originator or the Master Servicer.
“Additional Commitment Purchasers” means the Accordion Committed Purchasers and the New Accordion Committed Purchasers.
“Additional Commitments” has the meaning specified in Section 2.21 (Accordion Increase).

“Adjusted Eurocurrency Rate” means, for any Tranche Period for a Tranche denominated in a currency other than U.S. Dollars, an interest rate per annum obtained by dividing (a) the Eurocurrency Rate for such Tranche Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Tranche Period.
“Administrative Agent” means Rabobank, in its capacity as Administrative Agent for the Purchaser Agents, the Conduit Purchasers and the Committed Purchasers, and any successor thereto in such capacity appointed pursuant to Section 8 (The Administrative Agent).
“Administrative Agent Fee Letter” has the meaning specified in Section 2.4(b) (Yield and Fees).
“Advanced Purchase Price” has the meaning specified in the applicable Originator Sale Agreement or Intermediate Transfer Agreement.
“Adverse Claim” means a lien, security interest, trust, mortgage, hypothecation, charge, floating charge or any promise or irrevocable mandate or other encumbrance (including any lien by attachment, retention of title and any form of extended retention of title), or other right or claim under the laws of any jurisdiction in, of or on any asset or property of a Person in favor of another Person (including any UCC financing statement or any similar instrument of any jurisdiction filed against such Person, its assets or properties).
“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agents” means, collectively, the Administrative Agent and the Purchaser Agents.
“Aggregate Commitment” means, at any time, the sum of the Commitments then in effect. The initial Aggregate Commitment as of the Eighth Amendment and Restatement Effective Date shall be equal to $1,500,000,000.
“Aggregate Invested Amount” means the aggregate outstanding Invested Amounts (in U.S. Dollars or the Dollar Equivalent) in respect of the Investments (and all Tranches thereof) hereunder.
“Agreed Annual Income” means, with respect to the Seller, $1,000 per annum or such other amount as may be agreed between the Seller, the Performance Undertaking Provider and the Administrative Agent.
“Agreement” has the meaning specified in the preamble hereto.
“Alternate Rate” means, for any Tranche during any Tranche Period, a rate per annum equal to the sum of (a) the Applicable Margin plus (b)(i) with respect to any Tranche denominated in a currency other than U.S. Dollars, the Adjusted Eurocurrency Rate, (ii) with respect to any Tranche denominated in U.S. Dollars, Term SOFR for a tenor of one (1) month or (iii) such other then applicable Benchmark for such Tranche Period; provided that in case of:

(A)    any Tranche Period with respect to which the Adjusted Eurocurrency Rate or Term SOFR is not available pursuant to Section 2.12 (Illegality), 2.13(a) or 2.13(f) (Benchmark Unavailability Period); or
(B)    any Tranche Period as to which the Administrative Agent does not receive notice, pursuant to Sections 2.2(a)(i) (Purchase procedures), (x) with respect to any Tranche denominated in a currency other than U.S. Dollars, prior to 11 a.m. (London time) on the third (3rd) Business Day preceding the first day of such Tranche Period or (y) with respect to any Tranche denominated in U.S. Dollars, prior to 11 a.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day preceding the first day of such Tranche Period;
the Alternate Rate for such Tranche Period shall be a rate per annum equal to the sum of (i) the Base Rate in effect from time to time during such Tranche Period plus (ii) 2.0% per annum.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Performance Undertaking Provider or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Anniversary Date” has the meaning specified in Section 2.20 (Extension of Scheduled Commitment Facility Termination Date).
“Applicable Margin” means the Unadjusted Applicable Margin, in each case as adjusted by the Sustainability Margin Adjustment and, with respect to any Term SOFR Tranche or any Tranche for which Yield is calculated by reference to Daily Simple SOFR, the SOFR Adjustment.
“Applicable Moody’s Rating” means the senior long-term unsecured debt rating that Moody’s provides of (i) the Performance Undertaking Provider or (ii) if Moody’s does not provide such a rating of the Performance Undertaking Provider, then Bunge Limited Finance Corp.
“Applicable S&P Rating” means the senior long-term unsecured debt rating that S&P provides of (i) the Performance Undertaking Provider or (ii) if S&P does not provide such a rating of the Performance Undertaking Provider, then Bunge Limited Finance Corp.
“Approved Contract Jurisdiction” means, with respect to any Originator, each of the following jurisdictions: (i) the jurisdiction of such Originator, (ii) England and Wales and (iii) with respect to the Canadian Originator and any U.S. Originator, the U.S.
“Approved Credit Enhancement” means, with respect to a Receivable, a letter of credit or other form of credit insurance approved by each Purchaser Agent following receipt of any applicable opinions or other evidence of valid assignment to the Seller.
“Approved Currency” means (a) U.S. Dollars, (b) Euros, (c) Canadian Dollars, (d) Hungarian Forint, (e) Mexican Pesos, (f) Polish Zloty or (g) any other major convertible currency that is approved in writing by each Purchaser Agent; provided that, if the Administrative Agent (as a result of notice received from any Purchaser Agent or otherwise) notifies the Seller and the Master Servicer that adequate Currency Hedge Agreements cannot be reasonably maintained for any Approved Currency as a result of a disruption in the applicable currency markets, the Seller shall make no further purchases of Receivables denominated in such Approved Currency unless and until the applicable

Conduit Purchaser or Committed Purchaser has entered into adequate Currency Hedge Agreements for such Approved Currency.
“Approved Obligor Jurisdiction” means (a) all countries that are subject to the Rome 1 Convention, (b) any State or territory of the U.S. (including but not limited to Puerto Rico), Canada, Austria, Slovakia, the United Kingdom, Greece, Lithuania, The Netherlands, France, Slovenia, Bulgaria, Switzerland, Czech Republic, Luxembourg, Belgium, Cyprus, Poland, Hungary, Germany, Spain, Portugal, Italy, Denmark, Finland, Ireland, Sweden, Japan, Hong Kong, Singapore, Mexico and South Korea, and (c) any additional countries may be added as Approved Obligor Jurisdictions (other than Russia unless approved by each Purchaser Agent) subject to the concentration limitations set forth in clauses (e) and (f) of the definition of “Concentration Amounts” (any such additional country described in this clause (c) shall be referred to herein as a “Limited Exception Approved Obligor Jurisdiction” and collectively shall be referred to as “Limited Exception Approved Obligor Jurisdictions”); provided, that under no circumstances shall an “Approved Obligor Jurisdiction” include (i) a Sanctioned Country, (ii) Myanmar or (iii) Sudan.
“Approved Originator Jurisdiction” means Canada, France, Germany, Hungary, Italy, Mexico, The Netherlands, Poland, Portugal, Spain and any State of the U.S. and any other jurisdiction approved in writing by the Administrative Agent and each Purchaser Agent; provided that a jurisdiction shall not be an Approved Originator Jurisdiction unless all authorizations and approvals by all Official Bodies required in connection with this Agreement and the other Transaction Documents have been obtained and all opinions, certificates, amendments to the Transaction Documents and other documentation reasonably requested by the Administrative Agent or any Purchaser Agent have been delivered (such documentation anticipated to be substantially similar to the documentation required for Originators on the Closing Date, with any necessary country–specific adjustments).
“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Purchaser, an Eligible Assignee and the Purchaser Agent, pursuant to which such Eligible Assignee may become a party to this Agreement in substantially the form of Exhibit A (Form of Assignment and Acceptance).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Approved Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Tranche Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Tranche Period” pursuant to Section 2.13(e) (Unavailability of Tenor of Benchmark).
“Average Sales” means, as of any Monthly Reporting Date, (a) the aggregate amount of sales (in U.S. Dollars or the Dollar Equivalent) giving rise to Receivables during the twelve consecutive Calculation Periods immediately preceding such Monthly Reporting Date, divided by (b) 12.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, with respect to any Tranche:
(a)    in the case of a Tranche or other amount denominated in U.S. Dollars, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of: (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus ½ of 1% and (iii) the Term SOFR for a one month period in effect at such time plus 1%. For the purposes of clause (iii) above, the Administrative Agent shall assume that the reference Tranche or other amount would be denominated in U.S. Dollars. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR for a one month period shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Rate or Term SOFR for a one month period, respectively; and
(b)    in the case of a Tranche or other amount denominated in a currency other than U.S. Dollars, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall at all times be equal to the greater of (i) the Adjusted Eurocurrency Rate for the applicable currency for a one month period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% and (ii) (A) the rate at which overnight deposits (in an amount approximately equal to and in the currency of such non-U.S. Dollar Tranche or other non-U.S. Dollar amount in respect of which the Base Rate is to be determined) are offered by the principal London office of the Administrative Agent in immediately available funds to leading banks in the London interbank market or (B) the “policy rate,” “base rate,” “reference rate” or other customarily referenced rate for loans to corporate borrowers for such currency on the relevant page of the applicable central bank or other commercially reasonable source determined by the Administrative Agent.
“Base Rate Term SOFR Determination Date” has the meaning specified in the definition of “Term SOFR”.
“Base Rate Tranche” has the meaning specified in Section 2.12 (Illegality).
“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010, each as amended, supplemented or restated; (b) the rules for systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III.”
“Benchmark” means, initially, (a) with respect to any Tranche denominated in a currency other than U.S. Dollars, the Eurocurrency Rate and (b) with respect to any

Tranche denominated in U.S. Dollars, Term SOFR; provided, however, that if a Benchmark Transition Event and its related Benchmark Replacement Date has occurred with respect to the Eurocurrency Rate, Term SOFR or the then-current Benchmark for such Approved Currency, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b) (Benchmark Replacement).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided, that, in the case of any Investment in a Eurocurrency Tranche denominated in an Approved Currency other than U.S. Dollars, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    the sum of (a) Daily Simple SOFR and (b) the SOFR Adjustment; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Approved Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as so determined pursuant to clause (1) or (2) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Tranche Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Approved Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Tranche Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that, such non-representativeness will be determined by reference to the most recent of the public statement or publication of information referenced therein in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the central bank for the Approved Currency applicable to such Benchmark, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.13 (Alternate Rate of Interest) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.13 (Alternate Rate of Interest).
“Board of Directors” means, with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.
“Bunge Global” means BUNGE GLOBAL SA, a corporation incorporated under the laws of Switzerland having its registered office at Route de Florissant 13, 1206 Geneva, Switzerland.
“Business Day” means any day (other than a Saturday or Sunday) (a) on which banks generally are open for business in London, Amsterdam, Paris and New York and (b) which is a TARGET Day, and, when used with respect to the determination of any Yield Rate for any currency, any day which is also a day for trading by and between banks in deposits in such currency in the London, European or other applicable interbank market and, when used with respect to the determination of the CP Rate, any day which is also a day when The Depository Trust Company, Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, as applicable, are open for trading.
“Calculation Period” means each period from and including the first day of a calendar month to and including the last day of such calendar month; provided, that the initial Calculation Period shall commence on the first day of the calendar month in which the Closing Date occurred and end on and include the last day of the calendar month in which the Closing Date occurred.
“Canadian Account Security Agreement” has the meaning specified in the Canadian RPA.

“Canadian Benchmark” means, initially, the Term CORRA Reference Rate; provided that if a Canadian Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or the then-current Canadian Benchmark, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark.
“Canadian Benchmark Replacement” means, with respect to any Canadian Benchmark Transition Event:
(a)    where a Canadian Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Compounded CORRA; and
(b)    where a Canadian Benchmark Transition Event has occurred with respect to a Canadian Benchmark other than the Term CORRA Reference Rate, the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Canadian Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Canadian Benchmark for Canadian Dollar-denominated syndicated credit facilities.
If the Canadian Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Canadian Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Canadian Benchmark Transition Event” means, with respect to any then-current benchmark other than CDOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current benchmark, the regulatory supervisor for the administrator of such benchmark, the Bank of Canada, an insolvency official with jurisdiction over the administrator for such benchmark, a resolution authority with jurisdiction over the administrator for such benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to August 2022 provide any Available Tenor of such benchmark or (b) all Available Tenors of such benchmark are or will no longer be representative of the underlying market and economic reality that such benchmark is intended to measure and that representativeness will not be restored.
“Canadian Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “Canadian Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“Canadian Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Canadian Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.
“Canadian Dollars” and “CAD” each mean the lawful currency of Canada.

“Canadian Originator” has the meaning assigned to the term “Seller” in the Canadian RPA.
“Canadian RPA” means the Receivables Purchase Agreement, dated the Closing Date, among the Canadian Originators, the Canadian Seller Agent and the Seller.
“Canadian Seller Agent” has the meaning assigned to the term “Seller Agent” in the Canadian RPA.
“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock or shares, preferred stock or shares and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity).
“Capped Purchaser Group Percentage” has the meaning specified in Section 2.1(b)(iii) (The Purchases).
“Cash Purchase Price” means the cash amounts paid by the Purchasers to the Seller in connection with Investments hereunder and not repaid to the Purchasers.
“Change in Law” means (a) the adoption of any Law after the Sixth Amendment and Restatement Effective Date, (b) any change in Law or in the interpretation, application or implementation thereof after the Sixth Amendment and Restatement Effective Date, or (c) compliance by any Indemnified Party, by any lending office of such Indemnified Party or by such Indemnified Party’s holding company, if any, with any request, guideline or directive (whether or not having the force of law) of any Official Body made or issued after the Sixth Amendment and Restatement Effective Date.
“Change of Control” means the occurrence of any of the following:
(a)    the Performance Undertaking Provider becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the United States Securities Exchange Act of 1934 (the “Exchange Act”), proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of 50% or more of the total voting power of the Voting Stock of the Performance Undertaking Provider then outstanding;
(b)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Performance Undertaking Provider and its Subsidiaries, taken as a whole, to any Person that is a not a Subsidiary of the Performance Undertaking Provider; or
(c)    the first day on which a majority of the members of the Performance Undertaking Provider’s Board of Directors are not Continuing Directors.
“Closing Date” means June 1, 2011.

“CME Term SOFR Administrator” means the CME Group
Benchmark Administration Limited as administrator of the forward-looking term
Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Collateral” means all assets, property, rights, interests, claims or benefits in respect of which an Adverse Claim has been created hereunder or under or pursuant to the Security Documents, including, without limitation, all rights of the Seller under all Transaction Documents, all Portfolio Receivables, all Related Security and all Account Security Agreements.
“Collection Accounts” means, as the context requires, all or any one of the Canadian Collection Accounts, Dutch Collection Accounts, French Collection Accounts, German Collection Accounts, Hungarian Collection Accounts, Italian Collection Accounts, Mexican Collection Accounts, Polish Collection Accounts, Portuguese Collection Accounts, Spanish Collection Accounts or U.S. Collection Accounts.
“Collections” means, collectively (without duplication) (a) all cash collections (including, if applicable, any value added taxes) and other cash proceeds of the Portfolio Receivables, including all Finance Charges, cash proceeds of Related Security with respect to any such Receivable, any Deemed Collections of such Receivables and any payments made by any Originator or the Master Servicer with respect to such Receivables (including any payments made with respect to a Diluted Receivable or other Deemed Collections pursuant to the terms of the relevant Originator Sale Agreement or the Servicing Agreement and amounts paid pursuant to Section 2.2(b) of any applicable Originator Sale Agreement or Intermediate Transfer Agreement in respect of excess Advanced Purchase Price Payments); (b) if applicable, all recoveries of value added taxes from any relevant Official Body relating to any Portfolio Receivable that is a Defaulted Receivable; and (c) all other cash collections and other cash proceeds of the Collateral.
“Commercial Paper” means commercial paper, money market notes and other promissory notes and senior indebtedness issued by a Conduit Purchaser or any conduit refinancing directly or indirectly a Committed Purchaser (including any such commercial paper, notes or other indebtedness issued by a related financing conduit if such Conduit Purchaser or such conduit funds itself through another issuing entity).
“Commitment” of any Committed Purchaser means the U.S. Dollar amount set forth on Schedule 1 (Purchaser Groups) opposite such Committed Purchaser’s name or, in the case of a Committed Purchaser that became a party to this Agreement pursuant to an Assignment and Acceptance, the amount set forth therein as such Committed Purchaser’s Commitment, in each case (a) as such amount may be reduced or increased by any Assignment and Acceptance entered into by such Committed Purchaser in accordance with the terms of this Agreement and (b) as such amount may be increased by an Additional Commitment as set forth in an Accordion Increase Certificate.
“Committed Purchasers” means, collectively, the Persons identified as “Committed Purchasers” on Schedule 1 (Purchaser Groups).
“Concentration Amount” means, at any time, the sum (without duplication) of (a) the aggregate amount for all Obligors by which the Outstanding Balance of all of the Portfolio Receivables that qualify as Eligible Receivables of each Obligor (treating each Obligor and its Affiliates as if they were a single Obligor) exceeds the Obligor Concentration Limit for such Obligor at such time; (b) the aggregate amount by which the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables of Obligors located in an Approved Obligor Jurisdiction whose sovereign debt rating is non-investment grade exceeds 25% of the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables at such time; (c) the aggregate amount by which the Outstanding Balance of all the Portfolio Receivables the Obligor of which is the U.S. federal government or any political subdivision or agency thereof exceeds the product of (x) the then-applicable Obligor Concentration Factor for the lowest rating category for Obligors multiplied by (y) the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables at such time; (d) the aggregate amount by which the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables of Obligors located in any Approved Obligor Jurisdiction which is not also an Approved Contract Jurisdiction exceeds 10% of the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables at such time; (e) the aggregate amount by which the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables of Obligors located in all Limited Exception Approved Obligor Jurisdictions exceeds 10% of the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables at such time; (f) the aggregate amount by which the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables of Obligors located in any Limited Exception Approved Obligor Jurisdiction exceeds 1.5% of the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables at such time; (g) the amount equal to the product of (i) the positive difference (if any) between (A) the percentage of the aggregate amount of Collections received on Portfolio Receivables during the preceding Calculation Period which were received or deposited in the Collection Accounts maintained at Sparkasse and (B) 5% times (ii) the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables at such time; (h) the amount equal to the product of (i) the positive difference (if any) between (A) the percentage of the aggregate amount of Collections received on Portfolio Receivables during the preceding Calculation Period which were received or deposited in the Collection Accounts maintained at Banco Comercial Portuques and (B) 3% times (ii) the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables at such time of the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables at such time; and (i) the aggregate amount by which the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables and have original payment terms greater than 180 days exceeds 10% of the Outstanding Balance of all the Portfolio Receivables that qualify as Eligible Receivables at such time.
“Conduit Assignee” means, with respect to any assignment by a Conduit Purchaser, any Person that (a) finances itself, directly or indirectly, through commercial paper, money market notes, promissory notes or other senior indebtedness, (b) is managed or administered by the Purchaser Agent or the Program Manager with respect to such assigning Conduit Purchaser or any Affiliate of the Purchaser Agent or such Program Manager or an Eligible Assignee or any Affiliate thereof, (c) is designated by the Purchaser Agent or the Program Manager to accept an assignment from such Conduit Purchaser of such Conduit Purchaser’s rights and obligations pursuant to Section 11.3(b) (Assignments by Conduit Purchasers), and (d) has a short-term Debt Rating of at least A-1 by S&P and P-1 by Moody’s.
“Conduit Purchasers” means, collectively, the Persons identified as “Conduit Purchasers” on Schedule 1 (Purchaser Groups).
“Continuing Directors” means any member of the Board of Directors of the Performance Undertaking Provider who (i) was a member of such Board of Directors on the Performance Undertaking Assignment Effective Date; or (ii) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Performance Undertaking Provider’s proxy statement in which such member was named as a nominee for election as a director).
“Contract” means, in relation to any Receivable, any and all contracts, instruments, agreements, invoices, notes or other writings (including an agreement evidenced by a purchase order or similar document) pursuant to or under which an Obligor becomes or is obligated to make payments on or in respect of such Receivable.
“Contractual Dilution” means, with respect to any Receivable, any reduction, cancellation or adjustment in the Unpaid Balance of such Receivable as a result of volume rebates, volume discounts or early payment discounts, in each case, arising pursuant to the Contract related to such Receivable.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustments) as such Available Tenor.
“CP Rate” means, for any Tranche Period for any Tranche, and for any Conduit Purchaser or any Committed Purchaser refinanced, directly or indirectly through the issuance of Commercial Paper, to the extent such Conduit Purchaser funds such Tranche by issuing Commercial Paper or such Committed Purchaser refinances such Tranche directly or indirectly through an issuance of Commercial Paper, the per annum rate equivalent to the weighted average cost (as determined by the related Purchaser Agent or related Program Manager, and which shall include (without duplication) the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser or such Committed Purchaser, costs associated with funding and maintaining Hedge Agreements (or similar arrangements) and Investments denominated in a currency other than the currency of such Commercial Paper, other borrowings by such Conduit Purchaser or such Committed Purchaser and any other costs and expenses associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by such Conduit Purchaser or such Committed Purchaser or the related Purchaser Agent or its related Program Manager to fund or maintain such Tranche (the proceeds of which may also be allocated in part to the funding of other assets of such Conduit Purchaser or such Committed Purchaser (and, if such proceeds are allocated in part to the funding of other assets of such Conduit Purchaser the costs associated with such funding will also be allocated in the appropriate portion to the funding of such other asset)); provided that if any component of any such rate is a discount rate, in calculating the “CP Rate” for such Tranche for such Tranche Period, the Purchaser Agent or related Program Manager shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.
“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 624/2012, as amended, including by Regulation (EU) 2017/2401 of the European Parliament and of the Council of 12 December 2017.
“Credit and Collection Policies” means, with respect to any Receivable, those credit and collection policies and practices of the Originator that originated such Receivable in effect on the Eighth Amendment and Restatement Effective Date and described in Schedule 3 (Credit and Collection Policies), as modified in compliance with this Agreement, the Originator Sale Agreements and the Servicing Agreement.
“Credit Note Reduction” means, as of any day, the Dollar Equivalent of the aggregate amount of negative credit balances arising from the issue of credit notes, advance payments made by Obligors and unapplied cash received by Originators in respect of Eligible Receivables as of such day.
“Currency Hedge Agreement” means a currency swap or exchange agreement (including any spot or forward currency exchange agreement) or any other similar arrangement, however denominated, entered into by or on behalf of a Purchaser for hedging purposes, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.
“Currency Percentage” means, on any date of determination for any Approved Currency, the percentage of the aggregate Outstanding Balance of the Portfolio Receivables represented by Receivables denominated in such Approved Currency, rounded up or down by up to two decimal points by the Master Servicer. The aggregate Currency Percentages for all Approved Currencies, as so rounded by the Master Servicer, shall in all cases be equal to 100%.
“Daily Compounded CORRA” means, for any banking day in an interest period, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Days Sales Outstanding” means, on any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, the number of calendar days equal to the product of (a) 30 and (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of Eligible Receivables as of the last day of the immediately preceding Calculation Period by (ii) Average Sales.
“Debt Rating” for any Person at any time means the then-current rating by S&P or Moody’s of such Person’s public senior unsecured debt.

“Deemed Collections” means any Collections on any Receivable paid or payable, as the context requires, by an Originator pursuant to an Originator Sale Agreement, by the Master Servicer pursuant to the Servicing Agreement, by any Intermediate Transferor pursuant to any Intermediate Transfer Agreement or by the Seller hereunder (regardless of whether received by any Person unless otherwise specified in the applicable Intermediate Transfer Agreement), and including, without limitation, the proceeds of repurchases of Receivables and payments with respect to Diluted Receivables.
“Default Party” has the meaning specified in Section 11.13(a) (Limitation of Liability).
“Default Rate” means a rate per annum equal to the then applicable Yield Rate plus 2.00%.
“Default Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing (a) the sum (without duplication) of (i) the aggregate Outstanding Balance of all Portfolio Receivables which were 91-120 days past their original due date as at the end of such Calculation Period plus (ii) the aggregate Outstanding Balance of all Portfolio Receivables which became Defaulted Receivables prior to becoming more than 90 days past due during such Calculation Period by (b) the aggregate amount of sales (in U.S. Dollars or the Dollar Equivalent) giving rise to Portfolio Receivables that were generated during the fourth Calculation Period prior to the Calculation Period to which such Monthly Reporting Date relates (for example, if the applicable Monthly Reporting Date is in February, then the sales for the prior September are utilized in this clause (b)). For the avoidance of doubt, any Defaulted Receivable repurchased by an Originator pursuant to an Originator Sale Agreement shall be included in the calculation of Default Ratio.
“Defaulted Receivable” means, without duplication, a Portfolio Receivable (a) as to which any payment, or part thereof, remains unpaid for 91 or more days from the original due date for such Receivable, (b) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof, (c) which has been identified by the Master Servicer or relevant Originator as uncollectable in accordance with the applicable Credit and Collection Policies, or (d) which, in accordance with the applicable Credit and Collection Policies, has been or should have been written off as uncollectable.
“Deferred Purchase Price” means, for each Investment prior to the Seventh Amendment and Restatement Effective Date, an amount equal to the excess of (x) the aggregate Unpaid Balance of the Receviables purchased by the Purchasers hereunder as part of such Investment over (y) the amount of the Cash Purchase Price paid in connection with such Investment.
“Deferred RPA Purchase Price” has the meaning specified for “Deferred Purchase Price” in the applicable Originator Sale Agreement or Intermediate Transfer Agreement.
“Delinquency Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing (a) the aggregate Outstanding Balance of all Portfolio Receivables which are 61 to 90 days past due from the original due date as of the end of such Calculation Period by (b) the aggregate amount of sales (in U.S. Dollars or the Dollar Equivalent) giving rise to Portfolio Receivables that were generated during the third Calculation Period prior to the Calculation Period to which such Monthly Reporting Date relates (for example, if the applicable Monthly Reporting Date is in February, then the sales for the prior October are utilized in this clause (b)).

“Destination Sales Contract” means a Contract for the sale of goods originated by a U.S. Originator or Canadian Originator pursuant to which title to the applicable goods does not pass to the related Obligor until such goods reach the Obligor’s destination.
“Destination Sales Receivable” means a Receivable arising under an invoice for a sale under a Destination Sales Contract, where such invoice is issued at the time the goods are shipped and before the sale is completed by delivery of the goods to the Obligor. For the avoidance of doubt, once the related goods have been delivered to the related Obligor, such Receivable shall no longer constitute a Destination Sale Receivable.
“Diluted Receivable” means any Portfolio Receivable or part thereof which is either (a) reduced, cancelled or adjusted as a result of (i) any defective, rejected or returned goods, merchandise or services or any failure by the relevant Originator to deliver any merchandise or goods or provide any services or otherwise to perform under any related Contract, (ii) any change in the terms of, or cancellation of, a Contract or invoice or any rebate (including any volume rebate), administrative fee, discount, credit memo, refund, non-cash payment (other than payments by check), chargeback, allowance or any billing or other adjustment by the relevant Originator (except (x) any such change or cancellation made in settlement of such Receivable in accordance with the Credit and Collection Policies resulting from the financial inability of the Obligor to pay such Receivable and (y) any adjustments to correct manual errors on invoices that do not reduce the Unpaid Balance of such Receivable) or (iii) any set off or offset in respect of a claim by the relevant Obligor (in each case, whether such claim arises out of the same or a related transaction or an unrelated transaction); or (b) subject to any specific counterclaim or defense whatsoever (except the discharge in a proceeding under applicable Insolvency Law of the Obligor thereof). For the avoidance of doubt, any Portfolio Receivable constituting a Destination Sale Receivable for which the related goods are never delivered to the applicable Obligor or with respect to which the related Obligor rejects or returns the related goods shall constitute a Diluted Receivable.
“Dilution Horizon Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date equal to a fraction, the numerator of which is the higher of (A) the aggregate amount of all sales (in U.S. Dollars or the Dollar Equivalent) which gave rise to Portfolio Receivables that were generated during the Calculation Period to which such Monthly Reporting Date relates and (B) (i) if the Applicable S&P Rating is below “BBB-” (or withdrawn or suspended) and the Applicable Moody’s Rating is below “Baa3” (or withdrawn or suspended), the aggregate amount of the sales (in U.S. Dollars or the Dollar Equivalent) which gave rise to Portfolio Receivables that were generated during the number of Calculation Periods ending prior to such Monthly Reporting Date equal to the weighted average dilution lag from the most recent collateral audit plus 7 days divided by 30 days (expressed in preceding Calculation Periods of sales) (i.e., if the weighted average dilution lag is 60 days, the number of Calculation Periods would be 67/30 or 2.23 preceding Calculation Periods of sales), and (ii) in all other cases, the aggregate amount of the sales (in U.S. Dollars or the Dollar Equivalent) which gave rise to Portfolio Receivables that were generated during the number of Calculation Periods ending prior to such Monthly Reporting Date equal to the weighted average dilution lag from the most recent collateral audit divided by 30 days (expressed in preceding Calculation Periods of sales) and the denominator of which is the Net Eligible Receivables Balance as of the last day of the Calculation Period to which such Monthly Reporting Date relates.
“Dilution Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing (a) the aggregate amount (in U.S. Dollars or the Dollar Equivalent) of Portfolio

Receivables which became Diluted Receivables (other than as a result of a Contractual Dilution) during that Calculation Period, by (b) the aggregate amount (in U.S. Dollars or the Dollar Equivalent) of all sales which gave rise to Portfolio Receivables that were generated during the Calculation Period prior to the calendar month to which such Monthly Reporting Date relates (for example, if the applicable Monthly Reporting Date is in February, then the sales for the prior December are utilized in this clause (b)). For the avoidance of doubt, any Diluted Receivable repurchased by an Originator pursuant to an Originator Sale Agreement shall be included in the calculation of Dilution Ratio.
“Dilution Reserve Ratio” means, as of any Monthly Reporting Date, and continuing until (but not including) the next Monthly Reporting Date, an amount (expressed as a percentage) that is calculated as follows:
DRR = [(SF x ED) + [(DS-ED) x (DS/ED)]] x DHR
where:
DRR    =    Dilution Reserve Ratio;
SF    =    the Stress Factor;
ED    =    the Expected Dilution;
DS    =    the “Dilution Spike”, defined as the highest one-month rolling average Dilution Ratio that occurred during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date; and
DHR    =    the Dilution Horizon Ratio.
“Discontinued Targets” has the meaning specified in Section 5.3(f) (Changes to Sustainability Performance Targets, Sustainability Progress Targets and Sustainability Benchmark).
“Discount Percentage” means, unless otherwise specified in the applicable Originator Sale Agreement or Intermediate Transfer Agreement, with respect to the purchase of any Receivable and any period, a percentage equal to 0.15% or any other percentage agreed to by the applicable buyer and seller under the applicable Originator Sale Agreement or Intermediate Transfer Agreement.
“Dollar Equivalent” means, at any time in relation to an amount denominated in a currency other than U.S. Dollars, the U.S. Dollar equivalent of such amount determined by reference to the Spot Rate determined as of the most recent Exchange Rate Determination Date pursuant to Section 2.16 (Conversion of currencies).
“Dutch Account Security Agreement” has the meaning specified in the Dutch RPA.
“Dutch Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “Dutch Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“Dutch Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Dutch

Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.
“Dutch Originator” has the meaning assigned to the term “Seller” in the Dutch RPA.
“Dutch RPA” means the Dutch Receivables Purchase Agreement, dated as of August 27, 2019, among the Dutch Originators, the Dutch Seller Agent and the Seller.
“Dutch Seller Agent” has the meaning assigned to the term “Seller Agent” in the Dutch RPA.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eighth Amendment and Restatement Effective Date” means December 18, 2023.
“Eligible Account Bank” means (a) with respect to accounts in the U.S., a depositary institution or trust company (which may include the Administrative Agent and its Affiliates) organized under the laws of the U.S. or any one of the States thereof or the District of Columbia; provided that at all times (i) such depositary institution or trust company is a member of the Federal Deposit Insurance Corporation, (ii) unless the Purchaser Agents consent in writing otherwise, the short-term debt rating of such depositary institution or trust company have at least two of the three following ratings: at least A-1 by S&P, P-1 by Moody’s and F1 by Fitch and (iii) such depositary institution or trust company has a combined capital and surplus of at least $100,000,000, and (b) with respect to accounts outside the U.S., an entity (i) authorized to accept deposits in the relevant jurisdiction, (ii) unless the Purchaser Agents consent in writing otherwise, which have at least two of the three following short-term debt ratings: at least A-2 by S&P, P-2 by Moody’s and F2 by Fitch (provided that (A) in the case of Sparkasse, such bank shall be considered an Eligible Account Bank so long as it has short-term debt ratings of at least A-3 by S&P, P-3 by Moody’s or F3 by Fitch and (B) in the case of Banco Comercial Portugues, such bank shall be considered an Eligible Account Bank so long as (x) it has short-term debt ratings of at least A-3 by S&P, P-3 by Moody’s and F3 by Fitch or (y) if it does not satisfy the rating requirements of the preceding clause (x) the Majority Committed Purchasers have not delivered written notice to the Master Servicer declaring that such bank should no longer be treated as an Eligible Account Bank), and (iii) has a combined capital and surplus of at least $100,000,000. If any account bank is downgraded or otherwise fails to satisfy the requirements set forth above (including any account bank which fails to satisfy such definition on the Eighth Amendment and Restatement Effective Date), such account bank shall fail to constitute an “Eligible Account Bank” under the Transaction Documents on the 30th calendar day following the initial date of such failure (and the applicable Transaction Party shall transfer the applicable Collection Account(s) to an Eligible Account Bank and start to redirect Obligors to make payments to such new account within such 30 day period).
“Eligible Assignee” means, with respect to any Purchaser Group, any Person (i) that is a Purchaser Agent, a Program Manager, a Purchaser, a Program Support Provider or any Affiliate of any such Person that has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s, (ii) that is managed or sponsored by a Person described in clause (i) above and that has a short term debt rating of at least A-1 by S&P and P-1 by Moody’s (it being understood that any financing vehicle utilized by a Committed Purchaser shall not have to satisfy such rating requirement) or (iii) any other Person that has been approved by the Purchaser Agent for such Purchaser Group and consented to by the Administrative Agent (such consent not to be unreasonably withheld) and, so long as no Facility Termination Event or Portfolio Event has occurred and is continuing, consented to by the Master Servicer (such consent not to be unreasonably withheld or delayed).
“Eligible Obligor” means any Obligor (a) that is a resident of an Approved Obligor Jurisdiction, (b) that is not an Official Body (other than a Spanish Official Body or the U.S. federal government or any political subdivision or agency thereof) or an Affiliate of any Transaction Party, (c) that is not an individual or a sole trader (if such sole trader is considered an individual rather than a corporate entity for data protection purposes under applicable Law), (d) that is not an Excluded Obligor, (e) that is not the subject of an Event of Bankruptcy, (f) that is not a Restricted Person, (g) that does not, to the Actual Knowledge of the Master Servicer or the Originator that originates a Receivable payable by such Obligor, have an external credit rating lower than BB- by S&P or Ba3 by Moody’s, and (h) with respect to which not more than 25% of the aggregate Outstanding Balance of the Receivables owing by such Obligor and its Affiliates are (i) Defaulted Receivables or (ii) Receivables as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such Receivables.
“Eligible Receivable” means, at any time, any Receivable:
(a)        which has been originated by an Originator and validly sold and/or otherwise assigned (or purported to be sold and/or otherwise assigned) by such Originator to a Seller Party pursuant to (and in accordance in all material respects with) an Originator Sale Agreement, with the result that such Seller Party has good and marketable title thereto (together with the Collections and Related Security related thereto), free and clear of all Adverse Claims (other than Permitted Adverse Claims) (with respect to the Receivable of any Obligor which is the U.S. federal government or any political subdivision or agency thereof, subject to any limitation on the Seller’s or its assigns’ rights under the Federal Assignment of Claims Act); and
(i)    if such Seller Party is not the Seller, which has been sold and/or otherwise assigned (or purported to be sold and/or otherwise assigned) by such Seller Party to the Seller, pursuant to (and in accordance in all material respects with) an Intermediate Transfer Agreement, with the result that the Seller is the sole beneficial owner of and has good and marketable title to such Receivable (together with the Collections and Related Security related thereto), in each case, free and clear of all Adverse Claims (other than Permitted Adverse Claims) (with respect to the Receivable of any Obligor which is the U.S. federal government or any political subdivision or agency thereof, subject to any limitation on the Seller’s or its assigns’ rights under the Federal Assignment of Claims Act); (it being understood that this clause (a) shall be interpreted as appropriate when the definition of “Eligible Receivables” is used in an Originator Sale Agreement or Intermediate Transfer Agreement (i.e., the sale effectuated by such agreement shall not be required to have been completed prior to such sale));
(b)    which does not arise from the sale of any inventory (or other materials used to render or process the goods related to such Receivable) that is subject to an Adverse Claim (other than any Permitted Adverse Claim) covering the proceeds of such inventory, if such Adverse Claim would extend to such Receivable in a legally effective manner or otherwise remain in effect with respect to such Receivable (including, without limitation, any Adverse Claim arising by operation of law in favor of producers or sellers of agricultural commodities, such as the United States Perishable Agricultural Commodities Act of 1930);
(c)    the Obligor of which is an Eligible Obligor;
(d)    which has been billed to the relevant Obligor and, (i) according to the terms thereof and any Contract related thereto, is required to be paid in full (subject to any contractual rebate or discount) within 240 days from the original billing date therefor and (ii) would not cause the weighted average payment term of all Eligible Receivables to be greater than 70 days;
(e)    which is denominated and payable only in an Approved Currency;
(f)    which is not (i) a Defaulted Receivable at such time or (ii) a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such Receivable;
(g)        other than in the case of a Destination Sales Receivable, which arises pursuant to a Contract with respect to which the applicable Originator has performed all obligations required to be performed by it thereunder in order to have such Receivable become due and payable thereunder;
(i)    which does not arise from a consignment sale or sale pursuant to which the applicable Obligor has the right to return the goods for which it has become obligated to pay in the event it is unable to sell such goods and in respect of which the applicable Originator is obligated to refund to such Obligor any amount in respect of such returned goods; and
(ii)    as to which the Originator is in compliance in all material respects with the terms of such Receivable and the related Contract;
(h)    which:
(i)    if purchased with proceeds of Commercial Paper, would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933;
(ii)    is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act; and

(iii)    represents all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act;
(i)    which:
(i)    in the case of a Receivable subject to the Laws of a State of the U.S., is an “account” or “payment intangible” within the meaning of Article 9 of the UCC;
(ii)    in the case of any Receivable that is not subject to the Laws of a State of the U.S., is a right to payment of a monetary obligation for (A) property that has been sold, assigned or otherwise transferred or (B) services rendered to an Obligor; and
(iii)    in the case of any Receivable (including a Receivable subject to the Laws of a State of the U.S.), is not evidenced or otherwise payable by chattel paper, a promissory note, a bill of exchange or other instrument other than (a) in the case of a Receivable originated by a Spanish Originator, a check (cheque) or promissory note (pagaré) which is made payable not to the order (no a la orden) of such Spanish Originator or (b) in the case of a Receivable originated by a Mexican Originator, a promissory note (pagaré);
(j)    which arises under a Contract that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, enforceable against such Obligor except as such enforcement against such Obligor may be limited by any applicable Insolvency Law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), in each case, under all applicable Law, and is not subject to any litigation, dispute, offset in respect of a claim by the relevant Obligor, counterclaim or other defense other than unexpired volume or pricing discounts or rebates or other usual adjustments or dilutions incurred by the related Originator in the normal course of its business to which the Obligor thereon may be entitled (including, without limitation, any adjustments that are necessary to correct manual errors on invoices that do not reduce the Unpaid Balance of the applicable Receivable) or with the prior written consent of the Required Committed Purchasers;
(k)    which, together with the Contract related thereto, does not contravene any Laws applicable thereto which in any way renders such Receivable unenforceable or would otherwise impair in any material respect the collectability of such Receivable;
(l)    which has been underwritten in accordance with and otherwise satisfies in all material respects all applicable requirements of the applicable Originator’s Credit and Collection Policies;
(m)    which was originated in the ordinary course of the applicable Originator’s business and represents the purchase price of goods or services sold by such Originator;

(n)    the Obligor of which has been directed to make all payments to a Collection Account at an Eligible Account Bank with respect to which a valid and enforceable Account Security Agreement is in effect;
(o)    which has not been compromised, altered, adjusted or modified for credit reasons nor is it subject to any downward adjustment for Tax, rebates or other reasons (including by the extension of time for payment or the granting of any discounts, allowances or credits), in each case, other than in the ordinary course of the applicable Originator’s business and as permitted or required by the Credit and Collection Policies (including, without limitation, any adjustments that are necessary to correct manual errors on invoices that do not reduce the Unpaid Balance of the applicable Receivable) or with the prior written consent of the Required Committed Purchasers (for the avoidance of doubt, however, no Receivable which has been re-aged shall constitute an Eligible Receivable);
(p)        the sale, assignment or other transfer of which (together with the Collections and Related Security related thereto) under the applicable Originator Sale Agreement to (or for the benefit of) a Seller Party;
(i)    the sale, assignment or other transfer of which (together with the Collections and Related Security related thereto) to the Seller under an Intermediate Transfer Agreement;
(ii)    with respect to any Sold Receivable, the sale, assignment or other transfer (together with the Collections and Related Security related thereto) to the Purchasers pursuant to this Agreement; and
(iii)    with respect to any Sold Receivables or any Unsold Receivable, the grant of a security interest, pledge or charge therein to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement or any Security Documents;
in each case, does not violate, conflict with or contravene any applicable Laws or any contractual or other restriction, limitation or encumbrance (including any restriction or limitation under the related Contract) and does not require the consent of or notice to the applicable Obligor or any other Person other than such consents as have been obtained and notices that have been given;
(q)    which, together with the Contract related thereto, has not been rewritten, varied, waived or extended or otherwise been re-invoiced and has not otherwise had its invoice date or due date changed, in each case, other than in the ordinary course of the applicable Originator’s business and as permitted or required by the Credit and Collection Policies (including, without limitation, any adjustments that are necessary to correct manual errors on invoices that do not reduce the Unpaid Balance of the applicable Receivable) or with the prior written consent of the Required Committed Purchasers (for the avoidance of doubt, however, no Receivable which has been re-aged shall constitute an Eligible Receivable);
(r)    with respect to which all of the Seller’s right, title and interest in such Receivable (together with the Related Security and Collections related thereto) is subject to a first priority security interest, charge or pledge created by this Agreement or the Security Documents under all applicable Law in favor of the Administrative Agent, on behalf of the Secured Parties, free and clear of all Adverse Claims (other than Permitted Adverse Claims);

(s)    which is governed by the laws of an Approved Contract Jurisdiction;
(t)    with respect to which the disclosure of information necessary to permit the Seller or its assigns to enforce such Receivable against the related Obligor (with respect to the Receivable of any Obligor which is the U.S. federal government or any political subdivision or agency thereof, subject to any limitation on the Seller’s or its assigns’ rights under the Federal Assignment of Claims Act), would not result in the breach of any Law, agreement (including the related Contract), judgment or other instrument by which the related Originator is bound;
(u)        each of (A) the Originator Sale Agreement under which such Receivable was sold to a Seller Party, and (B) if such Seller Party is other than the Seller, the Intermediate Transfer Agreement under which such Receivable was sold to the Seller, is in full force and effect;
(i)    the applicable Originator of which has not been terminated as a “Seller” under the relevant Originator Sale Agreement; and
(ii)    the Seller Termination Date has not occurred with respect to the applicable Originator; and
(v)    with respect to Receivables being the subject of the German RPA or any other Originator Sale Agreement governed by German law, is not subject to a current account agreement (kontokorrentgebundene Forderung) within the meaning of sec. 355 of the German Commercial Code (HGB).
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.
“Equity Holder” means Stichting Bunge Securitization.
“Equity Interests” of any Person means any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro”, “EUR” and “€” each mean the lawful currency of the Participating Member States.
“Eurocurrency Rate” means, for any Tranche denominated in a currency other than U.S. Dollars for any Tranche Period and any applicable Approved Currency (other than U.S. Dollars), the rate determined by the Administrative Agent by reference to EURIBOR, the Canadian Benchmark, BUBOR, WIBOR, TIIE or equivalent for any other Approved Currency (other than U.S. Dollars) for deposits in the applicable Approved Currency of such Tranche appearing on the applicable page of the Telerate Service, Reuters or Bloomberg (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in such currency in the London interbank market) (or, in the case of any Approved Currency for which the applicable rate is not published as such on such referenced page, on the relevant page of the applicable central bank or other commercially reasonable source determined by the Administrative Agent) at approximately 11:00 a.m., local time, on the Quotation Day, as the rate for deposits with a maturity comparable to such Tranche Period. In the event that such rate is not available at such time for such Tranche Period (an “Impacted Interest Period”) for any reason with respect to the applicable Approved Currency, then the “Eurocurrency Rate” shall be the Interpolated Rate. Notwithstanding the foregoing, if any such rate is less than zero, the Eurocurrency Rate will be deemed to be zero.
“Eurocurrency Rate Reserve Percentage” means, for any Tranche Period in respect of which Yield is computed by reference to the Eurocurrency Rate, any applicable Statutory Reserves with respect to such currency.
“Eurocurrency Tranche” has the meaning specified in Section 2.12 (Illegality).
“Event of Bankruptcy” means (A) with respect to any Person, the occurrence of any of the following:
(a)    such Person shall voluntarily commence any case, proceeding or other action, or present a petition or make an application under any Insolvency Law:
(i)    relating to bankruptcy, insolvency, court protection, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, examination, liquidation, administration, administrative receivership, dissolution, court protection, composition, declaration or other similar relief with respect to it or any of its debts; or
(ii)    seeking the appointment of a liquidator, receiver, administrative receiver, examiner, security trustee, custodian, compulsory manager, administrator or other similar official (including, without limitation, a visitador, conciliador or síndico with respect to concurso mercantile in Mexico) for it or for all or any substantial part of its assets;
(b)    there shall be commenced, presented or made against such Person any case, proceeding or other action referred to in (a) above which is not dismissed by the relevant court, tribunal or authority within sixty (60) days after its commencement;
(c)    there shall be commenced against such Person any case, proceeding or other action seeking issuance of a warrant of attachment, sequestration, distress, expropriation, execution, distraint or similar process against all or any substantial part of its assets which is not dismissed within sixty (60) days after its commencement; or
(d)    a moratorium is declared in respect of any of its debt;
(B) with respect to a German Originator (i) the commencement of insolvency proceedings (Eröffnung des Insolvenzverfahrens) pursuant to the provisions of the German Insolvency Code (Insolvenzordnung), or (ii) the ordering by the insolvency court of a general prohibition of disposal (allgemeines Verfügungsverbot) or the order by the insolvency court that such German Originator may only dispose of its assets with the consent of a preliminary insolvency administrator pursuant to Section 21 para. 2 No. 2 of the German Insolvency Code (Insolvenzordnung); and
(C) with respect to a Polish Originator, any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise); (ii) a composition, compromise, assignment or arrangement with any creditor; or (iii) the appointment of any administrator or other similar officer.
“Exchange Rate Determination Date” means two Business Days before each Reporting Date.
“Excluded Obligor” means any Obligor set forth on Schedule 9 (Excluded Obligors), as such Schedule may be amended from time to time by agreement between the Master Servicer and the Administrative Agent as notified in writing by the Administrative Agent to the other Purchasers with a copy to the Master Servicer (and, for the avoidance of doubt, upon the addition of any Obligor to Schedule 9, only Receivables originated on or after such date of addition shall be excluded from the Portfolio Receivables under the Transaction Documents). It being understood that upon any change to Schedule 9 any required corresponding change to the list of “Determined Debtors” or “Further Determined Debtors” (under and as defined in the Italian RPA) shall be made concurrently and any changes to the existing “Determined Debtors” of the Italian Originator will only become effective once the list of “Further Determined Debtors” to the Italian RPA has been updated in accordance with Section 2.9 of the Italian RPA.
“Excluded Taxes” means (a) income taxes based on (or measured by) net income or net profits (or franchise taxes imposed in lieu of net income taxes) that are imposed on any Agent, Purchaser or other recipient of any payment to be made by or on account of any Transaction Party Obligation as a result of a present or former connection between such Agent, Purchaser or other recipient and the jurisdiction of the Official Body imposing such tax or any political subdivision or taxing authority thereof (other than any such connection arising solely from the Agent, Purchaser or other recipient having executed, delivered or performed its obligations or received a payment hereunder, or enforced, this Agreement), (b) any branch profits taxes that are imposed on any Agent, Purchaser or other recipient of any payment to be made by or on account of any Transaction Party Obligation by any jurisdiction described in clause (a) above, (c) any Tax imposed on an Agent or Purchaser to the extent such Tax is attributable to such Agent’s or Purchaser’s failure to comply with relevant requirements set forth in Section 2.15(e) (Indemnity for Taxes) (or analogous provision of any other Transaction Document), unless such failure is due to a Change in Law and (d) any withholding Tax that is imposed on amounts payable to (i) any Purchaser solely by reason of such Purchaser designating a new lending office, except to the extent that the Purchaser was entitled, immediately prior to the time of designation of a new lending office, to receive additional amounts from the Seller with respect to such withholding Tax pursuant to Section 2.15(a) (Indemnity for Taxes), or (ii) any Agent, Purchaser or other recipient which becomes a party to this Agreement after the Closing Date (other than an Eligible Assignee pursuant to a request by Seller under Section 2.20(b) (Extension of Scheduled Commitment Facility Termination Date), except to the extent that such Agent, Purchaser or other recipient (or an Assignor, if any) was entitled, immediately prior to the time of assignment or becoming a party to this Agreement, to receive additional amounts from the Seller with respect to such withholding Tax pursuant to Section 2.15(a) (Indemnity for Taxes).

“Executive Order” means Executive Order No. 13224 of September 23, 2011 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.
“Expected Dilution” means, as of any Monthly Reporting Date, and continuing until (but not including) the next Monthly Reporting Date, the twelve month rolling average of the Dilution Ratios that occurred during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date.
“Facility” has the meaning specified in Section 11.6(a) (Confidentiality).
“Facility Account” means, as the context requires, all or any one of the Collection Accounts or the Seller Operating Accounts.
“Facility Event” means a Facility Termination Event or Potential Facility Termination Event.
“Facility Limit” means, at any time, the Aggregate Commitment then in effect.
“Facility Party” means any Transaction Party other than the Sub-Servicers, the Originators and the Intermediate Transferors.
“Facility Termination Date” means the earliest of (a) the Scheduled Commitment Facility Termination Date, (b) the date that the Facility Termination Date is declared or automatically occurs pursuant to Section 7.2 (Termination of Facility), (c) the date that the Facility Termination Date is declared by the Administrative Agent (acting at the direction of the Majority Committed Purchasers) following the occurrence of a Portfolio Event, (d) if a Portfolio Event occurs and is not (i) cured, or (ii) waived by the Majority Committed Purchasers, in each case within thirty (30) calendar days, the date occurring thirty (30) calendar days following the occurrence of such Portfolio Event, (e) any Settlement Date specified by the Performance Undertaking Provider on not less than sixty (60) days (or such shorter period as the Agents may agree) prior written notice to the Administrative Agent and the Purchaser Agents, and (f) if the Transaction fails to comply with the requirements of Article 24 of the Securitisation Regulation and the Administrative Agent, the Purchaser Agents and the Master Servicer have been unable to agree on a revised Applicable Margin within twenty (20) Business Days, the date occurring forty (40) Business Days after the determination of such non-compliance.
“Facility Termination Event” has the meaning specified in Section 7.1 (Facility Termination Events).
“FCA” has the meaning specified in Section 1.4 (Interest Rates; Eurocurrency Rate Notification).
“Federal Assignment of Claims Act” means the Assignment of Claims Act of 1940, 31 U.S.C. §3727 and 41 U.S.C. §15.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letters” means, collectively, the Administrative Agent Fee Letter and the Purchaser Agent Fee Letter.
“Fees” means the fees payable pursuant to any Fee Letter.
“Final Payout Date” means the date after the Facility Termination Date on which all the Transaction Party Obligations have been reduced to zero by payment in full in cash.
“Final Termination Date” means May 17, 2031.
“Finance Charges” means, with respect to a Receivable, any finance, interest, late payment or similar charges owing by an Obligor in respect of such Receivable.
“Fitch” means Fitch, Inc.
“Floor” means, the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Eurocurrency Rate.
“Floor Reserve Percentage” means, at any time, a percentage equal to the sum of (a) the Loss Reserve Floor and (b)(i) the Expected Dilution multiplied by (ii) the Dilution Horizon Ratio.
“Foreign Purchaser” means any Purchaser that is organized under the laws of a jurisdiction other than that in which the Seller is located.
“French Account Security Agreement” has the meaning specified in the French RPA.
“French Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “French Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“French Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “French Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.
“French Intermediate Transfer Agreement” means the French Intermediate Transfer Agreement, dated as of August 27, 2019, between the French Intermediate Transferor and the Seller.
“French Intermediate Transferor” means Rabobank.
“French Originator” has the meaning assigned to the term “Seller” in the French RPA.
“French RPA” means the French Receivables Purchase Agreement, dated as of August 27, 2019, among the French Originator(s), the French Seller Agent and the French Intermediate Transferor.
“French Seller Agent” has the meaning assigned to the term “Seller Agent” in the French RPA.

“Fundamental Change” means any amendment, waiver or consent which has the following effect:
(a)    reduces the Invested Amount in respect of, or Yield that is payable on account of, any Investment or Tranche or delays any scheduled date for payment thereof;
(b)    reduces the fees payable by the Seller to the Purchaser Agents, the Conduit Purchasers or the Committed Purchasers or delays the dates on which such fees are payable;
(c)    extends the Scheduled Commitment Facility Termination Date (except as provided in Section 2.20 (Extension of Scheduled Commitment Facility Termination Date));
(d)    releases any portion of the Collateral;
(e)    changes any of the provisions of the amendment or voting sections of a Transaction Document or the definition of “Required Committed Purchasers” and “Majority Committed Purchasers”;
(f)    amends any Facility Termination Event or Portfolio Event;
(g)    amends the definition of “CP Rate”, “Default Ratio”, “Approved Currency”, “Defaulted Receivable”, “Dilution Reserve Ratio”, “Floor Reserve Percentage”, “Eligible Receivable”, “Funding Base” (or any defined term directly or indirectly used therein to determine the Funding Base), “Loss Reserve Floor”, “Loss Reserve Ratio”, “Net Eligible Receivables Balance”, “Reserve Percentage”, “Sold Receivable”, “Stress Factor”, “Unsold Receivable”, “Yield Reserve Ratio”, or increases any Concentration Amount or any Obligor Concentration Limit;
(h)    releases the Performance Undertaking Provider from its obligations under the Performance Undertaking; or
(i)    amends any provision of a Transaction Document related to limited recourse, non-petition, governing law or the rights and obligations of the Administrative Agent to act on behalf of the Purchasers.
“Funding Base” means, as of any date, an amount equal to (I)(a) the Net Eligible Receivables Balance multiplied by (b) a percentage equal to 100% minus the Reserve Percentage minus (II)(a) that portion of the Net Eligible Receivables Balance constituting Destination Sales Receivables multiplied by (b) 4% (provided that such 4% amount shall be subject to confirmation on an annual basis on each June 30th by the Committed Purchasers, and if the Committed Purchasers specify a higher percentage in a written notice to the Seller and the Master Servicer, such higher level shall be applicable until the following June 30th).
“GAAP” means, with respect to any Person, generally accepted accounting principles applicable to such Person (including generally accepted accounting principles applicable to such Person by Law) or the consolidated group of which such Person is a member.
“German Account Security Agreement” has the meaning specified in the German RPA.

“German Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “German Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“German Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “German Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.
“German Originator” has the meaning assigned to the term “Seller” in the German RPA.
“German RPA” means the German Receivables Purchase Agreement, dated the Closing Date, among the German Originator(s), the German Seller Agent and the Seller.
“German Security Documents” means any account pledge agreement (including the German Account Security Agreement) and any other security agreement subject to the Laws of the Federal Republic of Germany entered into with the Administrative Agent in favor of the Secured Parties.
“German Seller Agent” has the meaning assigned to the term “Seller Agent” in the German RPA.
“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable guaranteeing person in good faith.
“Hedge Agreements” means all rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hungarian Account Security Agreements” has the meaning specified in the Hungarian RPA.
“Hungarian Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “Hungarian Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“Hungarian Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Hungarian Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.
“Hungarian Forint” and “HUF” each mean the lawful currency of Hungary.
“Hungarian Intermediate Transfer Agreement” means the Hungarian Intermediate Transfer Agreement, dated as of October 31, 2017, between the Hungarian Intermediate Transferor and the Seller.
“Hungarian Intermediate Transferor” means Rabobank.
“Hungarian Originator” has the meaning assigned to the term “Seller” in the Hungarian RPA.
“Hungarian RPA” means the Hungarian Receivables Purchase Agreement, dated as of October 31, 2017, among the Hungarian Originator(s), the Hungarian Seller Agent and the Hungarian Intermediate Transferor.
“Hungarian Seller Agent” has the meaning assigned to the term “Seller Agent” in the Hungarian RPA.
“IBA” means the ICE Benchmark Administrator.
“Impacted Interest Period” has the meaning specified in the definition of “Eurocurrency Rate”.
“Incremental Investment” means (a) the initial purchase of the Portfolio Receivables on the Initial Purchase Date and each investment by the Purchasers in the Portfolio Receivables thereafter which increases the total outstanding Aggregate Invested Amount hereunder until the Seventh Amendment and Restated Effective Date; and (b) Sold Assets on the Seventh Amendment and Restatement Effective Date and each investment by the Purchasers in the Sold Assets thereafter which increases the total outstanding Aggregate Invested Amount hereunder.
“Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) an Adverse Claim on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (h) all Guarantee Obligations of such Person (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).
“Indemnified Amounts” has the meaning specified in Section 10 (Indemnities by the Seller).
“Indemnified Party” has the meaning specified in Section 10 (Indemnities by the Seller).
“Indemnified Taxes” mean Taxes other than Excluded Taxes and Other Taxes.
“Initial Purchase Date” mean the date of the initial Incremental Investment hereunder by the Purchasers.
“Insolvency Law” means any Law relating to bankruptcy, insolvency, administration, receivership, examination, administrative receivership, reorganisation, winding up or composition, moratorium or adjustment of debts or the rights of creditors generally (whether by way of voluntary arrangement or otherwise).
“Intermediate Transfer Agreements” means the French Intermediate Transfer Agreement, the Hungarian Intermediate Transfer Agreement, the Italian Intermediate Transfer Agreement and the U.S. Intermediate Transfer Agreement.
“Intermediate Transferors” means the French Intermediate Transferor, the Hungarian Intermediate Transferor, the Italian Intermediate Transferor and the U.S. Intermediate Transferor.
“Interpolated Rate” means, with respect to any currency at any time, for any Tranche Period of a Tranche denominated in a currency other than U.S. Dollars, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Rate for the longest period for which the Eurocurrency Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Rate for the shortest period (for which that Eurocurrency Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“Invested Amount” means, with respect to each Incremental Investment hereunder, the amount paid in cash to the Seller by the Purchasers hereunder in connection with such Incremental Investment (it being understood that Reinvestments and Settlement Date Investments shall not change the Invested Amount of any Purchaser unless a repayment of Investment or an increase in Investment occurs in connection with any such Settlement Date Investment), as such amount may be divided or combined in accordance with Section 2.10 (Tranches), in each case as reduced from time to time by amounts paid to the applicable Purchaser(s) holding such Tranche pursuant to Section 2.6 (Collections prior to Facility Termination Date) or Section 2.7 (Collections after Facility Termination Date), as applicable, on account of the Invested Amount in respect of such Tranche; provided that if such Invested Amount shall have been reduced by any payment and thereafter all or a portion of such payment is rescinded or must otherwise be returned for any reason, such Invested Amount shall be increased by the amount of such rescinded or returned payment, as though it had not been received by such Purchaser(s).
“Investment” means each Incremental Investment, Settlement Date Investment and Reinvestment.
“Investment Company Act” means the United States Investment Company Act of 1940, as amended from time to time, and the rules promulgated thereunder.
“Investment Date” has the meaning specified in Section 2.2(a)(i) (Purchase procedures).
“Investment Request” has the meaning specified in Section 2.2(a)(i) (Purchase procedures).
“IRC” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Italian Account Security Agreement” has the meaning specified in the Italian RPA.
“Italian Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “Italian Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“Italian Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Italian Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.
“Italian Intermediate Transfer Agreement” means the Italian Intermediate Transfer Agreement, dated the Closing Date, between the Italian Intermediate Transferor and the Seller.
“Italian Intermediate Transferor” means Rabobank.
“Italian Originator” has the meaning assigned to the term “Seller” in the Italian RPA.
“Italian RPA” means the Italian Receivables Purchase Agreement, dated on or about May 11, 2023 among the Italian Originators, the Italian Seller Agent and the Italian Intermediate Transferor.
“Italian Seller Agent” has the meaning assigned to the term “Seller Agent” in the Italian RPA.
“Joinder Agreement” means an agreement substantially in the form of Exhibit C (Form of Joinder Agreement) pursuant to which a new Purchaser Group is established hereunder pursuant to Section 11.3(i) (New Purchaser Groups).

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.
“Limited Exception Approved Obligor Jurisdiction” and “Limited Exception Approved Obligor Jurisdictions” have the meanings assigned to such terms in clause (c) of the definition of Approved Obligor Jurisdiction.
“Liquidation Fee” means for (a) any Tranche Period of a Conduit Purchaser for which Yield is computed by reference to the CP Rate and a reduction of the Invested Amount of the relevant Tranche is made for any reason, (b) any Tranche Period for which Yield is computed by reference to Term SOFR and a reduction of the Investment Amount of the relevant Tranche is made for any reason, in each case, on any day other than the last day of such Tranche Period, or (c) any Tranche Period for which Yield is computed by reference to the Eurocurrency Rate and a reduction of the Invested Amount of the relevant Tranche is made for any reason, in each case, on any day other than the last day of such Tranche Period, the sum of (i) the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Tranche Period or any Applicable Margin) which would have accrued during such Tranche Period (or, in the case of clause (a) above, during the period until the maturity of the underlying commercial paper tranches) on the reductions of the Invested Amount of the Tranche relating to such Tranche Period had such reductions not occurred, exceeds (B) the income, if any, received by the Conduit Purchaser or the Committed Purchaser which holds such Tranche from the investment of the proceeds of such reductions of the Invested Amount, plus (ii) the amount of any costs or expenses incurred in connection with the termination or reduction of any related Currency Hedge Agreements. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Conduit Purchaser or Committed Purchaser to the Seller and shall be conclusive and binding for all purposes, absent manifest error.
“Liquidity Agreement” means each of the liquidity facility agreements entered into between each Conduit Purchaser and its related Committed Purchaser or other financial institution.
“Liquidity Banks” means each of the Committed Purchasers and other financial institutions providing Liquidity Funding to a Conduit Purchaser pursuant to a Liquidity Agreement.
“Liquidity Commitment” means, as to each Liquidity Bank, its commitment under its related Liquidity Agreement.
“Liquidity Funding” means a purchase or funding by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of the Aggregate Invested Amount from a Conduit Purchaser.
“Local Business Day” means, with respect to any Originator or Sub-Servicer, any day excluding Saturday, Sunday and any day on which banks in London, Amsterdam or New York or the jurisdiction under the Laws of which such Originator or Sub-Servicer is organized are authorized or required by law to close, and, when used with respect to the determination of any Yield Rate for any currency, any day which is also a day for trading by and between banks in deposits in such currency in the London, European or other applicable interbank market and, when used with respect to the determination of the CP Rate, any day which is also a day when The Depository Trust Company, Euroclear Bank

S.A./N.V., as operator of the Euroclear system and Clearstream Banking, société anonyme, Luxembourg, as applicable, are open for trading.
“Local Currency” means any Approved Currency other than U.S. Dollars.
“Local Currency Distribution Amount” has the meaning specified in Schedule 12 (Methodology for Calculating Distributions Following a Facility Termination Date) attached hereto.
“Loss Horizon Ratio” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, the amount equal to (a) the aggregate amount of all sales (in U.S. Dollars or the Dollar Equivalent) which gave rise to Portfolio Receivables that were generated during the prior 4 Calculation Periods (where the Portfolio Receivables have weighted average payment terms of less than or equal to 30 days) or 4.25 Calculation Periods (where the Portfolio Receivables have weighted average payment terms of greater than 30 days but less than or equal to 40 days) or 4.50 Calculation Periods (where the Portfolio Receivables have weighted average payment terms of greater than 40 days but less than or equal to 50 days) or 4.75 Calculation Periods (where the Portfolio Receivables have weighted average payment terms of greater than 50 days but less than or equal to 60 days) or 5.25 Calculation Periods (where the Portfolio Receivables have weighted average payment terms of greater than 60 days but less than or equal to 70 days) divided by (b) the Net Eligible Receivables Balance as of the end of the Calculation Period immediately preceding such earlier Monthly Reporting Date.
“Loss Reserve Floor” means, at any time, the percentage not less than 8.0% and not greater than 15.0% specified by the Master Servicer in the most recent Portfolio Report.
“Loss Reserve Ratio” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, an amount (expressed as a percentage) that is calculated as follows:
LRR = SF x LR x LHR
where:
LRR    =    Loss Reserve Ratio;
SF    =    the Stress Factor;
LR    =    the “Loss Ratio”, defined as the highest three-month rolling average Default Ratio that occurred during the period of 12 consecutive Calculation Periods immediately preceding such earlier Monthly Reporting Date; and
LHR    =    the Loss Horizon Ratio.
“Majority Committed Purchasers” means Committed Purchasers representing more than 51% of the then outstanding Aggregate Commitment or, if the Aggregate Commitments have been reduced to zero, Committed Purchasers that represented more than 51% of the Aggregate Commitment immediately prior to such termination; provided that, subject to the terms of the relevant Program Support Agreement, so long as any Conduit Purchaser in any Purchaser Group holds any Investments hereunder, the Committed Purchasers in such Purchaser Group shall give any vote or direction hereunder only with the consent or at the direction of the related Purchaser Agent on behalf of such Conduit Purchaser.
“Master Servicer” means at any time the Person then authorized pursuant to Section 2.1 (Designation of Servicer; Power of Attorney) of the Servicing Agreement to administer and collect the Receivables.
“Material Adverse Effect” means, with respect to any event or circumstance or any Person, a material adverse effect, individually or in the aggregate with other events or circumstances, on: (a) the business, condition (financial or otherwise), prospects, operations or assets of a Transaction Party; (b) the ability of any Transaction Party to perform any of its obligations under any Transaction Document to which it is a party or the ability of any Secured Party to exercise any rights or remedies under any Transaction Document; (c) the legality, validity or enforceability of any Transaction Document to which any Transaction Party is a party; (d) the status, existence, perfection or priority of the rights, title and interest of the Seller, any Intermediate Transferor, the Administrative Agent or any Secured Party in and to the Portfolio Receivables, Collections or Related Security related thereto or any Facility Account, the Seller Collateral (taken as a whole) or any other Collateral (taken as a whole); or (e) the validity, enforceability or collectibility (if applicable) of all or any material portion of the Portfolio Receivables, Collections or Related Security related thereto, the Seller Collateral or any other Collateral.
“Material Subsidiaries” means, at any time, any Subsidiary of the Performance Undertaking Provider, which at such time is a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission. The Material Subsidiaries as of the Eighth Amendment and Restatement Effective Date are set forth on Schedule 11 (Material Subsidiaries).
“Mexican Account Security Agreement” means the Contrato de Fideicomiso pursuant to which a Fiduciario shall have opened the Mexican Collection Accounts with the Mexican Collection Account Bank.
“Mexican Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “Mexican Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“Mexican Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Mexican Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.
“Mexican Originator” has the meaning assigned to the term “Seller” in the Mexican RPA.
“Mexican Originator Operating Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “Mexican Originator Operating Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“Mexican Pesos” means the lawful currency of Mexico.
“Mexican RPA” means the Receivables Purchase Agreement, among the Mexican Originators, the Mexican Seller Agent and the Seller.

“Mexican Seller Agent” has the meaning assigned to the term “Seller Agent” in the Mexican RPA.
“Monthly Report” means a report substantially in the form of, and containing the information described in, Exhibit A-1 (Form of Monthly Report) to the Servicing Agreement duly completed and furnished by the Master Servicer pursuant to Section 2.3 (Reporting requirements) of the Servicing Agreement and containing the certification of the Master Servicer.
“Monthly Reporting Date” means the third (3rd) Business Day prior to each Settlement Date.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Eligible Receivables Balance” means at any time the Dollar Equivalent of an amount equal to:
(a)    the Total Eligible Receivables Balance at such time, minus
(b)    the Concentration Amount at such time.
“New Accordion Committed Purchasers” has the meaning specified in Section 2.21 (Accordion Increase).
“Obligor” means, with respect to any Receivable, each Person obligated to make payments in respect of such Receivable pursuant to a Contract.
“Obligor Concentration Factor” means, with respect to any Obligor (treating each Obligor and its Affiliates as if they were a single Obligor) as of any date of determination, the percentage, if applicable, specified (or the percentage resulting from the calculation specified) under the heading “Obligor Concentration Factor” in the grid immediately below; except that, with respect to Kraft Heinz Company, its “Obligor Concentration Factor” shall be the greater of (i) the percentage resulting from the calculation specified under the heading “Obligor Concentration Factor” in the grid immediately below and (ii) 4%.

Obligor’s Short-Term Debt Rating (S&P/Moody’s)	Obligor’s Long-Term Debt Rating (S&P/Moody’s)	Obligor Concentration Factor
A-1+/P-1	AA/Aa2 or better	Loss Reserve Floor
A-1/P-1	AA- to A+/Aa3 to A1	Loss Reserve Floor
A-2/P-2 or better (but less than A-1/P-1)	A to BBB+/A2 to Baa1	Loss Reserve Floor/2
A-3/P-3 or better (but less than A-2/P-2)	BBB to BBB-/Baa2 to Baa3	Loss Reserve Floor/3
Lower than A-3/P-3 or no Debt Rating	Lower than BBB-/Baa3 or no Debt Rating	Loss Reserve Floor/5

The Obligor Concentration Factor shall be based upon an Obligor’s short-term Debt Ratings unless no such short-term Debt Rating is available from either S&P or Moody’s, in which case such Obligor’s long-term Debt Ratings will be used.
In the event the ratings of any Obligor from S&P and Moody’s fall within different ratings levels, the Obligor Concentration Factor for such Obligor shall be determined using the lower rating.
To the extent that the Receivables owing by any Obligor are subject to Approved Credit Enhancement and the aggregate Outstanding Balance of Portfolio Receivables owing by such Obligor would otherwise exceed the then applicable Obligor Concentration Factor for such Obligor based on the applicable Debt Ratings of such Obligor, the rating of such credit enhancer will be used for the purpose of determining the applicable Obligor Concentration Factor.
“Obligor Concentration Limit” means, with respect to any Obligor at any time, the product of the Obligor Concentration Factor, if any, for such Obligor (treating each Obligor and its Affiliates as if they were a single Obligor), multiplied by the Total Eligible Receivables Balance at such time.
“Obligor Payables” means, with respect to any Obligor at any date of determination, the sum of the aggregate payables by the Transaction Parties to such Obligor at such time and the aggregate swap or hedge exposure of the Transaction Parties to such Obligor at such time.
“OFAC” shall have the meaning given to it in the definition of “Sanctions.”
“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles.
“Organizational Documents” of any Person means its memorandum and articles of association, articles or certificate of incorporation and by laws, limited liability agreement, partnership agreement or other comparable charter or organizational documents as amended from time to time.
“Original Termination Date” means December 17, 2024.
“Originator” means any Canadian Originator, Dutch Originator, French Orginator, German Originator, Hungarian Originator, Italian Originator, Mexican Originator, Polish Originator, Portuguese Originator, Spanish Originator or U.S. Originator.
“Originator Sale Agreement” means any of the Canadian RPA, the Dutch RPA, the French RPA, the German RPA, the Hungarian RPA, the Italian RPA, the Mexican RPA, the Polish RPA, the Portuguese RPA, the Spanish RPA and the U.S. RPA.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document, in each case, other than Excluded Taxes.
“Outstanding Balance” means, with respect to any Receivable at any time, the then outstanding principal amount thereof (in U.S. Dollars or the Dollar Equivalent), excluding any Finance Charges related thereto.
“Outstanding Receivables Report” means a report furnished by the Master Servicer pursuant to Section 2.3 (Reporting requirements) of the Servicing Agreement substantially in the form attached as Exhibit A-3 (Form of Outstanding Receivables Report) to the Servicing Agreement.
“Participant” has the meaning specified in Section 11.3(f) (Participations).
“Participating Member States” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Performance Undertaking” means the Amended and Restated Performance and Indemnity Agreement, dated as of the Twenty-Third Amendment Effective Date, among the Performance Undertaking Provider and the Administrative Agent.
“Performance Undertaking Assignment Effective Date” shall have the meaning assigned thereto in the Performance Undertaking.
“Performance Undertaking Provider” means Bunge Global.
“Periodic Term SOFR Determination Date” has the meaning specified in the definition of “Term SOFR”.
“Permitted Adverse Claim” means (a) any Adverse Claim created under the Security Documents or the other Transaction Documents, (b) any Adverse Claim in respect of taxes, assessments or other governmental charges or levies not yet due and payable or, in the case of any Transaction Party, the validity of which are being contested by such Transaction Party in good faith by appropriate proceedings and with respect to which appropriate reserves have been established in conformity with GAAP by such Transaction Party, (c) any Adverse Claim in respect of any Receivable which will be released on or prior to the sale or transfer (or purported sale or transfer) of such Receivable under an Originator Sale Agreement, (d) with respect to any Facility Account, any Adverse Claim of the bank or other financial institution at which such Facility Account is maintained and that arose in the ordinary course of business between the relevant account holder and such bank or other financial institution solely pursuant to the related account agreement (i.e., account fees, returned checks, and similar amounts) and not from any other relationship between the relevant account holder and such bank or other financial institution, and (e) any Adverse Claim resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which such Person shall at any time in good faith be prosecuting an appeal or proceeding for a review and with respect to which adequate reserves for losses or other appropriate revisions are being maintained in accordance with GAAP.
“Permitted Investments” means, with respect to any Seller Operating Account, any of the following investments denominated and payable solely in the Approved Currency for which such Seller Operating Account is maintained: (a) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the central government of any Approved Originator Jurisdiction, (b) insured demand deposits, time deposits, term deposits and certificates of deposit of any Eligible Account Bank that is organized under the laws of an Approved Originator Jurisdiction, (c) repurchase obligations with a term of not more than 45 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above, (d) money market funds rated in the highest ratings category by each of Moody’s and S&P (which rating, in the case of S&P, shall be AAAm or AAAmg and shall not have the “r” symbol attached to such rating and, in the case of Moody’s “P-1” or “Aaa” and “MR1+”), (e) commercial paper of any corporation incorporated under the laws of an Approved Originator Jurisdiction or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any “r” symbol attached to any such rating) by S&P and at least Prime-1 by Moody’s, and (f) cash.
“Person” means an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, Official Body or any other entity.
“Polish Account Security Agreement” has the meaning specified in the Polish RPA.
“Polish Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “Polish Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“Polish Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Polish Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.
“Polish Originator” has the meaning assigned to the term “Seller” in the Polish RPA.

“Polish RPA” means the Receivables Purchase Agreement, among the Polish Originator(s), the Polish Seller Agent and the Seller.
“Polish Seller Agent” has the meaning assigned to the term “Seller Agent” in the Polish RPA.
“Polish Zloty” and “PLN” each mean the lawful currency of Poland.
“Polish Zloty Limit” means the Dollar Equivalent amount of Polish Zloty equal to $200,000,000.
“Portfolio Event” means the occurrence of any of the following:
(a)    as at the end of any Calculation Period, the three-month rolling average Dilution Ratio exceeds 3.0%;
(b)    as at the end of any Calculation Period, the three-month rolling average Write-Off Ratio exceeds 1.0%;
(c)    as at the end of any Calculation Period, the three-month rolling average Delinquency Ratio exceeds 2.0%;
(d)    as of any Monthly Reporting Date, Days Sales Outstanding shall exceed 45 days; or
(e)    the occurrence of any event or circumstance which has a Material Adverse Effect on a Transaction Party.
“Portfolio Receivable” means any Receivable (other than a Receivable that has been repurchased or retransferred to an Originator or Intermediate Transferor pursuant to, and in accordance with, the Transaction Documents) (a) which has been sold and/or otherwise assigned (or purported to be sold and/or otherwise assigned) by an Originator to a Seller Party pursuant to an Originator Sale Agreement, and (b) if such Seller Party is other than the Seller, which has been sold or and/or otherwise assigned (or purported to be sold and/or otherwise assigned) by such Seller Party to the Seller, in each case, pursuant to an Intermediate Transfer Agreement. For the avoidance of doubt, (i) any Receivable repurchased or retransferred to an Originator or Intermediate Transferor shall, in accordance with the relevant Transaction Document, be released from the lien of this Agreement and no longer included in the Collateral and (ii) the Portfolio Receivables shall include both Sold Receivables and Unsold Receivables.
“Portfolio Report” means any Monthly Report or Weekly Report.
“Portuguese Account Security Agreement” has the meaning specified in the Portuguese RPA.
“Portuguese Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “Portuguese Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“Portuguese Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Portuguese Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.

“Portuguese Originator” has the meaning assigned to the term “Seller” in the Portuguese RPA.
“Portuguese RPA” means the Portuguese Receivables Purchase Agreement, dated the Closing Date, among the Portuguese Originator(s), the Portuguese Seller Agent, the Seller and the Administrative Agent.
“Portuguese Seller Agent” has the meaning assigned to the term “Seller Agent” in the Portuguese RPA.
“Potential Facility Termination Event” means an event that but for notice or lapse of time or both would constitute a Facility Termination Event or a Seller Termination Event.
“Potential Servicer Default” means an event that but for notice or lapse of time or both would constitute a Servicer Default.
“Prime Rate” means, with respect to any Tranche or other amount denominated in U.S. Dollars and any date, the rate of interest per annum equal to the “U.S. Prime Rate” as reported from time to time in the Money Rates Section of the Eastern Edition of The Wall Street Journal or, if The Wall Street Journal shall cease publication or cease publishing the “U.S. Prime Rate” on a regular basis, such other regularly published average prime rate applicable to commercial banks as is acceptable to the Administrative Agent in its discretion.
“Program Manager” means, with respect to a Conduit Purchaser, the Person (if any) identified on Schedule 1 (Purchaser Groups) as the “Program Manager” for such Conduit Purchaser.
“Program Support Agreement” means and includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of a Conduit Purchaser, the issuance of one or more surety bonds for which such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Purchaser to any Program Support Provider of the Investments funded by such Conduit Purchaser (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to such Conduit Purchaser in connection with such Conduit Purchaser’s commercial paper program, together with any letter of credit, surety bond, swap or other instrument issued thereunder.
“Program Support Provider” means, with respect to any Conduit Purchaser, each Committed Purchaser with respect to such Conduit Purchaser and any other Person now or hereafter extending credit, or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser or issuing a letter of credit, surety bond, swap or other instrument to support any obligations arising under or in connection with such Conduit Purchaser’s securitization program.
“Proposal” has the meaning specified in Section 5.3(f) (Changes to Sustainability Performance Targets, Sustainability Progress Targets and Sustainability Benchmark).
“Pro Rata Share” means, for any Committed Purchaser in any Purchaser Group (a) the Commitment of such Committed Purchaser, divided by the sum of the Commitments of all Committed Purchasers in such Purchaser Group and (b) after the Commitments of all the Committed Purchasers in such Purchaser Group have been terminated, the outstanding Invested Amount (in U.S. Dollars or the Dollar Equivalent) of the

Investments funded by such Committed Purchaser, divided by the outstanding Invested Amount (in U.S. Dollars or the Dollar Equivalent) of the Investments funded by all the Committed Purchasers in such Purchaser Group.
“Purchase Price” has the meaning specified in the applicable Originator Sale Agreement or Intermediate Transfer Agreement.
“Purchaser Agent” means, with respect to any Purchaser Group, the Person identified as the “Purchaser Agent” for such Purchaser Group on Schedule 1 together with any successor thereto in such capacity appointed pursuant to Section 9 (The Purchaser Agents) and any Person that becomes a Purchaser Agent for a new Purchaser Group pursuant to Section 11.3(i) (New Purchaser Groups).
“Purchaser Agent’s Account” means, with respect to any Purchaser Agent, the account of the Purchaser Agent identified on Schedule 1 (Purchaser Groups), or such other account as such Purchaser Agent may designate in writing to the Seller, the Master Servicer and the Administrative Agent.
“Purchaser Agent Fee Letter” has the meaning specified in Section 2.4(b) (Yield and Fees).
“Purchaser Group” means a group consisting of one or more Conduit Purchasers, one or more Committed Purchasers and a Purchaser Agent for such Purchasers, as specified on Schedule 1 (Purchaser Groups) or in the Joinder Agreement pursuant to which such Purchaser Group is established pursuant to Section 11.3(i) (New Purchaser Groups).
“Purchaser Group Limit” means, with respect to any Purchaser Group, the aggregate Commitment(s) of the Committed Purchaser(s) in such Purchaser Group.
“Purchaser Group Percentage” means, for any Purchaser Group, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is the aggregate Commitments of all Committed Purchasers in such Purchaser Group and the denominator of which is the Aggregate Commitment.
“Purchaser Representative” has the meaning specified in Section 11.6(b) (Confidentiality).
“Purchasers” means, collectively, the Committed Purchasers and the Conduit Purchasers.
“Quotation Day” means, with respect to any Investment and any Tranche Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Investment for delivery on the first day of such Tranche Period, as determined by the Administrative Agent. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.
“Rebalanced Dollar Distribution Amount” has the meaning specified in Schedule 12 (Methodology for Calculating Distributions Following a Facility Termination Date) attached hereto.
“Rabobank” means Coöperatieve Rabobank U.A.

“Rate Type” means the Adjusted Eurocurrency Rate, Term SOFR, the Base Rate or the CP Rate.
“Rating Agencies” means, on any date of determination, the rating agencies then rating Commercial Paper at the request of any Conduit Purchaser.
“Rating Agency Condition” means, with respect to any event or circumstance, that each Rating Agency then rating the Commercial Paper of any Conduit Purchaser shall have confirmed to such Conduit Purchaser that such event or circumstance will not cause its rating of such Conduit Purchaser’s Commercial Paper to be reduced or withdrawn.
“Receivable” means any indebtedness and other payment obligations of any Obligor resulting from the provision or sale of merchandise, goods or services by an Originator, including the right to payment of any interest or Finance Charges, value added taxes or sales taxes, late payment charges, delinquency charges, extension or collection fees.
“Records” means, with respect to any Receivable, all Contracts, purchase orders, invoices, customer lists, credit files and other agreements, documents, books, records (including records relating to billing and collection matters) and other media for the storage of information including tapes, disks, punch cards, computer software and databases (including such licenses, sublicenses and/or assignments of contracts as may be required for the use of services and computer software that relate to the servicing of the Receivables) and related property with respect to the Receivable, the Related Security or the related Obligors.
“Reference Time” means, with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 11:00 a.m. (New York City time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Eurocurrency Rate with respect to an Approved Currency other than U.S. Dollars, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting and (3) if such Benchmark is not Eurocurrency Rate or Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning specified in Section 11.3(d) (Register).
“Reinvestment” has the meaning specified in Section 2.6(a) (Collections prior to Facility Termination Date).
“Related Security” means, with respect to any Receivable, all of the applicable Originator’s, applicable Intermediate Transferor’s or Seller’s, as applicable, right, title and interest in, to and under:
(a)    all security interests, hypothecs, reservations of ownership, liens or other Adverse Claims and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements, registrations, hypothecs, charges or other similar filings or instruments against an Obligor and all security agreements describing any collateral securing such Receivable;
(b)    all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise (provided that it is understood and agreed that notwithstanding anything herein or in any other Transaction Document to the contrary (i) no Transaction Party shall be required to take any action to cause any such guarantee, insurance or other agreement or arrangement to be transferred to or for the benefit of, or otherwise assigned, to the Administrative Agent or any Purchaser to the extent any such transfer or assignment requires the consent of any Person (other than a Transaction Party) or is prohibited by applicable Law, and (ii) any amounts received by any Transaction Party in respect of, or otherwise in connection with, such guarantee, insurance or other agreement or arrangement shall constitute “Related Security” for all purposes of the Transaction Documents, including any obligation of any Transaction Party under the Transaction Documents to promptly deposit amounts received in respect of Collections to a Facility Account);
(c)    all Records related to such Receivable;
(d)    any and all goods (including Returned Goods, if any) and documentation or title evidencing the shipment or storage of any goods, the sale of which by the applicable Originator gave rise to such Receivable;
(e)    all of the Seller’s and the applicable Intermediate Transferor’s right, title and interest in, to and under the Transaction Documents; and
(f)    all Collections and proceeds of the foregoing.
“Release” has the meaning specified in Section 2.6(e)(vi) (Collections prior to Facility Termination Date).
“Relevant Governmental Body” means, (a) with respect to a Benchmark Replacement in respect of Tranches denominated in U.S. Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, (b) with respect to a Benchmark Replacement in respect of Tranches denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (c) with respect to a Benchmark Replacement in respect of Tranches denominated in any other Approved Currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (C) the Financial Stability Board or any part thereof.
“Reporting Date” means any date on which a Portfolio Report is required to be delivered by the Master Servicer pursuant to Section 2.3 (Reporting requirements) of the Servicing Agreement.
“Representatives” has the meaning specified in Section 11.6(a) (Confidentiality).
“Required Committed Purchasers” means Committed Purchasers representing more than 66 2/3% of the then outstanding Aggregate Commitment or, if the Aggregate Commitments have been reduced to zero, Committed Purchasers that represented more than 66 2/3% of the Aggregate Commitment immediately prior to such termination; provided that, subject to the terms of the relevant Program Support Agreement, so long as any Conduit Purchaser in any Purchaser Group holds any Investments hereunder, the Committed Purchasers in such Purchaser Group shall give any vote or direction hereunder only with the consent or at the direction of the related Purchaser Agent on behalf of such Conduit Purchaser.
“Reserve Percentage” means the sum of (a) the greater of (i) the sum of (x) the Loss Reserve Ratio and (y) the Dilution Reserve Ratio, and (ii) the Floor Reserve Percentage; and (b) the Yield Reserve Ratio.
“Responsible Officer” means, with respect to any Transaction Party, the president, any vice president, a secretary, a director, any duly authorized officer, the chief financial officer, the treasurer, the comptroller, the assistant comptroller, the assistant treasurer, assistant secretary or, to the extent any of the foregoing are not recognized in a jurisdiction, the equivalent thereof in such jurisdiction, of such Transaction Party, or any other officer of such Transaction Party customarily performing functions similar to those performed by any of the above designated officers.
“Restricted Party” means any Person listed:
(a)    in the Annex to the Executive Order;
(b)    on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC; or
(c)    in any successor list to either of the foregoing.
“Restricted Payments” has the meaning specified in Section 5.1(n) (Distributions, etc.).
“Restricted Person” means a Person that is:
(a)    listed on, or owned 50% or more by or controlled by a Person listed on any applicable Sanctions List; or
(b)    located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a Person located in or organized under the laws of a country or territory that is the target of any applicable country-wide Sanctions.
For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The term “controlled” has the meaning correlative thereto.
“Retention Holder” means Koninklijke Bunge B.V. in its capacity as Subordinated Lender.
“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been received with respect to the full Unpaid Balance of the related Receivables.

“RIBA Advance” means any amount paid by an Italian Originator to an Italian Collection Account Bank in respect of any amount credited by such Italian Collection Account Bank to an Italian Collection Account in respect of a payment to be made by an Obligor of a Portfolio Receivable via the RIBA system and in respect of which such Obligor subsequently defaulted in the making of such payment via the RIBA system.
“RIBA Dilution” means any reduction in the funds on deposit in any Italian Collection Account by an Italian Collection Account Bank in respect of any amount credited or otherwise advanced by such bank or financial institution in respect of a payment to be made by an Obligor of a Portfolio Receivable via the RIBA system and in respect of which such Obligor subsequently defaulted in the making of such payment via the RIBA system.
“Risk Retention Requirements” has the meaning specified in Section 5.5 (Securitisation Regulations).
“Rome 1 Convention” means the Rome I Regulation (EU Regulation 593/2008) on the law applicable to contractual obligations as such may be amended from time to time.
“Rule 17g-5” means Rule 17g-5 under the U.S. Securities Exchange Act of 1934 as such may be amended from time to time, and subject to such clarification and interpretation as has been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC Business.
“Sanctioned Country” means any country or territory subject to comprehensive economic sanctions, trade restrictions or restrictive measures that broadly prohibit or restrict dealings with such country or territory (currently the Crimea Region of Ukraine, the so-called People’s Republic of Donetsk, the so-called Republic of Luhansk, the Russian-occupied portions of the Ukrainian Zaporizhzhia and Kherson, Cuba, Iran, North Korea and Syria).
“Sanctions” means any applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(a)    the United States government;
(b)    the United Nations;
(c)    the European Union;
(d)    the United Kingdom;
(e)    the relevant authorities of Switzerland;
(f)    the Canadian government; or
(g)    the respective governmental institutions and agencies of any of the foregoing,

including without limitation, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”), the United States Department of State, and His Majesty’s Treasury (together “Sanctions Authorities”).
“Sanctions Authorities” shall have the meaning given to it in the definition of “Sanctions”.
“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by His Majesty’s Treasury, or any similar applicable list issued or maintained or made public by any of the Sanctions Authorities.
“Scheduled Commitment Facility Termination Date” means, with respect to any Committed Purchaser, (a) the Original Termination Date, or (b) if the same is extended from time to time pursuant to the terms and conditions set forth under Section 2.20 (Extension of Scheduled Commitment Facility Termination Date), the date selected in accordance with Section 2.20(a); provided that the Scheduled Commitment Facility Termination Date may not be extended beyond the Final Termination Date without the consent of each Purchaser Agent.
“Secured Parties” means, collectively, the Purchasers, each Agent and each other Indemnified Party.
“Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, and amending Directives 2009/65/EC, 2009/138/EC and 2011/61/EU and Regulations (EC) No. 1060/2009 and (EU) No. 648/2012, as amended from time to time.
“Securitisation Regulation Rules” means the Securitisation Regulation together with all regulatory technical standards, implementing technical standards, guidelines, guidance or Q&A responses published in relation thereto or applicable pursuant to any transitional provisions or arrangements under the Securitisation Regulation, in each case as amended from time to time.
“Security Documents” means each Account Security Agreement and each other security agreement, deed of charge or other analogous agreement executed or delivered from time to time by the Seller or any Transaction Party pursuant to, or in connection with, the transactions contemplated by the Transaction Documents.
“Seller” means Bunge Securitization B.V., a private limited liability company organized under the laws of the Netherlands.
“Seller Collateral” has the meaning set forth in Section 12.9(a) (Security Interest).
“Seller Event” means a “Seller Event” under, and as defined in, any Originator Sale Agreement.
“Seller Guaranteed Obligations” has the meaning set forth in Section 12.1 (Seller Payment Obligations).
“Seller Guaranty” has the meaning set forth in Section 12.1 (Seller Payment Obligations).

“Seller Operating Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Seller Operating Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“Seller Operating Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Seller Operating Account Bank”, as such Schedule may be amended from time to time in accordance herewith.
“Seller Party” means the Seller or any Intermediate Transferor.
“Seller Payout Date” means a “Seller Payout Date” under, and as defined in, any Originator Sale Agreement.
“Seller Termination Date” means the “Termination Date” under, and as defined in, any Originator Sale Agreement.
“Seller Termination Event” means a “Seller Termination Event” under, and as defined in, any Originator Sale Agreement.
“Servicer Default” has the meaning specified in Section 2.9 (Servicer Default) of the Servicing Agreement.
“Servicer Parties” means, collectively, the Master Servicer and the Sub-Servicers.
“Servicing Agreement” means the Servicing Agreement, dated the Closing Date among the Master Servicer, the Seller, the Italian Intermediate Transferor, the Originators and the Administrative Agent.
“Servicing Fee” has the meaning specified in Section 2.10 (Servicing Fee) of the Servicing Agreement.
“Servicing Fee Percentage” means 0.50% per annum or, following a Servicer Default and the appointment of a successor Master Servicer pursuant to, and in accordance with, the Transaction Documents, such other rate per annum as may be reasonably agreed by such successor Master Servicer and the Administrative Agent (with the prior written consent of the Required Committed Purchasers).
“Settlement Date” means the sixteenth (16th) day of each calendar month or, if such day is not a Business Day, the immediately following Business Day; provided, however, that (i) at any time Weekly Reports are required to be delivered by the Master Servicer, the Settlement Date shall be the third (3rd) Business Day following the required date of delivery of the Weekly Report under the Servicing Agreement and (ii) on and after the occurrence of the Facility Termination Date, the Settlement Date shall be each Business Day specified by the Administrative Agent in its sole discretion.
“Settlement Date Investment” means each Investment on a Settlement Date made by the Purchasers to refinance the Aggregate Invested Amount maturing on such Settlement Date in accordance with Section 2.1(d).
“Seventh Amendment and Restatement Effective Date” means 12:01 a.m. New York time on November 16, 2022.
“Sixth Amendment and Restatement Effective Date” means March 31, 2022.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Adjustment” means, with respect to Term SOFR or Daily Simple SOFR, 0.10% per annum.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Sold Assets” has the meaning specified in Section 2.1(a) (The Purchases).
“Sold Receivables” means, collectively, (i) the Portfolio Receivables designated by the Seller (or the Master Servicer on its behalf) as “Sold Receivables” on the Seventh Amendment and Restatement Effective Date in accordance with Section 1.5 (Re-transfer of Certain Receivables), (ii) all additional Portfolio Receivables designated by the Seller (or the Master Servicer on its behalf) as “Sold Receivables” with respect to all subsequent Investments made hereunder on and after the Seventh Amendment and Restatement Effective Date and (iii) all additional Portfolio Receivables designated by the Seller (or the Master Servicer on its behalf) as “Sold Receivables” and transferred by the Seller in connection with a Reinvestment.
“Sold Receivables Collections” means all Collections received with respect to Sold Receivables.
“Solvent” means (a) with respect to any German Originator, that such entity is neither unable to pay its debts as they fall due (Zahlungsunfähigkeit), nor is over indebted (Überschuldung), nor is threatened with insolvency (drohende Zahlungsunfähigkeit) nor has commenced negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in §§ 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung), (b) with respect to any Mexican Originator, such entity generally complies with its payment obligations and does not qualify as “insolvent” in terms of the Mexican Ley de General de Concursos Mercantiles and (c) with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spanish Account Security Agreement” has the meaning specified in the Spanish RPA.
“Spanish Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “Spanish Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“Spanish Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Spanish

Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.
“Spanish Originator” has the meaning assigned to the term “Seller” in the Spanish RPA.
“Spanish RPA” means the Spanish Receivables Purchase Agreement, dated the Closing Date, among the Spanish Originator(s), the Spanish Seller Agent, the Seller and the Administrative Agent.
“Spanish Seller Agent” has the meaning assigned to the term “Seller Agent” in the Spanish RPA.
“Specified Deemed Collection Sections” means Section 2.8 (Deemed Collections; application of payments) of this Agreement and Section 2.13 (Deemed Collections) of the Servicing Agreement.
“Specified Seller Termination Event” means any Seller Termination Event other than the one described in Section 7.1(h) of the applicable Originator Sale Agreement.
“Spot Rate” means on any day, for the purpose of determining the Dollar Equivalent of any Local Currency, the rate at which such Local Currency may be exchanged into U.S. Dollars, at the end of the day London time, on such day on the Bloomberg or Reuters screen (Reuters Identification Code (RIC): FXBENCH) for such currency. In the event that such rate does not appear on either the Bloomberg or Reuters screen, the Spot Rate shall be determined by reference to the euro foreign exchange reference rate displayed on the appropriate page of the website of the European Central Bank (the URL of such page as at the date of this Agreement being http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html); provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Statutory Reserves” means, with respect to any Committed Purchaser and any Investment made in any currency (other than U.S. Dollars), any currency, maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Bank of England, the Financial Services Authority, the European Central Bank or other Official Body for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined, in each case expressed as a percentage of the Invested Amount in respect of such Investment, as determined by the Administrative Agent. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Stress Factor” means 2.50.
“Structuring Agent” means Rabobank.
“Sub-Servicer” has the meaning specified in Section 2.5 (Sub-Servicers) of the Servicing Agreement.
“Subordinated Lender” has the meaning specified in the Subordinated Loan Agreement.
“Subordinated Loan” has the meaning specified in the Subordinated Loan Agreement.

“Subordinated Loan Agreement” means the Subordinated Loan Agreement, dated the Closing Date, between the Seller, the Administrative Agent, the Master Servicer and the Subordinated Lender.
“Subordinated Loan Investment Request” has the meaning specified in the Subordinated Loan Agreement.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person.
“Sustainability Benchmark” means the table set out in Schedule 7 (Sustainability Benchmark).
“Sustainability Certificate” means a certificate substantially in the form set out in Exhibit F (Form of Sustainability Certificate).
“Sustainability Certificate Due Date” has the meaning specified in Section 5.3(e) (Provision and Contents of Sustainability Certificate).
“Sustainability Co-ordinator” means Crédit Agricole Corporate & Investment Bank.
“Sustainability Discount” has the meaning specified in Schedule 8 (Sustainability Adjustments).
“Sustainability Margin Adjustment” means a Sustainability Discount or a Sustainability Premium, as applicable.
“Sustainability Performance Target” means each of Sustainability Performance Target 1, Sustainability Performance Target 2, Sustainability Performance Target 3, Sustainability Performance Target 4 and Sustainability Performance Target 5.
“Sustainability Performance Target 1” means [***].
“Sustainability Performance Target 2” means [***].
“Sustainability Performance Target 3” means [***].
“Sustainability Performance Target 4” means [***].
“Sustainability Performance Target 5” means [***].
“Sustainability Premium” has the meaning set out in Schedule 8 (Sustainability Adjustments).
“Sustainability Progress Target” means each of Sustainability Progress Target 4 and Sustainability Progress Target 5.

“Sustainability Progress Target 4” means, in respect of Sustainability Performance Target 4, the progress target specified in the row for Sustainability Performance Target 4 in Schedule 7 (Sustainability Benchmark).
“Sustainability Progress Target 5” means, in respect of Sustainability Performance Target 5, the progress target specified in the row for Sustainability Performance Target 5 in Schedule 7 (Sustainability Benchmark).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings or other charges of any nature whatsoever imposed by any Official Body.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term SOFR” means:
(a)    for any calculation with respect to Tranche denominated in U.S. Dollars, the Term SOFR Reference Rate for a tenor comparable to the applicable Tranche Period (provided, that if such Tranche Period is one week, such Tranche Period will be deemed to have a tenor of one month for purposes of this definition) on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Tranche Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)    for any calculation with respect to a Base Rate on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term

SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term SOFR Tranche” has the meaning specified in Section 2.12 (Illegality).
“Total Eligible Receivables Balance” means at any time the Dollar Equivalent of an amount equal to:
(a)    the aggregate Outstanding Balance of Portfolio Receivables that qualify as Eligible Receivables at such time, minus
(b)    the Credit Note Reduction at such time, minus
(c)    if the Applicable S&P Rating is below “BBB-” (or withdrawn or suspended) and the Applicable Moody’s Rating is below “Baa3” (or withdrawn or suspended), the aggregate Obligor Payables at such time, minus
(d)    the Accrual Reserve at such time.
“Tranche” has the meaning specified in Section 2.10 (Tranches).
“Tranche Period” means, with respect to any Tranche (a) initially the period commencing on (and including) the applicable Investment Date and ending on (and excluding) the next Settlement Date and (b) thereafter, each successive period commencing on (and including) the last day of the immediately preceding Tranche Period for such Tranche and ending on (and excluding) the next succeeding Settlement Date; provided that:
(i)    any Tranche Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided that if Yield in respect of such Tranche Period is computed by reference to the Adjusted Eurocurrency Rate, and such Tranche Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Tranche Period shall end on the next preceding Business Day);
(ii)    in the case of any Tranche Period of one day (A) if such Tranche Period is the initial Tranche Period for a Tranche, such Tranche Period shall be the applicable Investment Date, (B) any subsequently occurring Tranche Period which is one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period and, if the immediately preceding Tranche Period is one day, be the day next following such immediately preceding Tranche Period and (C) if such Tranche Period occurs on a day immediately preceding a day which is not a Business Day, such Tranche Period shall be extended to the next succeeding Business Day;
(iii)    in the case of any Tranche Period for any Tranche which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Tranche Period shall end on the Facility Termination Date and the duration of each Tranche Period which commences on or after the Facility Termination Date shall be as selected by the applicable Purchaser Agent; and
(iv)    any Tranche Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of the Purchaser Agent, at any time, in which case the Tranche allocated to such terminated Tranche Period shall be allocated to a new Tranche Period commencing on (and including) the date of such termination and ending on (but excluding) the next Settlement Date, and shall accrue Yield at the Alternate Rate.
“Transaction” means the transaction described in and contemplated by the Transaction Documents.
“Transaction Documents” means this Agreement, the Bank Release Agreements, the Intermediate Transfer Agreements, the Originator Sale Agreements, the Servicing Agreement, the Security Documents, the Performance Undertaking, the Subordinated Loan Agreement, the Fee Letters and all other instruments, documents and agreements executed and/or delivered pursuant to or in connection therewith.
“Transaction Parties” means, collectively, the Seller, each Originator, the Performance Undertaking Provider, the U.S. Intermediate Transferor, the Master Servicer (so long as it is an Originator or an Affiliate thereof), each Sub-Servicer (so long as it is an Originator or an Affiliate thereof) and any Subordinated Lender.
“Transaction Party Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller or any other Transaction Party in any capacity to the Secured Parties arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include all obligations of the Seller in respect of the Seller Guaranty, Aggregate Invested Amount, Yield accrued and to accrue to maturity with respect to all Tranche Periods at such time, Fees, and all other amounts owed and payable (whether or not due and payable) by the Seller or any other Transaction Party under or in connection with this Agreement or any other Transaction Document (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), including interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding (including any Event of Bankruptcy) with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding).
“Transaction SPV” means the Seller and the U.S. Intermediate Transferor.
“Twenty-Third Amendment Effective Date” means June 21, 2023.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
“U.K. Account Security Agreement” means that certain Deed of Charge, dated as of June 1, 2011, between the Seller and the Administrative Agent.
“Unadjusted Applicable Margin” means the percentage per annum as may be agreed from time to time in a letter agreement among the Administrative Agent, the Purchaser Agents and the Master Servicer.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uncollectible” means a Portfolio Receivable which is not collectible because of the financial inability of the relevant Obligor to pay such Portfolio Receivable.
“Unpaid Balance” means, with respect to any Receivable at any time, the unpaid amount of such Receivable at such time, excluding any Finance Charges.
“Unsold Receivables” means, at any time, all Portfolio Receivables that are not then Sold Receivables.
“Unsold Receivables Collections” means any Collections received with respect to Unsold Receivables.
“U.S.” means the United States of America.
“U.S. Account Security Agreement” has the meaning specified in the U.S. RPA.
“U.S. Collection Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) hereto under the heading “U.S. Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.
“U.S. Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “U.S. Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.
“U.S. Dollar Only Purchaser” means any Purchaser that only funds Incremental Investments denominated in U.S. Dollars.
“U.S. Dollar Only Purchaser Group” means a Purchaser Group in which a U.S. Dollar Only Purchaser is the Purchaser, subject to the prior written consent of each Purchaser Agent (not to be unreasonably withheld).
“U.S. Dollars” and “$” each mean the lawful currency of the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Intermediate Transfer Agreement” means the U.S. Intermediate Transfer Agreement, dated the Closing Date, between the U.S. Intermediate Transferor and the Seller.
“U.S. Intermediate Transferor” means Bunge North America Capital, Inc., a Delaware corporation.
“U.S. Originator” has the meaning assigned to the term “Seller” in the U.S. RPA.
“U.S. RPA” means the U.S. Receivables Purchase Agreement, dated the Closing Date, among the U.S. Originator(s), the U.S. Seller Agent and the U.S. Intermediate Transferor.
“U.S. Seller Agent” has the meaning assigned to the term “Seller Agent” in the U.S. RPA.
“Variation End Date” has the meaning specified in Section 5.3(f) (Changes to Sustainability Performance Targets, Sustainability Progress Targets and Sustainability Benchmark).
“Varied Targets” has the meaning specified in Section 5.3(f) (Changes to Sustainability Performance Targets, Sustainability Progress Targets and Sustainability Benchmark).
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Voting Stock” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weekly Report” means a report furnished by the Master Servicer pursuant to Section 2.3 (Reporting requirements) of the Servicing Agreement substantially in the form attached as Exhibit A-2 (Form of Weekly Report) to the Servicing Agreement.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Write-Off Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing (a) the aggregate amount (in U.S. Dollars or the Dollar Equivalent) of Portfolio Receivables which were written-off as Uncollectible during that Calculation Period, by (b) the Outstanding Balance of Receivables as of the last day of the Calculation Period prior to such immediately preceding Calculation Period.
“Yield” means, for any Tranche and any Tranche Period, the sum of:
(a)    for each day during such Tranche Period, the result of the following:

plus
(b)    the Liquidation Fee, if any, for such Tranche for such Tranche Period where:
YR    =    the Yield Rate for such Tranche for such day;
IA    =    the aggregate Invested Amount of such Tranche on such day;
Y    =    (a) in the case of a Tranche denominated in U.S. Dollars accruing interest at the Base Rate or a Tranche denominated in Canadian Dollars accruing interest at the Eurocurrency Rate by reference to the Canadian Benchmark, 365 or 366, as applicable, and (b) in the case of any other Tranche, 360 (or, in the event the practice of the relevant interbank market differs, in accordance with such market practice);
provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law; and provided, further, that Yield for any Tranche shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Yield Rate” means, with respect to any Tranche for any day, (a) if such Tranche is funded on such day by any Conduit Purchaser through the issuance of Commercial Paper or a Committed Purchaser which is refinanced, directly or indirectly, through the issuance of Commercial Paper, the CP Rate plus the Applicable Margin and (b) otherwise, the Alternate Rate; provided that, and notwithstanding anything herein to the contrary, at all times that a Facility Termination Event has occurred and is continuing or following the declaration of the Facility Termination Date following the occurrence of a Portfolio Event, the Yield Rate for all Tranches shall be a rate per annum equal to the Default Rate.
“Yield Reserve Ratio” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, an amount (expressed as a percentage) that is calculated as follows:
YRR = SF x AR x (DSO/360)
where:
YRR    =    Yield Reserve Ratio;
SF    =    the Stress Factor;
AR    =    the sum of (i) the “Applicable Rate”, defined as the sum of (a) the one-month rate calculated as the weighted average Eurocurrency Rate or Term SOFR, as applicable, weighted by the Eurocurrency Tranche or Term SOFR Tranche, as applicable, sizes as of such Monthly Reporting Date plus (b) the Applicable Margin for Tranches funded with reference to the Eurocurrency Rate or Term SOFR, as applicable, and (ii) the Servicing Fee Percentage; and
DSO    =    the Days Sales Outstanding.

1.2    Other terms
All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (c) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (d) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (e) the term “including” means “including without limitation”; (f) references to any Law refer to that Law as amended or re-enacted from time to time and include any successor Law; (g) references to any agreement refer to that agreement as from time to time amended, supplemented or novated or as the terms of such agreement are waived or modified in accordance with its terms; (h) references to any Person include that Person’s successors and permitted assigns; (i) references to “set-off” shall include analogous rights under applicable Law, (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (k) where in any Transaction Document there is an obligation to “perfect” a transfer, assignment, charge or other transaction, that shall be construed as an obligation to take all steps necessary in all relevant jurisdictions to make such transfer or other transaction valid as between the transferring parties and any creditor or hypothetical creditor of the transferor, including in any applicable insolvency proceedings; (l) where it relates to a Dutch entity or Dutch security a reference to:
(i)    “necessary action to authorize” where applicable, includes without limitation (A) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and (B) obtaining either an unconditional positive advice (advies) or a conditional positive advice, which conditions have been fulfilled, from the competent works council(s) if a positive advice is required pursuant to the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);
(ii)    a “board of directors” means a managing board (bestuur);
(iii)    a “director” means a managing director (bestuurder);
(iv)    a “security interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);
(v)    a “winding-up”, “administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding);

(vi)    a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend;
(vii)    any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);
(viii)    a “liquidator” includes a curator;
(ix)    an “administrator” includes a bewindvoerder;
(x)    an “attachment” includes a beslag;
(xi)    “gross negligence” means grove schuld;
(xii)    “willful misconduct” means opzet;
(xiii)    a merger includes a juridische fusie;
(xiv)    “insolvency” includes a bankruptcy (faillissement), moratorium (surseance van betaling) and or any resolution proceedings within the meaning of Section 3A of the Wft; and
(xv)    a “Subsidiary” includes a dochtermaatschappij as in section 2:24a of the Dutch Civil Code; and
(m)    where it relates to a Polish entity or Polish security a reference to:
(i)    a “board of directors” means a managing board (zarząd);
(ii)    a “director” means a managing director (członek zarządu);
(iii)    a “security interest” includes any mortgage (hipoteka), pledge (zastaw), registered pledge (zastaw rejestrowy), financial pledge (zastaw finansowy), security transfer of the ownership (przewłaszczenie na zabezpieczenie), surety (poręczenie), guarantee (gwarancję) and any other agreement or legal transaction or instrument the effect of which is to create a security interest in rem or of a legal or contractual nature and a declaration of submission to enforcement (oświadczenie o poddaniu się egzekucji);
(iv)    a “winding-up” or “dissolution” includes a liquidation (likwidacja) or dissolution (rozwiązanie);
(v)    a “liquidator” includes a likwidator;
(vi)    an “administrator” includes a syndyk, nadzorca sądowy, tymczasowy nadzorca sądowy, zarządca, nadzorca układu, sędzia komisarz, zarządca tymczasowy, zarządca przymusowy established under the Polish Bankruptcy Law of 28 February 2003 (as amended) and/or the Polish Restructuring Law of 15 May 2015 (as amended), and/or Polish Act on Registered Pledges and the Pledge Register of 6 December 1996 (as amended), and/or Polish Civil Procedure Code of 17 November 1964 (as amended); and

(vii)    “insolvency” “composition”, “administration”, “reorganization” includes a bankruptcy (upadłość), any restructuring procedure (postępowanie restrukturyzacyjne) and or any resolution proceedings within the meaning of Polish Bankruptcy Law of or Polish Restructuring Law.
1.3    Computation of time periods
Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.
1.4    SOFR Conforming Changes; Disclaimer
(a)    In connection with the use, administration of, or conventions associated with, Term SOFR, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will reasonably promptly notify the Seller of the effectiveness of any such Benchmark Replacement Conforming Changes.
(b)    The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation of, administration of, submission of, calculation of, or any other matter related to “Base Rate”, “Eurocurrency Rate”, “SOFR”, “Term SOFR” and the “Term SOFR Reference Rate”, any component definition thereof or rates referenced in the definition thereof or any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any then-current Benchmark or any Benchmark Replacement, (ii) any alternative, successor or replacement rate implemented pursuant to Section 2.13 (Alternate Rate of Interest), whether upon the occurrence of a Benchmark Transition Event and (iii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes, including without limitation, (A) whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as Base Rate, the existing Benchmark or any subsequent Replacement Benchmark prior to its discontinuance or unavailability (including Term SOFR or any other Benchmark), and (B) the impact or effect of such alternative, successor or replacement reference rate or Benchmark Replacement Conforming Changes). The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Base Rate or any Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Seller, any Purchaser or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Seller.
1.5    Re-transfer of Certain Receivables.
On the Seventh Amendment and Restatement Effective Date, on a one-time basis, the Purchasers hereby agree to sell, transfer and assign and hereby sell, transfer and assign to the Seller, and the Seller hereby agrees to purchase and assume and hereby purchases and assumes, all their respective right, title and interest in, to and under the Portfolio Receivables that are both in existence on the Seventh Amendment and Restatement Effective Date and not designated as “Sold Receivables”, together with all Related Security with respect thereto. In consideration for such sale, transfer and assignment, any and all obligations (including any payment obligations) of the Administrative Agent and any Purchaser, and any rights of the Seller, in respect of any Deferred Purchase Price under this Agreement prior to the Seventh Amendment and Restatement Effective Date are hereby irrevocably terminated and extinguished, and such Deferred Purchase Price shall be deemed to have been paid in full for all purposes. For the avoidance of doubt, the foregoing shall not derogate from the Seller’s grant of a security interest in the foregoing re-transferred Receivables and Related Security pursuant to Section 2.1(d) (The Purchases) and Section 12.9(a) (Security Interest) hereof. The sale, transfer and assignment pursuant to this Section shall not be construed to limit, or otherwise derogate from, any of the Administrative Agent’s or the Purchaser’s rights and interests (including any security interests), or any obligations or liabilities of the Seller or the Master Servicer (or any of their Affiliates), in either case, in, in respect of or with respect to any Unsold Receivables (including such re-transferred Receivables) or Related Security under this Agreement and the other Transaction Documents.
2.    AMOUNTS AND TERMS OF THE PURCHASES
2.1    The Purchases
(a)    On the terms and subject to the conditions hereof, the Seller hereby agrees to sell and assign and hereby sells, assigns and transfers to each Purchaser, and each Purchaser hereby agrees to purchase and accept and hereby purchases and accepts from the Seller, a pro rata share (calculated as such Purchaser’s Invested Amount as a percentage of the Aggregate Invested Amount) in all Sold Receivables, together with all Related Security with respect to Sold Receivables and all Collections with respect to Sold Receivables and all proceeds of or payments in respect of any and all of the foregoing, in each case existing on the Seventh Amendment and Restatement Effective Date or thereafter arising and acquired by the Seller from time to time and designated as Sold Receivables prior to the Facility Termination Date (in the aggregate, the “Sold Assets”). For administrative convenience, the Purchasers have appointed the Administrative Agent pursuant to Section 8 (The Administrative Agent) to take actions hereunder and under the other Transaction Documents with respect to the Sold Assets on behalf of the Purchasers in each Purchaser Group in accordance with the respective portions of the Sold Assets funded by that Purchaser Group from time to time. For the avoidance of doubt, the Administrative Agent shall have no right, title or interest in the Sold Assets but shall act as an agent on behalf of the Purchasers with respect to the Sold Assets for the benefit of each individual Purchaser in accordance to such Purchaser’s pro rata share, calculated as such Purchaser’s Invested Amount as a percentage of the Aggregate Invested Amount.

(b)    On the terms and subject to the conditions hereof (including Section 3 (Conditions of Purchases)), on the Initial Purchase Date and thereafter from time to time prior to the Facility Termination Date, each Conduit Purchaser may in its sole discretion and each Committed Purchaser shall, if the Conduit Purchaser in its related Purchaser Group elects not to do so, make Incremental Investments in the Sold Assets to purchase Sold Receivables and all Related Security with respect to Sold Receivables and Collections with respect to Sold Receivables, in an amount in any Approved Currency specified by the Seller (or the Master Servicer on behalf of the Seller) in accordance with Section 2.2(a), for each Purchaser Group, equal to its Purchaser Group Percentage of each Incremental Investment requested by the Seller pursuant to Section 2.2 (Purchase procedures); provided that the Seller may only specify Incremental Investments to be made by any applicable U.S. Dollar Only Purchaser that are denominated in U.S. Dollars; provided further that, after giving effect to such Incremental Investments:
(i)    the aggregate Invested Amount for any Purchaser Group shall not exceed its Purchaser Group Limit;
(ii)    the Aggregate Invested Amount shall not exceed the lesser of (A) the Facility Limit and (B) the Funding Base;
(iii)    the Dollar Equivalent of each Purchaser Group’s Invested Amounts shall equal the product of (1) such Purchaser Group’s Purchaser Group Percentage and (2) the Aggregate Invested Amount; provided however that, at any time that the aggregate Outstanding Balance of all Portfolio Receivables denominated in U.S. Dollars represents a percentage of the aggregate Outstanding Balance of all Portfolio Receivables that is less than any U.S. Dollar Only Purchaser Group’s Purchaser Group Percentage (such lower percentage of U.S. Dollar denominated Portfolio Receivables shall be referred to herein as the “Capped Purchaser Group Percentage”), the Dollar Equivalent of each Purchaser Group’s Invested Amounts shall equal the product of (1) the lesser of (x) such Purchaser Group’s Purchaser Group Percentage and (y) the Capped Purchaser Group Percentage and (2) the Aggregate Invested Amount; and
(iv)    the Dollar Equivalent of the aggregate outstanding Invested Amounts in respect of the Investments made by all Purchasers hereunder in Polish Zloty shall not exceed the Polish Zloty Limit.
(c)    The foregoing sale, assignment and transfer does not constitute and is not intended to result in the creation, or an assumption by the Administrative Agent, any Purchaser Agent or any Purchaser, of any obligation of the Seller, any Originator, the Master Servicer or any other Person under or in connection with the Sold Assets, all of which shall remain the obligations and liabilities of the Seller and the Master Servicer, as applicable.
(d)    The Seller, the Agents and the Purchasers intend that the sale, assignment and transfer of the Sold Assets to the Purchasers hereunder shall be treated as a sale for all purposes, other than tax purposes as further described below. If, notwithstanding the intent of the parties, such sale, assignment and transfer of the Sold Assets to the Purchasers is not treated as a sale for all purposes, other than tax purposes as further described below, such sale, assignment and transfer of the Sold Assets shall be treated as the grant of, and the Seller hereby does grant, a security interest in all right, title and interest of the Seller in, to and under (i) the

Sold Assets, (ii) all Transaction Documents, all Related Security and all Account Security Agreements, (iii) all other Collateral and (iv) all accounts, general intangibles, chattel paper, instruments, securities, financial assets, investment property, commercial tort claims, deposit accounts, documents, goods and letter-of-credit rights, supporting obligations, securities entitlements (in each case as defined in the UCC) and any and all other personal property and assets of any type or nature in which it has an interest, and all proceeds of the foregoing, in each case, to secure the payment and performance of the Seller’s obligations to the Administrative Agent (on behalf of the Purchasers) and the other Secured Parties hereunder and under the other Transaction Documents or as may be determined in connection therewith by applicable Law. For all federal, and applicable state and local, income and franchise tax purposes, the Seller and the Agents agree, and each Purchaser by acquiring an Investment agrees, to treat and report each Investment as indebtedness issued by the Seller. The parties hereto agree that each Investment shall be due and payable to the holder thereof on each Settlement Date. Each Conduit Purchaser that is a U.S. Person, or that otherwise is subject to U.S. federal income taxation on a net basis, which is funding all or any portion of its Investment by the issuance of Commercial Paper in an Approved Currency other than U.S. Dollars shall match fund such Commercial Paper (and any related hedging arrangements) to correspond to each Tranche Period.
On each Settlement Date prior to the Facility Termination Date (upon the terms and subject to the conditions hereof), each Conduit Purchaser may make a Settlement Date Investment in respect of its then-current outstanding Investment (and, to the extent such Conduit Purchaser decides not to make a Settlement Date Investment, its related Committed Purchasers shall make such Settlement Date Investment) in an amount equal to (and in repayment of) all then-current outstanding Investments (it being understood and agreed by the parties hereto that each such Settlement Date Investment shall constitute a new Investment by the relevant Purchaser hereunder). If the Aggregate Invested Amount is to decrease on a Settlement Date, each Settlement Date Investment made by the Purchasers on such date shall be reduced by their respective pro rata shares of the reduced Aggregate Invested Amount (and the reduction in the Aggregate Invested Amount shall be paid to the applicable Purchasers in the relevant Approved Currency in accordance with Section 2.6(f) hereof). If the Aggregate Invested Amount is to increase on a Settlement Date, each Settlement Date Investment by the Purchasers made on such date shall be increased by their respective pro rata shares of the increased Aggregate Invested Amount (i.e., through an Incremental Investment in accordance with the terms hereof). The Settlement Date Investments, any reductions in the Aggregate Invested Amount and any Incremental Investment shall all be set forth in a single Investment Request with respect to each Settlement Date, which Investment Request shall be delivered for each Settlement Date, regardless of whether the Aggregate Invested Amount is changing on such Settlement Date.
(e)    If there is more than one Committed Purchaser in a Purchaser Group, each such Committed Purchaser shall purchase its Pro Rata Share of such Purchaser Group’s Purchaser Group Percentage of each Investment, to the extent not purchased by the related Conduit Purchaser. In the event that one or more of such Committed Purchasers in any such Purchaser Group fails to purchase such Pro Rata Share as required hereunder, each of the other non-defaulting Committed Purchasers in such Purchaser Group shall purchase their Pro Rata Share (calculated without giving effect to such defaulting Committed Purchaser’s Commitment) of such

Purchaser Group’s Purchaser Group Percentage of such Investment subject to the other terms and conditions hereof (including Section 2.2(c)(iii) (Committed Purchaser’s Commitment)).
(f)    Each Incremental Investment in the Sold Assets hereunder shall be in a minimum Invested Amount equal to such amount as will ensure that after giving effect to such Incremental Investment (A) no Purchaser Group’s Purchaser Group Percentage of the Aggregate Invested Amount (including the Dollar Equivalent of all Investments to be made on the applicable Investment Date in each Approved Currency) would be less than $10,000,000, (B) each Purchaser Group’s Purchaser Group Percentage of the Aggregate Invested Amount with respect to Investments denominated in U.S. Dollars would be a minimum of $100,000 and (C) each Purchaser Group’s Purchaser Group Percentage of the Aggregate Invested Amount with respect to Investments denominated in a Local Currency would be a minimum of the Dollar Equivalent of $100,000 in each such Local Currency; provided that any U.S. Dollar Only Purchaser’s Invested Amounts shall only be denominated in U.S. Dollars.
(g)    The Seller (or the Master Servicer on its behalf) shall select and identify from the Portfolio Receivables all Sold Receivables to be sold pursuant to Section 2.01(a) in its sole discretion; provided, however, that (i) the Seller shall ensure that each Sold Receivable is an Eligible Receivable on the date when first included as a Sold Receivable, (ii) the Seller shall select Sold Receivables from the Portfolio Receivables on an invoice-by-invoice basis, and the Seller shall transfer pursuant to Section 2.01(a) 100% of its interest in any invoice that reflects Sold Receivables, such that all Receivables reflected or evidenced by such an invoice shall be included as Sold Receivables, and (iii) the Seller shall not permit the aggregate Outstanding Balance of Sold Receivables to exceed the Aggregate Invested Amount at any time. The Seller shall maintain (or cause the Master Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The Seller and Master Servicer shall, upon request by the Administrative Agent or any Purchaser Agent, cause all Sold Receivables to be identified on an Investment Request delivered in accordance with Section 2.2(a)(i) (Investment Request) and, at the request by Administrative Agent or any Purchaser Agent, the Seller or Master Servicer shall deliver a list of Sold Receivables that are outstanding as of the last day of the immediately preceding Calculation Period to the Administrative Agent.
2.2    Purchase procedures
(a)    Investment Request.
(i)    The Seller shall request an Incremental Investment hereunder by submitting (or causing the Master Servicer to execute and submit on behalf of the Seller) to the Administrative Agent a written notice, substantially in the form of Exhibit B (Form of Investment Request) (each, an “Investment Request”), prior to 11 a.m. (London time) on any Monthly Reporting Date (and the Administrative Agent shall forward such Investment Request to each Purchaser Agent by 12:00 noon (London time) on the same Business Day), requesting an Incremental Investment on the immediately following Settlement Date (each, an “Investment Date”), or such other times agreed upon by the Seller, the Master Servicer and the Agents.

(ii)    Each Investment Request shall, among other things (A) specify (I) the desired Approved Currencies for the requested Incremental Investment, determined in accordance with Section 2.2(e) (provided that the Seller may only request Incremental Investments to be made by any U.S. Dollar Only Purchaser that are denominated in U.S. Dollars), (II) for each such Approved Currency, the amount of the requested Incremental Investment and the Spot Rate used in determining the Dollar Equivalent thereof, (III) the Aggregate Invested Amount after giving effect to such Incremental Investment and (IV) upon the request of the Administrative Agent, all Portfolio Receivables that are, or effective upon the making of such Incremental Investment, will be, Sold Receivables and (B) certify that, after giving effect to the proposed Incremental Investment, (1) the Aggregate Invested Amount shall not exceed the lesser of (x) the Facility Limit and (y) the Funding Base and (2) the aggregate Outstanding Balance of all Sold Receivables (after giving effect to the addition of Portfolio Receivables to the Sold Receivables in connection with such Incremental Investment) shall not exceed the Aggregate Invested Amount. Each Investment Request shall be irrevocable and binding on the Seller.
(b)    Conduit Purchaser Acceptance or Rejection.
Each Purchaser Agent will promptly notify its related Conduit Purchasers of its receipt of any Investment Request. If a Conduit Purchaser rejects an Investment Request, the related Purchaser Agent shall promptly notify the related Committed Purchasers of such rejection.
(c)    Committed Purchaser’s Commitment.
(i)    If a Conduit Purchaser rejects an Investment Request, any Incremental Investment requested by the Seller in such Investment Request that would otherwise be made by such Conduit Purchaser shall be made by the related Committed Purchasers in its Purchaser Group on a pro rata basis in accordance with their respective Pro Rata Shares of such Incremental Investment.
(ii)    The obligations of any Committed Purchaser to make Incremental Investments hereunder are several from the obligations of any other Committed Purchasers (whether or not in the same Purchaser Group). The failure of any Committed Purchaser to make Incremental Investments hereunder shall not release the obligations of any other Committed Purchaser (whether or not in the same Purchaser Group) to make Incremental Investments hereunder, but no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make any Incremental Investment hereunder other than as described in Section 2.1(e) (The Purchases).
(iii)    Notwithstanding anything herein to the contrary, a Committed Purchaser shall not be obligated to fund any Incremental Investment at any time on or after the Facility Termination Date, at any time a Facility Event exists or would exist after making such Incremental Investment, or if, after giving effect thereto, the Dollar Equivalent of the aggregate outstanding Invested Amount of the Incremental Investment funded by such Committed Purchaser hereunder would exceed an amount equal to (A) such Committed Purchaser’s Commitment less (B) the Dollar Equivalent of such Committed Purchaser’s ratable share of the aggregate outstanding Invested Amount held by such Committed Purchaser or the Conduit Purchaser in such Committed Purchaser’s Purchaser Group; provided that any U.S. Dollar Only Purchaser’s Incremental Investments shall only be denominated in U.S. Dollars.
(d)    Disbursement of Funds.
On each Investment Date, each applicable Purchaser shall remit its share of the aggregate amount of the Incremental Investment requested by the Seller as determined above to the applicable Seller Operating Account specified therefor by (i) 4:00 p.m. (London time) for amounts in U.S. Dollars and CAD or (ii) 3:00 p.m. (London time) for amounts in other Approved Currencies by wire transfer of same day funds. Upon receipt of such funds by such deadline, the Administrative Agent shall remit such funds by (i) 4:00 p.m. (London time) for amounts in U.S. Dollars and CAD or (ii) 3:00 p.m. (London time) for amounts in other Approved Currencies to the account specified by the Seller (or the Master Servicer on its behalf) in the relevant Investment Request by wire transfer of same day funds (it being understood that if funds are not deposited by the applicable Purchasers by (i) 4:00 p.m. (London time) for amounts in U.S. Dollars and CAD or (ii) 3:00 p.m. (London time) for amounts in other Approved Currencies, the Administrative Agent may (but shall have no obligation to) remit such funds by (i) 4:00 p.m. (London time) for amounts in U.S. Dollars and CAD or (ii) 3:00 p.m. (London time) for amounts in other Approved Currencies). To the extent (i) the Administrative Agent remits any funds at the direction of the Seller or Master Servicer and any applicable Purchaser shall fail to remit its share of the aggregate amount of the Incremental Investment requested by the Seller as determined above within the timeframe set forth above, (ii) the Administrative Agent fails to remit any funds as required by the timeframe set forth above or as required by the timeframe set forth in Section 2.9(a) or (iii) any Purchaser shall fail to remit its share of any Incremental Advance by the timeframe set forth above, interest thereon shall be payable by the applicable late Person and accrue for the benefit of the applicable recipient on such amounts at the Default Rate.
(e)    Denomination of Investments.
Each Incremental Investment made by the Purchasers hereunder shall be denominated in an Approved Currency; provided that each Incremental Investment made by any U.S. Dollar Only Purchaser hereunder shall be denominated in U.S. Dollars. Notwithstanding anything herein or in any other Transaction Document to the contrary, the Seller shall not request any Incremental Investment, and the Purchasers shall not be obligated to make any such Incremental Investment, hereunder if, after giving effect thereto, the Dollar Equivalent of the aggregate Invested Amounts of the Investments held by the Purchasers in each Approved Currency would exceed the product of (A) the Currency Percentage for such Approved Currency set forth in the most recent Portfolio Report delivered under the Servicing Agreement (plus or minus 1.0%) and (B) the Net Eligible Receivables Balance. Notwithstanding the foregoing, the Seller may request an Incremental Investment denominated in U.S. Dollars or Euros, regardless of the Currency Percentage for such currency, if each Purchaser Agent has consented thereto and hedging agreements or hedging reserves satisfactory to the Purchaser Agents have been implemented with respect thereto; provided that the Seller may only request Incremental Investments denominated in U.S. Dollars to be made by any U.S. Dollar Only Purchaser.

(f)    Redenomination of Local Currencies.
(i)    Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Eighth Amendment and Restatement Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of yield expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of yield in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Investment in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Investment, at the end of the then current Tranche Period.
(ii)    Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (A) without limiting the liability of the Seller for any amount due under this Agreement and (B) without increasing any Commitment of any Committed Purchaser, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Eighth Amendment and Restatement Effective Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Investments denominated in Euro.
2.3    Use of proceeds
The Seller shall use the proceeds of the Investments only to (a) pay the Purchase Price for Receivables, pursuant to and in accordance with the terms of the Originator Sale Agreements and Intermediate Transfer Agreements, (b) refinance Investments denominated in one Approved Currency with Investments denominated in another Approved Currency for the purpose of satisfying the requirements set forth in Section 2.2(e) (Denomination of Investments) and (c) pay transaction fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by the Transaction Documents (with such fees, costs and expenses reflected in the applicable Discount Percentage deducted under the applicable Originator Sale Agreements); provided that, notwithstanding anything herein or in any other Transaction Document to the contrary, the Seller shall not use all or any portion of the proceeds of any Incremental Investment to pay the Purchase Price for any Receivable (i) to the extent Weekly Reports are then required to be delivered pursuant to Section 2.3 (Reporting requirements) of the Servicing Agreement, if a Weekly Report has not been delivered on such day pursuant to and in accordance with such Section 2.3, or (ii) that was originated by an Originator with respect to which a Seller Event has occurred and is continuing.
2.4    Yield and Fees
(a)    On each Settlement Date and in accordance with the requirements of Section 2.9(a), the Seller shall pay (in immediately available funds in the currency of such Tranche) to the Administrative Agent (for transfer by the Administrative Agent to the relevant Purchaser Agent, for the account of the Purchasers in such Purchaser Agent’s Purchaser Group), all Yield that is due and owing on such Settlement Date (i.e., for all Tranche Periods ending on such Settlement Date) with respect to all outstanding Tranches.
(b)    The Seller shall pay to the Administrative Agent (for transfer to the applicable recipient) certain Fees in the amounts and on the dates set forth in (i) the fee agreement dated May 17, 2021 between the Seller, the Performance Undertaking Provider and the Administrative Agent (including any replacement thereof, the “Administrative Agent Fee Letter”) and (ii) the fee agreement of even date herewith between the Seller, the Performance Undertaking Provider, the Administrative Agent and the Purchaser Agents (including any replacement thereof, the “Purchaser Agent Fee Letter”).
(c)    On the second (2nd) Business Day immediately before each Reporting Date each Purchaser Agent shall furnish the Seller and the Master Servicer with an invoice setting forth the amount of the Yield and Fees that are due and owing on the immediately succeeding Settlement Date for such Tranche Period with respect to the Tranches held by the Purchaser(s) in such Purchaser Agent’s Purchaser Group. To the extent necessary, such Yield shall be calculated using an estimate of the Yield Rate for the remaining days in such Tranche Period; provided that such Yield shall be adjusted as follows: if the Purchaser Agent shall have used an estimate of the Yield Rate with respect to the preceding Tranche Period, the Purchaser Agent shall compute the actual Yield Rate and Yield for such Tranche Period and (i) if the actual Yield so computed is greater than the estimated Yield calculated for such preceding Tranche Period, the Yield calculated pursuant to the preceding sentence for the current Tranche Period shall be increased by the amount of such difference, and (ii) if the actual Yield so computed is less than the estimated Yield for such preceding Tranche Period, the Yield calculated pursuant to the preceding sentence for the current Tranche Period shall be decreased by the amount of such difference.
2.5    Payments
The Seller:
(a)    shall, immediately upon acceleration of the Transaction Party Obligations pursuant to Section 7.2 (Termination of Facility), repay all outstanding amounts payable hereunder in accordance with the priority of payments set forth in Section 2.7 (Collections after Facility Termination Date);
(b)    shall, if on any date the Aggregate Invested Amount exceeds the lesser of (i) the Facility Limit and (ii) the Funding Base as determined by reference to the most recent Portfolio Report delivered under the Servicing Agreement, pay such amounts on such date (which payment shall be effected by making a deposit to the applicable Seller Operating Account for application in accordance with Section 2.6 (Collections prior to Facility Termination Date) or Section 2.7 (Collections after Facility Termination Date), as applicable) in an amount sufficient to cause the Aggregate Invested Amount to be less than or equal to the lesser of (x) the Facility Limit and (y) the Funding Base; and
(c)    from and after the Facility Termination Date, shall make payments out of Collections available for such purpose pursuant to Section 2.7 (Collections after Facility Termination Date).

2.6    Collections prior to Facility Termination Date
(a)    If at any time any Collections are received by the Master Servicer prior to the Facility Termination Date and are available for reinvestment pursuant to Sections 2.6(e)(vi) and 2.6(j)(ii), the Seller hereby requests and each Purchaser hereby agrees to make, subject to the terms and conditions set forth in the Agreement (including Section 3.2), simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) in additional Sold Receivables acquired by the Seller with the Collections received by the Master Servicer such that after giving effect to such Reinvestment, the Aggregate Invested Amount immediately after such receipt and corresponding Reinvestment shall be equal to an amount up to the Aggregate Invested Amount immediately prior to such receipt. Collections received by the Master Servicer prior to the Facility Termination Date in excess of amounts to be reinvested shall be applied in accordance with Section 2.6(e). Prior to the Facility Termination Date, Collections for such Reinvestment or application pursuant to Section 2.6(e) may be transferred by the Master Servicer directly from the Collection Accounts and each Mexican Originator Operating Account to an account designated by the Master Servicer and applied to pay the Purchase Price, Deferred RPA Purchase Price or Advanced Purchase Price for Receivables under the Originator Sale Agreements and Intermediate Transfer Agreements or for the payment of other amounts described in Section 2.6(e).
(b)        Prior to the Final Payout Date, until the Seller has paid in full the Deferred RPA Purchase Price for Receivables under the Originator Sale Agreements and Intermediate Transfer Agreements, the Subordinated Lender, pursuant to the Subordinated Loan Agreement, shall make available to the Seller a Subordinated Loan in an amount equal to the amount of the Purchase Price that the Seller is unable to defer under an Originator Sale Agreement or Intermediate Transfer Agreement because of a limitation on the amount of permitted Deferred RPA Purchase Price determined in accordance with Section 2.19(a) (Proceeds of Subordinated Loans).
(i)    Prior to the Final Payout Date, the Seller shall only be paid Unsold Receivables Collections and Sold Receivables Collections to the extent funds are available for such purpose pursuant to Section 2.6(e)(vi) or Section 2.7(b)(viii). On each Business Day on and after the Final Payout Date, the Master Servicer, on behalf of the Administrative Agent, shall pay to the Seller, all Unsold Receivables Collections thereafter received less any accrued and unpaid Servicing Fee, which shall be retained by the Master Servicer.
(c)    Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the Purchaser Agents, the Purchasers and the Administrative Agent shall not, and shall not be obligated (whether on behalf of the Purchaser Agent, a Purchaser or otherwise) to, pay any amount to the Seller as a Reinvestment or in respect of any portion of the Unsold Receivables Collections, except to the extent of Collections on Receivables available for distribution to the Seller in accordance with this Agreement. In addition, notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, any obligations of the Conduit Purchasers under this Agreement and all other Transaction Documents shall be payable by such Conduit Purchaser solely to the extent of funds received from the Seller in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay such Person’s matured and maturing commercial paper or other senior indebtedness. Any amount which the Administrative Agent, a Purchaser Agent or a Purchaser is not obligated to pay pursuant to the two preceding sentences shall not constitute a claim (as defined in § 101 of the U.S. Bankruptcy Code) against, or corporate obligation of, the Administrative Agent, the Purchaser Agent or Purchaser, as applicable, for any such insufficiency unless and until such amount becomes available for distribution to the Seller pursuant to the terms hereof.
(d)    On each Business Day prior to the Facility Termination Date, the Seller shall (and shall cause the Master Servicer to) cause:
(i)    all Collections and other amounts in respect of the Portfolio Receivables, the Related Security or the Collateral to be deposited directly into a Collection Account;
(ii)    all Collections otherwise received directly by any Transaction Party in respect of the Portfolio Receivables, the Related Security or the Collateral to be deposited into a Collection Account no later than the second (2nd) Business Day immediately following the day on which such amounts were received and identified; and
(iii)    all Collections and other amounts on deposit in each Mexican Collection Account to be transferred on each Business Day to a Mexican Originator Operating Account in accordance with the Mexican Account Security Agreement.
(e)    On each Business Day prior to the Facility Termination Date, subject to the provisions of Section 11.1 (Amendments, etc.), the Seller shall (and shall cause the Master Servicer to) cause all Collections received in the Collection Accounts and all Collections that have been transferred to any Mexican Originator Operating Account in accordance with the Mexican Account Security Agreement (including, if applicable, any investment earnings received with respect to funds on deposit in such Collection Accounts or Mexican Originator Operating Accounts) to be applied to the following items (as determined by the Master Servicer in its discretion):
(i)    to be retained in one or more Collection Accounts or Mexican Originator Operating Accounts for the benefit of the Master Servicer (to be distributed to the Master Servicer on the following Settlement Date), an amount equal to the aggregate Servicing Fee that will be due and owing on the following Settlement Date;
(ii)    for deposit to the Seller Operating Account for the benefit of the relevant Persons, an amount equal to the aggregate Yield and Fees that will be due and owing on the following Settlement Date;
(iii)    to pay operating costs, expenses, Agreed Annual Income and taxes of the Seller then due and payable, as instructed by the Seller; provided that the aggregate amount so paid during any calendar year shall not exceed EUR 100,000;
(iv)    to pay to the Master Servicer, for the benefit of the applicable Italian Originators, an amount equal to any unreimbursed RIBA Advances;

(v)    if as determined by reference to the most recent Portfolio Report delivered under the Servicing Agreement the Dollar Equivalent of any Purchaser Group’s Invested Amounts exceeds the product of (1) such Purchaser Group’s Purchaser Group Percentage and (2) the Dollar Equivalent of the lesser of (A) the Facility Limit and (B) the Funding Base, for deposit to the applicable Seller Operating Account an amount necessary to cause the Dollar Equivalent of each Purchaser Group’s Invested Amounts to be less than or equal to the product of (1) such Purchaser Group’s Purchaser Group Percentage and (2) the Dollar Equivalent of the lesser of (A) the Facility Limit and (B) the Funding Base; and
(vi)    to remit any remaining Collections to the Seller for application in accordance with Section 2.6(j) below (any such remittance, a “Release”); provided that, if the conditions precedent for such Release set forth in Section 3.2 (Conditions precedent to all Incremental Investments, Reinvestments and Releases) are not satisfied, the Seller shall (and shall cause the Master Servicer to) cause any such remaining Collections to be retained in the applicable Seller Operating Accounts and shall apply such Collections in accordance with this Section 2.6 or Section 2.7 (Collections after Facility Termination Date) on the next Business Day.
Amounts payable pursuant to clauses (i) through (v) above shall be paid first from available Sold Receivables Collections and other Sold Assets, and second, to the extent necessary in order to make all such payments in full, from Unsold Receivables Collections and other Seller Collateral. The Seller’s right to receive payments (if any) from time to time pursuant to clause (vi) above shall, to the extent arising from Sold Receivables Collections, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchaser’ interests in the Seller Collateral.
(f)    On each Settlement Date, the Seller shall (and shall cause the Master Servicer to) pay the following amounts in the following order of priority from amounts on deposit in the Seller Operating Accounts:
(i)    to the Administrative Agent (for the benefit of the relevant Purchasers) all Yield that is due and owing on such Settlement Date;
(ii)    to the Administrative Agent (for the benefit of the relevant Purchasers), the Fees that are due and owing on such Settlement Date;
(iii)    to the Master Servicer, the Servicing Fee that is due and owing on such Settlement Date (to the extent not paid from Collections retained in the Collection Accounts and Mexican Originator Operating Accounts in accordance with Section 2.6(e)(i));
(iv)    if the Dollar Equivalent of any Purchaser Group’s Invested Amounts exceeds the product of (1) such Purchaser Group’s Purchaser Group Percentage and (2) the Dollar Equivalent of the lesser of (A) the Facility Limit and (B) the Funding Base, to the Administrative Agent (for the benefit of the relevant Purchaser Groups) an amount necessary to cause the Dollar Equivalent of each Purchaser Group’s Invested Amounts to be less than or equal to the product of (1) such Purchaser Group’s Purchaser Group Percentage and (2) the Dollar Equivalent of the lesser of (A) the Facility Limit and (B) the Funding Base; and

(v)    if any Transaction Party Obligations (other than any amount described in Sections 2.6(f)(i) and (ii)) are then due and payable by the Seller to any Secured Party, pay to each such Secured Party (ratably in accordance with the amounts owing to each) the Transaction Party Obligations so due and payable (in the currency in which such Transaction Party Obligations are payable).
(g)    To the extent practicable, the Master Servicer shall cause all Collections applied pursuant to Section 2.6(e) in respect of any Transaction Party Obligations to be denominated in the same currency in which such Transaction Party Obligations are payable. To the extent that Transaction Party Obligations payable or to become payable in any currency exceed the amount of Collections in that currency and available for such payment, and Collections in any other currency are available for such payment, the Master Servicer shall allocate such other Collections to the payment of such Transaction Party Obligations, and on the relevant payment date the Master Servicer shall cause such other Collections to be converted into the relevant currency of payment in accordance with Section 2.16 (Conversion of Currencies) and shall apply the amounts so converted to the making of such payment.
(h)    In the event any deposit is made to a Seller Operating Account pursuant to Section 2.6(e)(v), the amount of such deposit shall be allocated to the applicable Purchaser Groups that have Dollar Equivalent Invested Amounts that exceed the product of (1) such Purchaser Group’s Purchaser Group Percentage of (2) the Dollar Equivalent of the lesser of (A) the Facility Limit and (B) the Funding Base, and such amounts shall be distributed on the next Settlement Date for application to the repayment of the Investments held by such Purchaser Group. Notwithstanding the foregoing, if on any Business Day after such deposit is made and prior to the distribution of such deposit pursuant to this Section 2.6(h), the Master Servicer delivers a Portfolio Report with more recent data indicating that the Dollar Equivalent of a Purchaser Group’s Invested Amounts is less than or equal to the Dollar Equivalent of the lesser of (i) the Facility Limit and (ii) the Funding Base, the Seller may (or may cause the Master Servicer to) withdraw the Collections so deposited for application in accordance with Section 2.6(e)(v) to the extent that, after giving effect to such withdrawal and application, the Dollar Equivlaent of such Purchaser Group’s Invested Amount is less than or equal to the Dollar Equivalent of the lesser of (i) the Facility Limit and (ii) the Funding Base.
(i)    [Reserved.]
(j)    Any Collections remitted to the Seller pursuant to Section 2.6(e)(vi) shall be applied by the Master Servicer, on behalf of the Seller:
(i)    first, if so requested by the Master Servicer (acting on behalf of the Seller), to pay or prepay (or set aside for the payment or prepayment of) Investments or other Transaction Party Obligations that are then due and payable;
(ii)    second, to pay the Purchase Price, Deferred RPA Purchase Price or Advanced Purchase Price for Receivables pursuant to (and in accordance with) the Originator Sale Agreements or Intermediate Transfer Agreements, as the case may be (provided that, notwithstanding anything herein or in any other Transaction Document to the contrary, the Seller shall not use all or any portion of the proceeds of any Release to pay the purchase price for any Receivable that was originated by an Originator with respect to which a Seller Termination Event has occurred and is continuing); and
(iii)    third, (A) prior to the Final Payout Date, only if no Facility Event or Portfolio Event then exists, or (B) after the Final Payout Date has occurred, to make payments pursuant to the Subordinated Loan Agreement (such amount to be allocated among the Subordinated Lenders ratably in accordance with the proportion of such amounts owing to each such Person); provided that unless such date is a Settlement Date, the aggregate amount of payments made pursuant to this clause (iii) since the prior Settlement Date shall not exceed the amount of Subordinated Loans borrowed by the Seller since the prior Settlement Date (excluded).
2.7    Collections after Facility Termination Date
(a)    On the Facility Termination Date, and on each Business Day thereafter until the Final Payout Date, the Seller shall (and shall cause the Master Servicer to) cause:
(i)    all Collections and other amounts in respect of the Portfolio Receivables, the Related Security or the Collateral to be deposited directly into a Collection Account and then transferred to a Seller Operating Account, no later than the second (2nd) Business Day immediately following the day on which such amounts were deposited into such Collection Accounts; and
(ii)    all Collections and other amounts in respect of the Portfolio Receivables, the Related Security or the Collateral otherwise received by any Transaction Party to be deposited into a Collection Account no later than the second (2nd) Business Day immediately following the day on which such amounts were received and identified and then transferred to a Seller Operating Account, no later than the second (2nd) Business Day immediately following the day on which such amounts were deposited into such Collection Accounts.
(b)    On each Settlement Date to occur on or after the Facility Termination Date, the Seller (or the Administrative Agent acting on behalf of the Seller) shall cause all funds on deposit in the Seller Operating Accounts from time to time, including any investment earnings received with respect to such funds, (collectively, “Seller Operating Account Funds”), to be distributed in the following order of priority:
(i)    first, to pay, on a pro rata basis in no order of priority amongst themselves:
(A)    to the Administrative Agent an amount equal to any unreimbursed Transaction Party Obligations then owing to the Administrative Agent in respect of costs and expenses incurred in connection with the enforcement of any Transaction Document or the collection of any amounts due thereunder;
(B)    all operating costs, expenses, Agreed Annual Income and taxes of the Seller then due and payable, as instructed by the Seller; provided that the aggregate amount so paid during any calendar year pursuant to this Section 2.7(b)(i)(B), when combined with the aggregate amount paid during such calendar year pursuant to Section 2.6(e)(iii), shall not exceed EUR 100,000;

(C)    to the Master Servicer, for the benefit of the applicable Italian Originators, an amount equal to any unreimbursed RIBA Advances;
(ii)    second, if the Master Servicer is a Person other than a Transaction Party or an Affiliate thereof, to pay to such Master Servicer the Servicing Fee then due and payable;
(iii)    third, to pay to the Administrative Agent (for the benefit of the relevant Purchaser) an amount equal to the aggregate Yield and Fees then due and payable to each such Person (ratably in accordance with the proportion of such amounts owing to each such Person);
(iv)    fourth, to pay to the Administrative Agent (for the benefit of the relevant Purchaser) an amount equal to the Aggregate Invested Amount (ratably in accordance with the Dollar Equivalent of the outstanding Invested Amounts held by each); provided that, without modifying the obligation to distribute the aggregate Seller Operating Account Funds denominated in all Approved Currencies that are available to be distributed pursuant to this clause (iv) (taken as a whole) ratably to the Purchasers, in the event that the aggregate Seller Operating Account Funds denominated in all Approved Currencies that are available to be distributed pursuant to this clause (iv) to the Purchasers (after converting any Seller Operating Account Funds to the applicable Local Currency or U.S. Dollars as necessary in accordance with Section 2.16 (Conversion of currencies)) are less than the Aggregate Invested Amount, the Administrative Agent shall distribute (x) to each Purchaser an amount denominated in U.S. Dollars equal to the Rebalanced Dollar Distribution Amount calculated with respect to such Purchaser (and shall convert any Seller Operating Account Funds denominated in Local Currency to U.S. Dollars in accordance with Section 2.16 (Conversion of currencies) to the extent necessary to pay such Rebalanced Dollar Distribution Amount to each Purchaser) and (y) to each Purchaser (other than any U.S. Dollar Only Purchaser) an amount denominated in each Local Currency equal to the Local Currency Distribution Amount calculated with respect to such Purchaser for each such Local Currency, in each case calculated in accordance with the methodology set forth in Schedule 12 (Methodology for Calculating Distributions Following a Facility Termination Date) attached hereto;
(v)    fifth, if any Transaction Party Obligations (other than any amount described in Sections 2.7(b)(i) to (iv) above) are then due and payable to any Secured Party, to pay to each such Secured Party (ratably in accordance with the amounts owing to each) the Transaction Party Obligations so due and payable;
(vi)    sixth, to pay all operating costs, expenses, Agreed Annual Income and taxes of the Seller then due and payable and not paid pursuant to Section 2.7(b)(i)(B) above, as instructed by the Seller;
(vii)    seventh, if the Master Servicer is a Transaction Party or an Affiliate thereof, to pay to the Master Servicer the Servicing Fee then due and payable; and

(viii)    eighth, after all Transaction Party Obligations are paid in full, to pay to the Seller any remaining Collections for application in accordance with Section 2.7(d).
Amounts payable pursuant to clauses (i) through (viii) above shall be paid first from available Sold Receivables Collections and other Sold Assets, and second, to the extent necessary in order to make all such payments in full, from Unsold Receivables Collections and other Seller Collateral. The Seller’s right to receive payments (if any) from time to time pursuant to clause (viii) above shall, to the extent arising from Sold Receivables Collections, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchasers’ interests in the Seller Collateral.
(c)    To the extent practicable, the Seller (or the Administrative Agent acting on behalf of the Seller) shall apply Seller Operating Account Funds denominated in a currency to the payment of amounts payable pursuant to Section 2.7(b) in the same currency. To the extent that aggregate amounts payable or to become payable in any currency exceed the amount of Seller Operating Account Funds denominated in that currency and available for such payment, and Seller Operating Account Funds denominated in any other currency are available for such payment, the Seller shall allocate such other Seller Operating Account Funds to the payment of such amount, and on the relevant payment date the Seller (or the Administrative Agent acting on behalf of the Seller) shall cause such other Seller Operating Account Funds to be converted into the relevant currency of payment using commercially reasonable methods and shall apply the amounts so converted to the making of such payment.
(d)    Any Collections remitted to the Seller pursuant to Section 2.7(b)(viii) shall be applied by the Master Servicer, on behalf of the Seller, to make payments pursuant to the Subordinated Loan Agreement (such amount to be allocated among the Subordinated Lenders ratably in accordance with the proportion of such amounts owing to each such Person).
2.8    Deemed Collections; application of payments
(a)    Each of the parties hereto agrees that, unless otherwise required by contract or applicable Law or clearly indicated by facts or circumstances or unless an Obligor designates that a payment be applied to a specific Receivable, all Collections from an Obligor shall be applied in the order of maturity of the Receivables of such Obligor starting with the Receivable of such Obligor having the earliest maturity date (whether or not such Receivables are Portfolio Receivables).
(b)    If and to the extent the Administrative Agent, any Purchaser Agent, any Purchaser or any Indemnified Party shall be required for any reason to pay over to an Obligor, any Transaction Party or any other Person (other than in accordance herewith) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Agent, such Purchaser or such Indemnified Party, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
(c)    If on any day a Portfolio Receivable or any part thereof becomes a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Portfolio Receivable in the amount of such Diluted Receivable or part thereof.
(d)    If on any day it is determined that any of the representations or warranties in Section 4.1 (Representations and warranties of the Seller) was untrue with respect to a Portfolio Receivable, the Seller shall be deemed to have received on such day a Collection of such Portfolio Receivable in an amount equal to the Unpaid Balance thereof.
(e)    If on any day a RIBA Dilution occurs, the Seller shall be deemed to have received on such day a Collection in the amount of such RIBA Dilution.
(f)    Not later than the Settlement Date related to the Calculation Period in which such Collection is deemed to have been received pursuant to this Section 2.8 (and if a Facility Event or Portfolio Event has occurred and is continuing, not later than the second (2nd) Local Business Day after a Responsible Officer of the Master Servicer is notified in writing or otherwise becomes aware that the Seller has been deemed pursuant to this Section 2.8 to have received a Deemed Collection), the Seller shall deposit in a Seller Operating Account, in same day funds, the amount of such Deemed Collection; provided that prior to the occurrence of a Facility Event or Portfolio Event the amount so payable by the Seller shall not exceed the amount (if any) required (after giving effect to any Deemed Collection to be paid by any other Transaction Party on such day) in order to cause the Aggregate Invested Amount to be less than or equal to the lesser of (x) the Facility Limit and (y) the Funding Base. Any such amount shall be applied as a Collection in accordance with Sections 2.6 (Collections prior to Facility Termination Date) or 2.7 (Collections after Facility Termination Date), as applicable.
2.9    Payments and computations, etc.
(a)    All amounts to be paid by the Seller or the Master Servicer to the Administrative Agent, any Purchaser Agent, any Purchaser or any other Secured Party shall be paid no later than (i) 4:00 p.m. (London time) for amounts in U.S. Dollars and CAD or (ii) 3:00 p.m. (London time) for amounts in other Approved Currencies on the day when due in immediately available funds (without counterclaim, setoff, deduction, defense, abatement, suspension or deferment) to the applicable Seller Operating Account (or other account specified by the Administrative Agent from time to time). It is understood and agreed that payments by the Seller to the Purchaser or Purchaser Agents shall be made by the Seller depositing such payments into the applicable Seller Operating Account and the Administrative Agent remitting such amounts from such accounts to the applicable Purchasers or Purchaser Agents. The Administrative Agent shall forward any amounts received by the Administrative Agent for the benefit of any other Person (including without limitation under Sections 2.6(f) and 2.7) to the applicable Person by (i) 4:00 p.m. (London time) for amounts in U.S. Dollars and CAD or (ii) 3:00 p.m. (London time) for amounts in other Approved Currencies in immediately available funds. All amounts to be deposited by the Seller or the Master Servicer into any Facility Account or any other account shall be deposited in immediately available funds no later than (i) 4:00 p.m. (London time) for amounts in U.S. Dollars and CAD or (ii) 3:00 p.m. (London time) for amounts in other Approved Currencies on the date when due.
(b)    The Seller shall (and shall cause the Master Servicer to), to the extent permitted by Law, pay interest on any amount not paid or deposited by it when due hereunder (after as well as before judgment), at an interest rate per annum equal to the Default Rate, payable on demand.
(c)    All computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the date of payment) elapsed, except that (i) [Reserved], (ii) computations of interest and Yield accruing at the Eurocurrency Rate by reference to the Canadian Benchmark with respect to any amount denominated in Canadian Dollars shall be made on the basis of a year of 365 days (or 366, as applicable), and (iii) in any case where the practice of the relevant interbank market differs, computations of interest and Yield shall be made in accordance with that market practice. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.  Any computations by the Administrative Agent or any Purchaser Agent of amounts payable by the Seller hereunder shall be binding upon the Seller absent manifest error.
(d)    All payments required to be made hereunder to any Purchaser, any Purchaser Agent, any Indemnified Party or any other Secured Party shall be made by paying such amount to the applicable account specified by the Administrative Agent from time to time (and the Administrative Agent, in turn, shall transfer such amounts to the applicable Purchaser Agent’s Account) in accordance with this Section 2.9. Upon receipt of funds, the Purchaser Agent shall pay such funds to the related Person owed such funds in accordance with the records maintained by the Purchaser Agent. If the applicable Purchaser Agent shall have paid to any Purchaser, the Purchaser Agent, any Indemnified Party or any other Secured Party any funds that (i) must be returned for any reason (including any Event of Bankruptcy) or (ii) exceeds that which such Person was entitled to receive, such amount shall be promptly repaid to the Purchaser Agent by such Person.
(e)    All payments of Invested Amounts and Yield in respect of any Tranche shall be made in the same Approved Currency as the Approved Currency in which such Tranche is denominated. All other payments to be made by the Master Servicer or the Seller hereunder shall be made solely in U.S. Dollars or Euros (as specified in the applicable invoice or request for payment) or in any other Approved Currency subject to an agreement between the relevant parties of the applicable exchange rate.
(f)    It is understood and agreed that if a Purchaser is required to deposit funds into a Seller Operating Account on a particular date and is also scheduled to receive payment from such Seller Operating Account on such date in the same currency, such Purchaser may net such payments if such Purchaser has given prior notice of such netting to the Administrative Agent.
2.10    Tranches
Each Investment made by the Purchasers in the same Purchaser Group on any Investment Date shall be allocated to one or more Tranche Periods as set forth in the definition of such term with one or more Rate Types as selected by the applicable Purchaser Agent. Any portion of an Investment having one Tranche Period and one Rate Type and denominated in the same Approved Currency is referred to herein as a “Tranche”. Either the Master Servicer (acting on behalf of the Seller) or (following a Facility Termination Event or Portfolio Event) the Purchaser Agent for each Purchaser Group may, upon notice to the other party received at least four Business Days prior to the last day of any Tranche Period in the case of the Seller giving notice, or up to the last day of such Tranche Period in the case of the Purchaser Agent giving notice, either (a) divide any Tranche originating on such last day or having a Tranche Period ending on such last day into two or more Tranches having an aggregate Invested Amount equal to the Invested Amount of such divided Tranche or (b) combine any two or more Tranches originating on such last day or having Tranche Periods ending on such last day into a single Tranche having an Invested Amount equal to the aggregate of the Invested Amount of such Tranches; provided that no Tranche owned by any Conduit Purchaser may be combined with a Tranche owned by any other Purchaser, a Tranche held by the Committed Purchasers in any Purchaser Group may not be combined with any Tranche held by the Committed Purchasers in any other Purchaser Group and a Tranche denominated in one Approved Currency may not be combined with a Tranche denominated in another Approved Currency.
2.11    Breakage costs
(a)    The Seller shall indemnify the Purchasers, the Agents and any related Program Support Provider against any loss, cost or expense incurred by the Purchasers, the Agents or such Program Support Providers, either directly or indirectly, as a result of the failure by the Seller to make any Investment for any reason on the date specified by the Seller pursuant to, and in accordance with, Section 2.2 (Purchase procedures), including any loss, cost, loss of profit or expense incurred by any Agent, any Purchaser or any Program Support Provider by reason of the liquidation or reemployment of funds acquired by the Purchasers (including funds obtained by issuing Commercial Paper, obtaining deposits as loans from third parties and reemployment of funds) to fund such Investment and any costs incurred in connection with the termination or reduction of any related Currency Hedge Agreements. Such indemnification may include an amount equal to the Liquidation Fee.
(b)    The Seller further agrees to pay all Liquidation Fees associated with a reduction of the Invested Amount in respect of any Tranche at any time.
(c)    A certificate as to any loss, expense or Liquidation Fees payable pursuant to this Section 2.11 submitted by any Purchaser, through its Purchaser Agent, to the Seller shall be conclusive in the absence of manifest error.
2.12    Illegality
Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Law or in the interpretation or application thereof by any relevant Official Body shall make it unlawful, or any Official Body asserts it is unlawful, for any Purchaser to make or maintain Tranches for which Yield is calculated by reference to the Adjusted Eurocurrency Rate (each a “Eurocurrency Tranche”) or by reference to Term SOFR (each a “Term SOFR Tranche”) as contemplated by this Agreement or to obtain in the interbank Eurocurrency market the funds with which to make or maintain any such Eurocurrency Tranche (a) such Purchaser shall promptly notify the Administrative Agent, its Purchaser Agent, the Master Servicer and the Seller thereof, (b) the obligation of such Purchaser to fund or maintain or continue Eurocurrency Tranches or Term SOFR Tranches, as applicable, as such shall forthwith be cancelled and (c) such Purchaser’s Tranches then outstanding as Eurocurrency Tranches or Term SOFR Tranches, as applicable and if any, shall be converted on the last day of the Tranche Period for such Tranches or within such earlier period as required by Law into a Tranche that accrues

Yield based on an Alternate Rate for such Tranche Period equal to a rate per annum equal to the sum of (i) the Base Rate in effect from time to time during such Tranche Period plus (ii) 2.0% per annum (each a “Base Rate Tranche”).
2.13    Alternate Rate of Interest
(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if prior to the commencement of any Tranche Period for a Eurocurrency Tranche or Term SOFR Tranche:
(i)    the applicable Purchaser Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining on a timely basis the Adjusted Eurocurrency Rate, the Eurocurrency Rate or Term SOFR, as applicable, for such Tranche Period; or
(ii)    the applicable Purchaser Agent determines that the Adjusted Eurocurrency Rate, the Eurocurrency Rate or Term SOFR, as applicable, for such Tranche Period will not adequately and fairly reflect the cost to the applicable Purchasers of making or maintaining the related Tranche for such Tranche Period;
then, such Purchaser Agent shall give notice thereof to the Seller, the Master Servicer and each other Purchaser Agent by telephone or facsimile as promptly as practicable thereafter and, until the circumstances giving rise to such notice no longer exist, (x) any Investment Request that requests the conversion of any Tranche to, or continuation of any Tranche as, a Eurocurrency Tranche or a Term SOFR Tranche shall be ineffective, and (y) such Investment shall be made as a Base Rate Tranche based on an Alternate Rate for such Tranche Period equal to a rate per annum equal to the sum of (A) the Base Rate in effect from time to time during such Tranche Period plus (B) 2.0% per annum; provided that if the circumstances giving rise to such notice affect only one Rate Type of Investments, then all other Rate Types of Investments shall be permitted. Furthermore, if any Investment in a Eurocurrency Tranche or Term SOFR Tranche in any Approved Currency is outstanding on the date of the Seller’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to the applicable rate applicable to such Investment in a Eurocurrency Tranche or Term SOFR Tranche, then until the Administrative Agent notifies the Seller and the Purchasers that the circumstances giving rise to such notice no longer exist, then on the last day of the Tranche Period applicable to such Eurocurrency Tranche or Term SOFR Tranche (or the next succeeding Business Day if such day is not a Business Day), such Investment shall be converted by the Administrative Agent to, and shall constitute, an Investment in a Base Rate Tranche on such day based on an Alternate Rate for such Tranche Period equal to a rate per annum equal to the sum of (A) the Base Rate in effect from time to time during such Tranche Period plus (B) 2.0% per annum.
(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such then-current Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchaser Agents without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Committed Purchasers.
(c)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and each Purchaser of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.13.
(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurocurrency Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Tranche Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any request to fund an Investment in a Eurocurrency Tranche or Term SOFR Tranche, as applicable, during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for an Investment in a Base Rate Tranche in the applicable Approved Currency based on an Alternate Rate for such Tranche Period equal to a rate per annum equal to the sum of (A) the Base Rate in effect from time to time during such Tranche Period plus (B) 2.0% per annum. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Investment in a Eurocurrency Tranche or a Term SOFR Tranche, as applicable, in any Approved Currency is outstanding on the date of the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement for such Approved Currency is implemented pursuant to this Section 2.13, then on the last day of the Tranche Period applicable to such Investment (or the next succeeding Business Day if such day is not a Business Day), such Investment shall be converted by the Administrative Agent to, and shall constitute, an Investment in a Base Rate Tranche in the applicable Approved Currency on such day based on an Alternate Rate for such Tranche Period equal to a rate per annum equal to the sum of (A) the Base Rate in effect from time to time during such Tranche Period plus (B) 2.0% per annum.
2.14    Indemnity for reserves and expenses
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate); or
(ii)    impose on any Indemnified Party (or on the U.S. market for certificates of deposit or the London interbank market) any other condition or expense affecting or with respect to this Agreement, any Program Support Agreement or any other Transaction Document or Eurocurrency Tranches or Term SOFR Tranches, as applicable, made or maintained by such Indemnified Party (except those for which payment has been made pursuant to Section 2.15 (Indemnity for Taxes)) or the maintenance or financing of the Investments hereunder, directly or indirectly, or under any Program Support Agreement;
and the result of any of the foregoing shall be to increase the cost to such Indemnified Party of making or maintaining any Tranche (or of maintaining its obligation to fund any such Tranche or its obligations under any Program Support Agreement) by an amount that such Indemnified Party deems to be material or to reduce the amount of any sum received or receivable by such Indemnified Party hereunder (whether of principal, yield or otherwise), then on the tenth (10th) day immediately following notification thereof pursuant to Section 2.14(d) the Seller will pay to such Indemnified Party such additional amount or amounts as will compensate such Indemnified Party for such additional costs incurred or reduction suffered. Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements, regulations and legislation and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

Supervision (or any successor or similar authority) or by the United States, the European Union or foreign regulatory authorities, in each case pursuant to Basel III and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the Eighth Amendment and Restatement Effective Date, regardless of the date enacted or adopted.
(b)    If any Indemnified Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Indemnified Party’s capital or on the capital of such Indemnified Party’s holding company, if any, as a consequence of this Agreement, any Program Support Agreement or the Investments made or acquired by such Indemnified Party, to a level below that which such Indemnified Party or holding company could have achieved but for such Change in Law (taking into consideration such Indemnified Party’s policies and the policies of such Indemnified Party’s holding company with respect to capital adequacy) by an amount that such Indemnified Party deems to be material, then on the tenth (10th) day immediately following notification thereof pursuant to Section 2.14(d) the Seller will pay to such Indemnified Party such additional amount or amounts as will compensate such Indemnified Party or such Indemnified Party’s holding company for any such reduction suffered; provided, that the Seller shall not be required to compensate an Indemnified Party pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Indemnified Party notifies the Seller and the Master Servicer of such Indemnified Party’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.
(c)    A certificate of an Indemnified Party setting forth the amount or amounts necessary to compensate such Indemnified Party or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.14 shall be delivered to the Seller and the Master Servicer and shall be conclusive absent manifest error.
(d)    Promptly after any Indemnified Party has determined that it will make a request for compensation pursuant to this Section 2.14, such Indemnified Party shall notify the Seller and the Master Servicer of such determination. Except as otherwise provided in clause (b) of this Section 2.14, failure or delay on the part of any Indemnified Party to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Indemnified Party’s right to demand such compensation.
(e)    Notwithstanding anything in this Section 2.14 to the contrary, the Seller shall not be required to pay to any Indemnified Party any amount pursuant to this Section 2.14 to the extent (i) such amount has been fully and finally paid in cash to such Indemnified Party pursuant to any other provision of this Agreement or any other Transaction Document or (ii) such amounts constitute Excluded Taxes.
2.15    Indemnity for Taxes
(a)    Any and all payments by or on account of any obligation of the Seller hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Seller shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the recipient of such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller shall make such deductions, and (iii) the Seller shall pay the full amount deducted to the relevant Official Body in accordance with applicable Law.
(b)    In addition, the Seller shall pay any Other Taxes to the relevant Official Body in accordance with applicable Law.
(c)    The Seller shall indemnify each Indemnified Party within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Indemnified Party on or with respect to the sale, assignment and transfer of the Portfolio Receivables under this Agreement, any Investment and any payment by or on account of any obligation of the Seller hereunder or where payment of any Indemnified Taxes or Other Taxes is otherwise made by an Indemnified Party pursuant to or in connection with this Agreement (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body (other than those resulting from the Indemnified Party’s gross negligence, fraud or wilful misconduct). A certificate (along with a copy of the applicable documents from the relevant Official Body) as to the amount of such payment or liability delivered to the Seller by an Indemnified Party, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Purchaser, shall be conclusive absent manifest error. In connection with any request for compensation pursuant to this Section 2.15(c), the relevant Indemnified Party shall deliver to the Master Servicer a receipt (or other evidence reasonably satisfactory to the Master Servicer) of such payment or liability with respect to which such request relates.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Seller to an Official Body, the Seller shall deliver to the related Purchaser Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Purchaser Agent. Simultaneously with the delivery to a Purchaser Agent of any receipt, return or other evidence pursuant to this Section 2.15(d), the Seller shall deliver a copy of the same to the Master Servicer.
(e)        Upon the reasonable request of the Seller, any Foreign Purchaser that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Seller is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Seller (with a copy to the Administrative Agent), such properly completed and executed documentation prescribed by applicable Law (and, so far is practicable, within the time or times required by applicable Law) as will permit such payments to be made without withholding or at a reduced rate; provided, that such Foreign Purchaser is legally able to complete, execute and deliver such documentation and such documentation has not already been provided by the Foreign Purchaser pursuant to Section 2.15(e)(ii) hereof.

(i)    Each Purchaser shall deliver to the Seller (with a copy to the Administrative Agent) either (A) in the case of a Purchaser that is not a “U.S. Person” as defined in section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), a properly completed and executed Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI, as appropriate, claiming to the effect a zero percent rate of U.S. federal income tax withholding on interest income, or (B) in the case of a Purchaser that is a “U.S. Person” as defined in Code section 7701(a)(30), a properly completed and executed IRS Form W-9 certifying that it is not subject to backup withholding.
Such IRS forms shall be delivered by each applicable Purchaser on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement. In addition, each Purchaser shall deliver such applicable IRS forms no later than the end of the third calendar year following the year in which the most recently submitted IRS forms were delivered and upon the obsolescence or invalidity of any previously delivered IRS form resulting from a related change in factual circumstances of Purchaser; provided, however, that notwithstanding any other provision in this Section 2.15(e), a Purchaser shall not be required to deliver any such subsequent IRS form pursuant to this paragraph that such Purchaser is not legally able to complete, execute and deliver.
(f)    If an Indemnified Party determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Seller or with respect to which the Seller has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Seller (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Indemnified Party and without interest (other than any interest paid by the relevant Official Body with respect to such refund net of any applicable Taxes payable in respect of such interest); provided that the Seller, upon the request of such Indemnified Party, agrees to repay the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant Official Body) to such Indemnified Party in the event such Indemnified Party is required to repay such refund to such Official Body. This Section 2.15 shall not be construed to require any Indemnified Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Seller or any other Person.
(g)    Notwithstanding anything in this Section 2.15 to the contrary, the Seller shall not be required to pay to any Indemnified Party any amount pursuant to this Section 2.15 to the extent (i) such amount has been fully and finally paid in cash to such Indemnified Party pursuant to any other provision of this Agreement or any other Transaction Document or (ii) such amounts constitute Excluded Taxes.
(h)    Each Purchaser shall, at such times as the Administrative Agent may request, take reasonable steps to obtain and deliver to the Administrative Agent a valid certificate issued by the appropriate taxation authority in that Purchaser’s jurisdiction of incorporation certifying that Purchaser is resident for taxation purposes in that jurisdiction (including certification of residence, where applicable, for the purposes of a double taxation treaty).

(i)    Each of the Seller, the Administrative Agent and each Purchaser shall provide a certified copy of a certificate of tax residence to the Master Servicer from their respective jurisdictions at closing and on an annual basis thereafter.
2.16    Conversion of currencies
(a)    If, on any day a payment is due and payable hereunder or under any other Transaction Document, it is necessary for funds in one currency to be converted into another currency in order to make any payment required to be made pursuant to Sections 2.6 (Collections prior to Facility Termination Date) or 2.7 (Collections after Facility Termination Date), as applicable, the Seller shall (and shall cause the Master Servicer to) solicit offer quotations from at least two foreign exchange dealers reasonably acceptable to the Administrative Agent for effecting such exchange and shall select the quotation which provides for the best exchange rate. The Seller shall (and shall cause the Master Servicer to) effect such exchange (or, if applicable, shall instruct the Administrative Agent to effect such exchange) as soon thereafter as is reasonably practicable but in no event later than two Business Days thereafter.
(b)    On each Exchange Rate Determination Date, the Seller shall (and shall cause the Master Servicer to) determine the Spot Rate for each Local Currency (based on the relevant exchange rate appearing on any Reuters World Currency Page or applicable Bloomberg BGN FX Page for such currency as set forth in the definition of Spot Rate) and give notice thereof to the Administrative Agent. In the event the Spot Rate for such Local Currency cannot be determined by the Master Servicer because the relevant exchange rate does not appear on any Reuters World Currency Page or applicable Bloomberg BGN FX Page for such currency as set forth in the definition of Spot Rate, then the Spot Rate shall be determined by the Administrative Agent and notified to the Seller and the Master Servicer in accordance with such definition.
(c)    Whenever any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in a Local Currency shall be converted to U.S. Dollars using the Spot Rate determined for the Exchange Rate Determination Date immediately preceding the date of such calculation.
(d)    Notwithstanding any provision to the contrary in clauses (a), (b) or (c) of this Section 2.16 (Conversion of currencies) or otherwise set forth in this Agreement, following the occurrence of a Facility Termination Date, the Administrative Agent (not the Seller or the Master Servicer) shall, in its sole discretion, effect any exchange of currencies necessary to make payments pursuant to Section 2.7 (Collections after Facility Termination Date) or to make any of the calculations required pursuant to Schedule 12 (Methodology for Calculating Distributions Following a Facility Termination Date) attached hereto.
2.17    [Reserved]
2.18    Mitigation obligations
If an event occurs as a result of which any Indemnified Party requests compensation under Section 2.11 (Breakage costs) or Section 2.14 (Indemnity for reserves and expenses), or if any cancellation occurs under Section 2.12 (Illegality) or if the Seller is required to pay any additional amount to any Indemnified Party or any Official Body for the account of any Indemnified Party pursuant to Section 2.15 (Indemnity for Taxes), then such Indemnified Party shall notify the Seller of such event and, subject to the prior written consent of the Performance Undertaking Provider (such consent not to be unreasonably withheld), use reasonable efforts to mitigate or avoid the effects of such event, if, in the reasonable judgment of such Indemnified Party, such efforts (a) would eliminate or reduce the amounts payable pursuant to such Sections in the future and (b) would not subject such Indemnified Party or any of its Affiliates to any unreimbursed cost or expense (taking into account any reimbursement made by any Transaction Party pursuant to a Transaction Document) and would not (in the reasonable opinion of such Indemnified Party) otherwise be disadvantageous to such Indemnified Party or any of its Affiliates. For the avoidance of doubt, the Seller hereby agrees to pay all reasonable costs and expenses incurred by any Indemnified Party in connection with any action taken by such Indemnified Party pursuant to, or in connection with, this Section 2.18.
2.19    Proceeds of Subordinated Loans
(a)    On the Initial Purchase Date, the Seller shall request a Subordinated Loan in an amount equal to the excess of (i) the aggregate Unpaid Balance of the Receivables to be purchased by the Seller pursuant to the Originator Sale Agreements and the Intermediate Transfer Agreements, over (ii) the aggregate cash payment made by the Purchasers to the Seller on the Initial Purchase Date in respect of such Receivables. On any date of purchase of Receivables by the Seller, if the Seller does not have sufficient available funds to pay the full Purchase Price thereof and the Deferred RPA Purchase Price amounts with respect to the related Originator would exceed an amount equal to 10% of the Unpaid Balance of Portfolio Receivables that qualify as Eligible Receivables set forth in the most recently delivered Portfolio Report with respect to such Originator, the Seller shall request a Subordinated Loan in the amount of any shortfall if the Seller does not otherwise have sufficient funds available for such purpose; provided, that so long as the Applicable S&P Rating is not below “BBB-” (or withdrawn or suspended) and the Applicable Moody’s Rating is not below “Baa3” (or withdrawn or suspended), then the determination as to whether the Deferred RPA Purchase Price amounts with respect to each Originator would exceed such 10% threshold may be made on a weekly basis (rather than daily in any other circumstance) on the fourth Business Day (or, if such calendar week has less than 4 Business Days, on the last Business Day) of such calendar week and any such determination shall remain in effect until the immediately succeeding date of determination.
(b)    If (i) on any day, the Seller has insufficient funds to pay the full Purchase Price of Receivables to be purchased on such day pursuant to, and in accordance with the terms and conditions of, the Originator Sale Agreements and the Intermediate Transfer Agreements or (ii) on any Settlement Date, the Seller has insufficient funds to pay amounts payable on such Settlement Date pursuant to Section 2.6(f)(i) through (iii) or 2.7(b)(i) through (iii) (solely for the first Settlement Date on which amounts are distributed pursuant to Section 2.7 and not to exceed the amount applied to the Purchase Price of Receivables during the related Calculation Period), as applicable, the Seller shall request a Subordinated Loan on such day in amount equal to such insufficiency.
2.20    Extension of Scheduled Commitment Facility Termination Date
(a)    In connection with each anniversary of the Eighth Amendment and Restatement Effective Date (the “Applicable Anniversary Date”), the Seller (or the Master Servicer on its behalf) may advise the Administrative Agent and each Purchaser

Agent in writing of its desire to extend the Scheduled Commitment Facility Termination Date for an additional period not exceeding three hundred sixty-four (364) days, provided (i) such request is made not more than one hundred one hundred and five (105) days prior to, and not less than seventy-five (75) days prior to, the Applicable Anniversary Date and (ii) the Scheduled Commitment Facility Termination Date may not extend beyond the Final Termination Date without the consent of each Purchaser Agent. Each Purchaser Agent shall promptly notify each Purchaser in its related Purchaser Group of any such request and each such Purchaser shall notify its related Purchaser Agent, the Administrative Agent, the Master Servicer and the Seller of its decision to accept or decline the request for such extension no later than forty-five (45) days after receiving the request from the Seller (it being understood that each Purchaser may accept or decline such request in its sole discretion and on such terms as it may elect, and the failure to so notify its Purchaser Agent, the Administrative Agent, the Master Servicer and the Seller shall be deemed an election not to extend by such Purchaser). In the event that all Committed Purchasers agree to extend the then current Scheduled Commitment Facility Termination Date, the Seller, the Administrative Agent, the Purchasers and the applicable Purchaser Agents shall enter into such documents as such Purchasers may deem necessary or appropriate to reflect such extension, and any costs and expenses incurred in connection with such documents shall be paid as agreed in writing among such Purchasers, the Purchaser Agents and the Administrative Agent (including attorneys’ fees), the Seller and the Master Servicer.
(b)    No Committed Purchaser shall be obligated to agree to extend the Scheduled Commitment Facility Termination Date. If any Committed Purchaser does not agree to extend, the Seller may (i) require such Committed Purchaser and its related Conduit Purchaser to assign its interest hereunder to an Eligible Assignee identified by the Seller (or the Master Servicer on its behalf) or (ii) if no Facility Event or Portfolio Event has occurred and is continuing, apply Collections to repay in full (to the extent not assigned in clause (i)) the Investment, Yield and other amounts owing to such Committed Purchaser and related Conduit Purchaser on a non-pro rata basis and terminate in full any unassigned commitment of such Committed Purchaser.
2.21    Accordion Increase
(a)    Notwithstanding anything to the contrary contained in this Agreement, the Seller (or the Master Servicer on its behalf) may request from time to time an increase in the Aggregate Commitment (each, an “Accordion Increase”) in an aggregate amount which when aggregated with the amount of all other Accordion Increases does not exceed $1,000,000,000 (the “Additional Commitments”).
(b)    Subject to and in accordance with Section 2.21(a), the Seller (or the Master Servicer on its behalf) may invite (i) any one or more Committed Purchasers to provide Additional Commitments in such amount as may be agreed by the Seller and such Committed Purchaser (each such Committed Purchaser that is invited and wishes to provide Additional Commitments, an “Accordion Committed Purchaser,”) and/or (ii) in consultation with the Administrative Agent, any one or more banks or other entities that have a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s (unless agreed by the Administrative Agent that such minimum rating is not applicable) (each, a “New Accordion Committed Purchaser”) to provide Additional Commitments in such amounts as may be agreed by the Seller and such New Accordion Committed Purchaser.

(c)    For the avoidance of doubt, no Committed Purchaser shall (unless otherwise agreed by that Committed Purchaser) be obliged to provide any Additional Commitment.
(d)    The Seller shall, promptly following agreement with the Accordion Committed Purchasers and New Accordion Committed Purchasers and in any event not later than forty-five (45) Business Days (or such other period as the Administrative Agent after consultation with the Accordion Committed Purchasers and New Accordion Committed Purchasers, as applicable, and the Seller (or the Master Servicer on its behalf) may agree) prior to the proposed date of the Accordion Increase, deliver to the Administrative Agent a notice (an “Accordion Request”) signed by a Responsible Officer of the Seller (or the Master Servicer on its behalf) which shall specify: (i) the aggregate amount of the proposed Additional Commitments, (ii) the proposed date of the Accordion Increase which shall be a Settlement Date (the “Accordion Increase Date”), (iii) the identity of, and the amount of the proposed Additional Commitment of, each Accordion Committed Purchaser and each New Accordion Committed Purchaser that wishes to provide an Additional Commitment and (iv) any fees relating to the Accordion Increase. Following the receipt by the Administrative Agent of the Accordion Request, the Administrative Agent shall promptly forward a copy to each Purchaser Agent for informational purposes.
(e)    An Accordion Increase will only become effective if, on the date of the Accordion Request and the proposed Accordion Increase Date, the Facility Termination Date has not occurred and no event exists or would result from the proposed Accordion Increase that constitutes a Facility Event or Portfolio Event.
(f)    Subject to the conditions in this Section 2.21 (Accordion Increase), an Accordion Increase will become effective in accordance with paragraph (g) below when the Administrative Agent executes an otherwise duly completed Accordion Increase Certificate delivered to it by the Seller (or the Master Servicer on its behalf) and the Additional Commitment Purchasers, if applicable, and any New Accordion Committed Purchaser and the Conduit Purchasers and Purchaser Agent in its new Purchaser Group shall have executed a Joinder Agreement in accordance with Section 11.3(i) (New Purchaser Groups). The Administrative Agent shall as soon as reasonably practicable after receipt by it of a duly completed Accordion Increase Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute the Accordion Increase Certificate. The Administrative Agent shall only be obliged to execute an Accordion Increase Certificate delivered to it by the Seller (or the Master Servicer on its behalf) and the Additional Commitment Purchasers once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to each New Accordion Committed Purchaser.
(g)    On the Accordion Increase Date, the amount of the Additional Commitment of each Additional Commitment Purchaser will be as set out in the relevant column opposite its name in the Accordion Increase Certificate. Notwithstanding any provision to the contrary in this Agreement, on and after any Accordion Increase Date, any Incremental Investment made by the Conduit Purchasers and the Committed Purchasers, and any Invested Amount repaid to the Conduit Purchasers and the Committed Purchasers, shall be made or repaid on a non-pro rata basis until each Purchaser Group’s Invested Amount (after giving effect to such Incremental Investment) is the same percentage of such Purchaser Group’s

Commitment as every other Purchaser Group; provided, that no Accordian Increase shall result in a decrease of the Commitment of any Committed Purchaser unless approved in writing by such Committed Purchaser and the relevant Purchaser Agent in accordance with Section 11.1 (Amendments, ect.).
(h)    The Seller shall promptly on demand pay the Administrative Agent and the Purchaser Agents the amount of all costs and expenses (including legal fees) reasonably incurred by them in connection with any modification under this Section 2.21.
(i)    Any amounts payable to the Purchasers by any Transaction Party on or before the Accordion Increase Date (including, without limitation, all interest, fees and commission payable up to (but excluding) the Accordion Increase Date) in respect of any period ending on or prior to the Accordion Increase Date shall be for the amount of the Purchasers party to this Agreement prior to the Accordion Increase Date and no Additional Commitment Purchaser shall have any interest in, or any rights in respect of, any such amount (save in respect of their Commitments up to (but excluding) the Accordion Increase Date).
(j)    Each New Accordion Committed Purchaser, by executing the relevant Accordion Increase Certificate confirms, for the avoidance of doubt, that the Administrative Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Purchasers in accordance with this Agreement on or prior to the date on which the Accordion Increase Certificate becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Purchasers.
3.    CONDITIONS OF PURCHASES
3.1    Conditions precedent to initial Incremental Investment
The effectiveness of the Commitments and the initial Incremental Investment under this Agreement is each subject to the conditions precedent that:
(a)    to the extent required by the program documents governing any Conduit Purchaser’s Commercial Paper Program or Commercial Paper Program of any conduit refinancing directly or indirectly a Committed Purchaser, each Rating Agency shall have confirmed that the execution and delivery of this Agreement by such Conduit Purchaser will not result in the reduction or withdrawal of the then-current ratings of such Conduit Purchaser’s Commercial Paper below A-1 by S&P and P-1 by Moody’s;
(b)    the results of a review and audit of the collection, operating and reporting systems, Credit and Collection Policies and historical receivables information which accounts for 70% of the Originators’ portfolio are reasonably satisfactory to the Administrative Agent and the Purchaser Agents and a satisfactory written agreed upon procedures report as to such matters is delivered by a Person satisfactory to the Administrative Agent and the Purchaser Agents on or before the Closing Date;
(c)    consummation of the transactions contemplated herein shall have occurred or shall occur simultaneously with the initial purchase by the Seller Parties under the applicable Originator Sale Agreements; and

(d)    the Administrative Agent and each Purchaser Agent shall have received on or before the date of such Incremental Investment all of the instruments, documents, agreements, certificates and opinions specified on Schedule 4 (Condition Precedent Documents), each (unless otherwise indicated) dated on or about the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent.
3.2    Conditions precedent to all Incremental Investments, Reinvestments and Releases
Each Incremental Investment (including the initial Incremental Investment), each Reinvestment and each Release hereunder shall be subject to the further conditions precedent that on the date of such Incremental Investment, Reinvestment or Release the following statements shall be true (and acceptance of the proceeds of any such Incremental Investment, Reinvestment or Release shall be deemed a representation and warranty by the Seller that such statements are then true by reference to the facts and circumstances existing on the date of such Incremental Investment, Reinvestment or Release):
(i)    In the case of an Incremental Investment, the making of such Incremental Investment does not violate any provisions of Section 2.1 (The Purchases);
(ii)    In the case of an Incremental Investment, Reinvestment or Release, the Seller has delivered an Investment Request, appropriately completed, within the time period required by Section 2.2 (Purchase procedures);
(iii)    In the case of any Investment, Reinvestment or Release, (i) the Master Servicer has delivered the Monthly Report for the most recent Calculation Period in accordance with the Servicing Agreement and (ii) to the extent Weekly Reports are then required to be delivered pursuant to Section 2.3 (Reporting requirements) of the Servicing Agreement, the Master Servicer shall have delivered a Weekly Report pursuant to and in accordance with such Section on the date of such Investment, Reinvestment or Release;
(iv)    The Facility Termination Date has not occurred and, in the case of Incremental Investments, no event exists, or would result from such Incremental Investment, that constitutes a Facility Event or Portfolio Event;
(v)    All Fees required to be paid on or prior to the date of such Incremental Investment, Reinvestment or Release in accordance with the Fee Letters and all fees and expenses described in Section 11.4 (Costs and expenses) to the extent then due and payable shall have been paid in full in accordance with the terms thereof;
(vi)    No portion of the proceeds of such Incremental Investment, Reinvestment or Release will be used by the Seller to pay the purchase price for any Receivable that was originated by an Originator with respect to which a Seller Termination Event has occurred and is continuing;
(vii)    After giving effect to such Incremental Investment, Reinvestment or Release and the use of the proceeds thereof in accordance with Section 2.3 (Use of proceeds) the Aggregate Invested Amount does not exceed the lesser of (I) the Facility Limit and (II) the Funding Base;

(viii)    The aggregate Outstanding Balance of all Sold Receivables (after giving effect to the addition of Portfolio Receivables to the Sold Receivables in connection with such Incremental Investment) shall not exceed the Aggregate Invested Amount; and
(ix)    Any Subordinated Loan requested on the date of such Incremental Investment, Reinvestment or Release shall have been (or shall simultaneously with such Incremental Investment, Reinvestment or Release be) made by a Subordinated Lender.
4.    REPRESENTATIONS AND WARRANTIES
4.1    Representations and warranties of the Seller
The Seller hereby represents and warrants to the Agents and the Purchasers that, on the Closing Date and as of the date of each Investment, each Reinvestment and each Release hereunder and as of each Reporting Date:
(a)    It (i) is a private limited liability company duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business in every other jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a Material Adverse Effect, and (iii) has all corporate or other organizational power and authority required to perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is now conducted unless the failure to have such power and authority would not have a Material Adverse Effect.
(b)    The execution, delivery and performance by it of this Agreement and any other Transaction Document to which it is a party, including the Seller’s use of the proceeds of Investments (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) are in its interest and it will receive a corporate benefit as a result of the transactions contemplated hereby and thereby and the value of the consideration obtained by it under the transactions contemplated hereby and thereby constitutes fair market value, (iv) do not contravene or constitute a default under (A) its Organizational Documents, (B) any applicable Law, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property except in each case where any such contravention or default would not have a Material Adverse Effect and (v) do not result in or require the creation or imposition of any Adverse Claim (other than Permitted Adverse Claims) upon or with respect to any of its properties. Each Transaction Document to which the Seller is a party has been duly executed and delivered by the Seller.
(c)    No authorization, approval, license, consent, qualification or other action by, and no notice to or filing or registration with, any Official Body or official thereof or any third party is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Documents to which it is a party or any other document to be delivered by it hereunder or thereunder, except for the actions taken or referred to in Schedule 4 (Conditions precedent documents) all of which have been duly made or taken, as the case may be, and are in full force and effect and except where the failure to have obtained any such authorization or approval or taken any such action or made any such filing or notice would not have a Material Adverse Effect.
(d)    Each of this Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to any limitation on the enforceability thereof against the Seller arising from the application of any applicable Insolvency Law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(e)    There are no actions, suits, investigations by an Official Body, litigation or proceedings at law or in equity or by or before any Official Body or in arbitration now pending against or affecting the Seller or its Subsidiaries or any of its businesses, properties or revenues (i) which involve or question the validity of this Agreement or any other Transaction Document to which it is a party or any of the transactions contemplated hereby or thereby (excluding any litigation or proceeding against any Obligor) or (ii) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Seller is not in default or violation of any order, judgment or decree of any Official Body or arbitrator which could reasonably be expected to have a Material Adverse Effect.
(f)    No event has occurred and is continuing, or would result from any Investment or application of the proceeds therefrom, which constitutes a Facility Event or Portfolio Event which has not been (i) notified to the relevant parties pursuant to, and in accordance with, the Transaction Documents or (ii) remedied or waived, in each case, in accordance with the Transaction Documents.
(g)    No proceeds of any Investment will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
(h)    Each Receivable treated as or represented to be a Portfolio Receivable is owned by the Seller, free and clear of any Adverse Claim (other than Permitted Adverse Claims). The Administrative Agent, for the benefit of the Secured Parties, has a valid and perfected first priority charge, security interest or pledge, ranking ahead of any other charge, security interest or pledge and the interest of any other creditor of any Transaction Party (other than Permitted Adverse Claims) in the Seller Operating Accounts, the Seller Collateral and all other Collateral, in each case, free and clear of any Adverse Claim (other than Permitted Adverse Claims). No effective financing statement or other instrument similar in effect is filed in any recording office listing any Transaction Party as debtor, covering any Receivable, Related Security, the Seller Collateral or other Collateral, or any interest therein or proceeds thereof, other than in respect of a Permitted Adverse Claim.
(i)    (i) Each Portfolio Report and Outstanding Receivables Report is complete and accurate in all material respects as of its date, (ii) all other information, data, exhibits, documents, books, records and reports (“Information”) furnished by or on behalf of the Seller in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby is complete and accurate in all material respects as of its date and no such Information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information provided by or on behalf of the Seller, the Seller represents only that such information was prepared in good faith by management of the Seller on the basis of assumptions believed by such management to be reasonable as of the time made, and (iii) all financial statements which have been furnished by or on behalf of the Seller (A) have been prepared in accordance with GAAP consistently applied (except as approved by the external auditors and as disclosed therein, if any) and (B) fairly present, in all material aspects, the financial condition of the Seller and, if applicable, its consolidated Subsidiaries as of the dates set forth therein and the results of any operations of the Seller for the periods ended on such dates.
(j)    It has (i) timely filed or caused to be filed all material Tax returns required to be filed and (ii) paid or made adequate provision for the payment of all material Taxes, assessments and other governmental charges due and payable by it, except any such Taxes, assessments or other governmental charges that are being contested in good faith by appropriate proceedings and for which the Seller has set aside in its books and records reserves in accordance with GAAP as reasonably determined by the Seller.
(k)    The Seller has its registered office, its center of main interests and its principal place of business in the Netherlands. The Seller has no other place of business in any other jurisdiction.
(l)    (i) The names and addresses of all the Seller Operating Account Banks together with the account numbers of the Seller Operating Accounts at such Seller Operating Account Banks are as specified in Schedule 5 (Facility Accounts and Account Banks), as such Schedule 5 (Facility Accounts and Account Banks) may be updated from time to time pursuant to Section 5.1(g) (Change in payment instructions to Obligors). (ii) Only Collections and other amounts payable in respect of Portfolio Receivables are deposited into the Seller Operating Accounts.
(m)    Since its formation, the Seller has not used any company name, tradename or doing-business-as name other than the name in which it has executed this Agreement.
(n)    The Seller was formed on March 9, 2011 under the Laws of the Netherlands and the Seller did not engage in any business activities prior to such date. The Seller has no Subsidiaries.
(o)    The Seller is not (i) a “covered fund” under the Volcker Rule or (ii) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940. In determining that the Seller is not an investment company, the Seller is relying on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act of 1940.
(p)    The Seller is Solvent.
(q)    With respect to each Receivable treated as or represented to be a Portfolio Receivable, the applicable Seller Party purchased such Receivable from the applicable Originator in accordance with the terms of the applicable Originator Sale Agreement in exchange for payment (made by the applicable Seller Party to such Originator in accordance with the provisions of the applicable Originator

Sale Agreement) of cash, in an amount which constituted fair market value. Each such purchase referred to above shall not have been made for or on account of an antecedent debt owed by the applicable Originator to the applicable Seller Party, or by any Intermediate Transfer to the Seller, as the case may be, and no such sale, acquisition or other transaction is or may be voidable or subject to avoidance under any section of any applicable Insolvency Law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(r)    The Seller has no operations or employees in the U.S.
(s)    Each of the representation and warranties of the Seller contained in the Transaction Documents (other than this Agreement), is complete and correct in all material respects and the Seller hereby makes each such representation and warranty to, and for the benefit of, the Administrative Agent and the Secured Parties as if the same were set forth in full herein.
(t)    There have been no material changes to the Credit and Collection Policies since the Closing Date which have not been (i) notified to the Agents pursuant to, and in accordance with, the Transaction Documents or (ii) permitted in accordance with the Transaction Documents.
(u)    It is not required to account to any Official Body for any value added or other substantially similar Tax in respect of the assignment by it of any Receivable or any Related Security related thereto and no withholding or other Tax is deductible or payable on any payment made by an Obligor with respect to any Receivable or any Related Security related thereto.
(v)    The Seller is, to the extent applicable, in compliance with Sanctions.
(w)    The Seller is not, and no director or senior officer of the Seller is, any of the following:
(i)    a Restricted Person;
(ii)    a Person owned 50% or more or controlled by, or acting on behalf of, any Restricted Person; or
(iii)    a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.
4.2    Representations of the Performance Undertaking Provider
The Performance Undertaking Provider hereby represents and warrants to the Agents and the Purchasers that, on the date of the Closing Date and as of the date of each Investment, each Reinvestment and each Release hereunder and as of each Reporting Date; provided, that the representation in Section 4.2(d) shall be made by reference to each Sustainability Certificate and only on the date on which it is delivered to the Administrative Agent:
(a)    To the best of the knowledge of the Responsible Officers of the Performance Undertaking Provider, the Performance Undertaking Provider and its Subsidiaries are, to the extent applicable, in compliance in all material respects with Sanctions.

(b)    To the best of the knowledge of the Responsible Officers of the Performance Undertaking Provider, the Performance Undertaking Provider is not, and no Subsidiary and no director or senior officer of the Performance Undertaking Provider or any Subsidiary, is any of the following:
(i)    a Restricted Party;
(ii)    a Person owned 50% or more or controlled by, or acting on behalf of, any Restricted Party; or
(iii)    a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.
(c)    The Performance Undertaking Provider has implemented and maintains in effect policies and procedures designed to promote compliance by the Performance Undertaking Provider, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions.
(d)    The information provided by the Performance Undertaking Provider in any Sustainability Certificate is true and accurate in all material respects.
4.3    Representations and warranties of the Master Servicer
The Master Servicer hereby represents and warrants to the Agents and the Purchasers that, on the date of the Closing Date and as of the date of each Investment, each Reinvestment and each Release hereunder and as of each Reporting Date:
(a)    The Master Servicer is, to the extent applicable, in compliance with Sanctions.
(b)    The Master Servicer is not, and no director or senior officer of the Master Servicer is, any of the following:
(i)    a Restricted Person;
(ii)    a Person owned 50% or more or controlled by, or acting on behalf of, any Restricted Person; or
(iii)    a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.
4.4    Representations and warranties of the Seller and the Retention Holder
Each of the Seller and the Retention Holder hereby represents and warrants to the Agents and the Purchasers that as of each Reporting Date:
(a)    In the case of the Retention Holder, it, itself or through the Originators, directly or indirectly, was involved in the original agreements which created the obligations of the Obligors giving rise to the Portfolio Receivables, by virtue of, inter alia, its supervision of the Originators and its approval of the Credit and Collection Policies, such that it is an “originator” of each of the Portfolio Receivables for the purposes of the Securitisation Regulation;
(b)    In the case of the Retention Holder, it was not established for, and does not operate for, the sole purpose of securitising exposures and (i) it has a business strategy and the capacity to meet payment obligations consistent with a broader business enterprise and involving material support from capital, assets, fees or other income available to it, relying neither on the exposures being securitized by it, nor on the Retained Interest, as well as any corresponding income from such exposures and interests and (ii) its responsible decision makers have the required experience to enable it to pursue the established business strategy, as well as an adequate corporate governance arrangement;
(c)    It has not selected Receivables to be transferred to the Seller with the aim of rendering losses on those Receivables, measured over the life of the Transaction described in the Transaction Documents, higher than the losses over the same period on comparable Receivables held on its balance sheet, in accordance with Article 6(2) of the Securitisation Regulation;
(d)    Each Sold Receivable in respect of which any amount is outstanding as at the Seventh Amendment and Restatement Effective Date was an Eligible Receivable when first included as a Sold Receivable on the Seventh Amendment and Restatement Effective Date (for the avoidance of doubt, this representation shall only be a representation that each Sold Receivable was an Eligible Receivable when first included as a Sold Receivable on the Seventh Amendment and Restatement Effective Date notwithstanding that such Sold Receivable may subsequently fail to satisfy the criteria of an Eligible Receivable);
(e)    The Seller’s rights and obligations under the Transaction Documents to sell Receivables and/or repurchase Portfolio Receivables do not constitute active portfolio management for purposes of Article 24(7) of the Securitisation Regulation;
(f)    Each of the Portfolio Receivables is:
(i)    not a securitisation position, as defined in Article 2(19) of the Securitisation Regulation;
(ii)    at the time at which it is or was (as applicable) sold to the Seller under the applicable Originator Sale Agreement:
(A)     not an exposure in default within the meaning of Article 178(1) of Regulation (EU) No 575/2013;
(B)    not an exposure to a credit-impaired debtor or guarantor, who, to the best of the applicable Originator’s knowledge, has been (I) declared insolvent or had a court grant his creditors a final non-appealable right of enforcement or material damages as a result of a missed payment within three years prior to the date of origination or has undergone a debt restructuring process with regard to its non-performing exposures within three years prior to the date of transfer or assignment of the applicable Portfolio Receivable to the Seller; (II) was, at the time of origination, where applicable, on a public credit registry of persons with adverse credit history or, where there is no such public credit registry, another credit registry that is available to the applicable Originator; or (III) has a credit assessment or a credit score indicating that the risk of contractually agreed payments not being made is significantly higher than for comparable Receivables held by the applicable Originator which are not securitised; or
(C)    a trade receivable with full recourse to the relevant Obligor; and
(D)    not a transferable security, as defined in point (44) of Article 4(1) of Directive 2014/65/EU; and
(iii)    not a derivative contract.
(g)    For the purposes of Article 24(11) of the Securitisation Regulation, payments under the Transaction Documents do not depend predominantly on the sale of assets securing the Portfolio Receivables;
(h)    For the purposes of Article 24(12) of the Securitisation Regulation, the Seller has not entered into any derivative contracts, other than the Hedge Agreements;
(i)    It and the Master Servicer have remedies and actions relating to delinquency and default of Obligors, debt restructuring, debt forgiveness, forbearance, payment holidays, losses, charge offs, recoveries and other asset performance remedies;
(j)    It has made available, in accordance with Article 24(14) of the Securitisation Regulation, data on static and dynamic historical default and loss performance, such as delinquency and default data, for substantially similar Receivables to those being securitised under the Transaction Documents, and the sources of those data and the basis for claiming similarity, to the Administrative Agent, the Purchaser Agents, the Committed Purchasers and the Conduit Purchasers;
(k)    The Portfolio Receivables are homogeneous for purposes of Article 24(15) of the Securitisation Regulation, on the basis that they: (i) are trade receivables; (ii) have been underwritten by the applicable Originator in accordance with similar underwriting standards applying similar approaches with respect to the assessment of a potential Obligor’s credit risk and on terms no less stringent than those that such Originator used on similar exposures not securitised under this Transaction; and (iii) are serviced by the Master Servicer in accordance with the Credit and Collection Policies and the Servicing Agreement in accordance with the same servicing procedures with respect to monitoring, collections and administration of cash receivables generated from the Portfolio Receivables;
(l)    For the purposes of Article 24(17)(c) of the Securitisation Regulation, no provision of the Transaction Documents requires automatic liquidation of the Portfolio Receivables upon a Facility Termination Event;
(m)    Each Originator has expertise in originating Receivables of a similar nature to the Portfolio Receivables;
(n)    At the time of purchase under the terms of the Transaction Documents, the Portfolio Receivables meet or met (as applicable), to the best knowledge of the Originators and the Retention Holder, the requirements of Article 243(1)(a) of the CRR; and
(o)    It has at all times complied with its obligations under Section 5.5 (Securitisation Regulation).

5.    COVENANTS
5.1    Covenants of the Seller
Until the Final Payout Date:
(a)    Compliance with laws, etc.
The Seller will comply in all material respects with all applicable Laws and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges, except to the extent that the failure so to comply with such Laws or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.
(b)    Offices, records and books of account
The Seller will keep its records concerning the Receivables at (i) the address of the Seller specified in Section 11.2 (Notices, etc.) as of the date of this Agreement or (ii) upon fifteen (15) days prior written notice to the Administrative Agent and the Purchaser Agents, at any other locations in jurisdictions where all actions reasonably requested by the Administrative Agent or any Purchaser Agent to protect and perfect its security interest in the Collateral have been taken and completed. The Seller also will maintain and implement, or cause the Master Servicer to maintain and implement, administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the loss or destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).
(c)    Notice of Seller’s interest
In the event that the Seller shall sell, hold in trust or otherwise transfer any interest in any Receivable, any Related Security or any other Collateral (other than as contemplated by the Transaction Documents), the Seller shall inform the counterparty that it has entered into a securitization program arranged by Rabobank under which it has securitized certain of its Receivables.
(d)    Sales, Liens, etc.
The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (except for Permitted Adverse Claims) upon or with respect to, the Portfolio Receivables, any Seller Operating Account, the Seller Collateral, any other Collateral or any other asset of the Seller, or assign any right to receive income in respect thereof and the Seller shall not issue any Equity Interest to any other Person other than the Equity Holder or permit any such Equity Interests to be subject to any Adverse Claim, except as otherwise expressly provided for in the Transaction Documents. Nothing in this Section 5.1(d) shall prevent the Seller from making Restricted Payments otherwise permitted under Section 5.1(n).
(e)    Extension or amendment of Portfolio Receivables and Contracts

Except as provided in Section 2.2(c) (Duties of the Master Servicer) of the Servicing Agreement, the Seller will not (i) extend, amend or otherwise modify the terms of any Portfolio Receivable or any Related Security, or (ii) amend, modify or waive any term or condition of any Contract related thereto except (x) in accordance with the applicable Credit and Collection Policies, (y) as required by Law or (z) otherwise in a manner that would not have a Material Adverse Effect or materially adversely affect the interests or remedies of the Secured Parties.
(f)    Change in Business
The Seller will not make any change to the character of its business.
(g)    Change in payment instructions to Obligors
The Seller will not add or terminate any Seller Operating Account from those listed in Schedule 5 (Facility Accounts and Facility Account Banks), or make any change in any instruction to Obligors regarding payments to be made in respect of the Receivables which would adversely affect the likelihood that Obligors will make payments directly to the relevant Collection Account or payments to be made to any Seller Operating Account unless the Administrative Agent and each Purchaser Agent shall have received at least fifteen (15) days prior written notice of such addition, termination or change (including an updated Schedule 5 (Facility Accounts and Facility Account Banks)) and a fully executed Security Document with respect to each new Seller Operating Account has been delivered to the Administrative Agent. Each Seller Operating Account shall be maintained at all times in the name of the Seller and at a bank or other financial institution with at least two of the three following ratings: at least A-1 by S&P, P-1 by Moody’s and F1 by Fitch.
(h)    Deposits to Seller Operating Accounts
If the Seller shall receive any Collections directly, the Seller shall (or will cause the Master Servicer to) promptly (and in any event within two (2) Business Days) cause such Collections to be deposited into a Seller Operating Account or Collection Account. The Seller will not permit and will (and will cause the Servicer Parties to) prevent funds which do not constitute Collections of Receivables or the proceeds of Incremental Investments or Subordinated Loans under the Subordinated Loan Agreement from being deposited into any Seller Operating Account.
(i)    Further Assurances; Change in Name or Jurisdiction of Organisation, etc.
(i)    The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that the Administrative Agent may reasonably request, to (A) perfect, protect or more fully evidence the Administrative Agent’s security interest in the Seller Operating Accounts and the other Collateral, (B) enable the Conduit Purchasers, the Committed Purchasers, the Purchaser Agents or the Administrative Agent to exercise and enforce their respective rights and remedies under this Agreement or (C) ensure that the transactions contemplated hereunder and under the other applicable Transaction Documents are treated as true sales. Without limiting the foregoing, the Seller will at its expense, within ten (10) Business Days request of the Administrative Agent, duly execute, file, or serve in or on the appropriate filing office, Official Body or other Person in each jurisdiction necessary all registrations, notices, financing or continuation statements, or amendments thereto, and such other instruments and other documents, that may be necessary or reasonably desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence the Administrative Agent’s security interest in the Seller Operating Accounts and the other Collateral. The Seller authorizes the Administrative Agent to file financing or continuation statements or similar instruments, and amendments thereto and assignments thereof, relating to the Seller Operating Accounts and the other Collateral for the purpose of evidencing or protecting its security interest in connection therewith without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by Law.
(ii)    The Seller will at all times be incorporated under the laws of Netherlands and will not take any action to change its jurisdiction of organisation.
(iii)    The Seller will not change its name, identity, corporate structure, location, registered office, its centre of main interests, its principal place of management or tax identification number or make any other change which could render any financing statement or similar instrument filed in connection with any Transaction Document seriously misleading or otherwise ineffective under applicable Law, unless the Administrative Agent shall have received at least fifteen (15) days advance written notice of such change prior to the effectiveness thereof and all action by the Seller necessary or appropriate to perfect or maintain the perfection of the Administrative Agent’s security interest in the Seller Operating Accounts and the other Collateral (including the filing of all financing statements or similar instruments and the taking of such other action as the Administrative Agent may request in connection with such change) shall have been duly taken.
(j)    Separateness
The Seller shall:
(i)    maintain corporate records and books of account separate from those of any other Transaction Party;
(ii)    ensure that the resolutions, agreements and other instruments underlying the transactions described in the Transaction Documents shall be continuously maintained as official records;
(iii)    maintain an arm’s-length relationship with each other Transaction Party and not hold itself out as being liable for any Indebtedness of any other Transaction Party;
(iv)    keep its assets and its liabilities wholly separate from those of each other Transaction Party;
(v)    not mislead third parties by conducting or appearing to conduct business on behalf of any other Transaction Party or expressly or impliedly representing or suggesting that the Seller is liable or responsible for any Indebtedness of any other Transaction Party or that the assets of the Seller are available to pay the creditors of any other Transaction Party;
(vi)    not hold any other Transaction Party out to third parties as other than an entity with assets and liabilities distinct from the Seller;
(vii)    not hold itself out to be responsible for any decisions or actions relating to any other Transaction Party;
(viii)    take such other actions as are necessary on its part to ensure that all corporate procedures required by its Organizational Documents are duly and validly taken;
(ix)    keep correct and complete records and books of account and corporate minutes;
(x)    not act in any manner that could foreseeably mislead others with respect to the separate identity of each other Transaction Party;
(xi)    at all times limit its transactions with each other Transaction Party only to those expressly permitted hereunder or under any other Transaction Document; and
(xii)    take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken by it in order to (I) ensure that the assumptions and factual recitations set forth in any true sale opinion or non-consolidating opinion issued in connection with the Transaction Documents remain true and correct in all material respects with respect to it and the other Transaction Party and (II) comply in all material respects with those procedures described in such provisions which are applicable to it.
(k)    Transaction Documents
Except as permitted under Section 11.14 (Limitation on the addition and termination of Originators) or as otherwise expressly permitted by the Transaction Documents, the Seller will not terminate, amend, waive or modify, or consent to any termination, amendment, waiver or modification of, any provision of any Transaction Document or grant any other consent or other indulgence under any Transaction Document, in each case, without the prior written consent of the Administrative Agent and the Required Committed Purchasers (such consent not to be unreasonably withheld); provided that the consent of each Committed Purchaser shall be required for any such amendment, waiver, modification, consent or other indulgence that would have a Fundamental Change. The Seller will perform in all material respects all of its obligations under the Transaction Documents and will enforce its rights under the Transaction Documents in accordance with their respective terms. The Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Secured Parties as assignees of Seller) under the Transaction Documents as the Administrative Agent or the Required Committed Purchasers may from time to time reasonably request, including making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in any Transaction Document.

(l)    Nature of Business; No Subsidiaries; Change in Credit and Collection Policies
The Seller will not engage in any business other than the ownership, collection and financing of Receivables, Related Security and Collections originated by the Originators pursuant to and in accordance with terms of the Transaction Documents. The Seller will not create or form any Subsidiary. The Seller will not amend, modify, change or repeal any of its Organizational Documents without the prior written consent of each Agent. The Seller will not make any material change in the Credit and Collection Policies except (i) as required by Law and, if such changes are material, notified to each Purchaser Agent or (ii) with the prior written consent of each Purchaser Agent (such consent not to be unreasonably withheld). The Seller will not have any employees.
(m)    Mergers, etc.
Except to the extent expressly permitted by the Transaction Documents, the Seller will not liquidate or dissolve or merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person.
(n)    Distributions, etc.
The Seller will not (i) except as otherwise required by applicable Law, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Equity Interests in the Seller, or return any capital to its members or other Equity Holders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interests or other equity of the Seller or any warrants, rights or options to acquire any membership interests or other equity of the Seller, now or hereafter outstanding, (ii) prepay, purchase or redeem any Indebtedness (other than expressly in accordance with the Transaction Documents), (iii) lend or advance any funds or (iv) repay any loans or advances to, for or from any of its Affiliates (the amounts described in Sections 5.1(n)(i) to (iv) being referred to as “Restricted Payments”); provided that the Seller may (x) purchase Receivables and any Related Security and Collections related thereto, and (y) pay amounts owing in respect of the Subordinated Loans, in each case, pursuant to and in accordance with the terms and conditions of the Transaction Documents, including Section 2.6 (Collections prior to Facility Termination Date), Section 2.7 (Collections after Facility Termination Date) and Section 3 (Conditions of Purchases).
(o)    Indebtedness
The Seller will not create, incur, guarantee, assume or suffer to exist any Indebtedness or other liabilities, whether direct or contingent, funded or unfunded, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under this Agreement, (iii) the incurrence of other obligations pursuant to, and, as expressly set forth in, the Transaction Documents or (iv) the incurrence of operating expenses in the ordinary course of business in an amount not to exceed EUR 100,000 at any time outstanding.
(p)    Taxes
The Seller will file all material tax returns and reports required by Law to be filed by it and will within the time period required by applicable Law or regulation pay all material Taxes and governmental charges at any time due and payable by it (including, without limitation, all Taxes payable by the Seller in connection with the Portfolio Receivables and Related Security), except to the extent such Taxes or governmental charges are being contested in good faith by appropriate proceedings and the Seller has set aside in its books adequate reserves in accordance with GAAP as reasonably determined by the Seller.
(q)    Enforcement
The Seller on its behalf, and on behalf of the Secured Parties, shall (or shall cause the Master Servicer Parties to) promptly require compliance with all covenants and obligations in its favor of the Intermediate Transferors contained in the Intermediate Transfer Agreements and all covenants and obligations in its favor of the Originators under the Originator Sale Agreements. The Seller shall also deliver consents, approvals, acknowledgements, directions, notices, waivers and take such further actions thereunder as may be directed by the Administrative Agent. The Seller (or the Seller Agent or Master Servicer on its behalf) shall track all funds paid to each Originator as Advanced Purchase Prices and shall at no time permit the transfer of Advanced Purchase Price payments (which have not been applied to the Purchase Price of Receivables that qualify as Eligible Receivables) to exceed 10% of the Unpaid Balance of Portfolio Receivables that qualify as Eligible Receivables set forth in the most recently delivered Portfolio Report with respect to the applicable Originator; provided, that so long as the Applicable S&P Rating is not below “BBB-” (or withdrawn or suspended) and the Applicable Moody’s Rating is not below “Baa3” (or withdrawn or suspended), then the determination as to whether the Advanced Purchase Price amounts with respect to each Originator would exceed such 10% threshold may be made on a weekly basis on the fourth Business Day (or, if such calendar week has less than 4 Business Days, on the last Business Day) of such calendar week and any such determination shall remain in effect until the immediately succeeding date of determination. In addition, the Seller (or the Seller Agent or Master Servicer on its behalf) shall track all Deferred RPA Purchase Price amounts payable to Originators and shall at no time permit the Deferred RPA Purchase Price amounts to exceed 10% of the Unpaid Balance of Portfolio Receivables that qualify as Eligible Receivables set forth in the most recently delivered Portfolio Report with respect to the applicable Originator; provided, that so long as the Applicable S&P Rating is not below “BBB-” (or withdrawn or suspended) and the Applicable Moody’s Rating is not below “Baa3” (or withdrawn or suspended), then the determination as to whether the Deferred RPA Purchase Price amounts with respect to each Originator would exceed such 10% threshold may be made on a weekly basis (rather than daily in any other circumstance) on the fourth Business Day (or, if such calendar week has less than 4 Business Days, on the last Business Day) of such calendar week and any such determination shall remain in effect until the immediately succeeding date of determination.
(r)    Seller Operating Accounts

The Seller will cause all Seller Operating Accounts to be subject at all times to a Security Document and all Collection Accounts to be subject at all times to an Account Security Agreement.
(s)    Change in accountants or accounting policies
The Seller shall promptly notify the Administrative Agent of (i) any change in its auditors or (ii) any material change in its accounting policies to the extent such change in accounting policies could reasonably be expected to have a Material Adverse Effect.
(t)    Power of Attorney
The Seller will not revoke or attempt to revoke any power of attorney granted by it in connection with the transactions contemplated by the Transaction Documents (unless such revocation results from mandatory application of applicable Law).
(u)    Negotiable Instruments
Unless delivered to the Administrative Agent, the Seller shall not take any action to cause any Portfolio Receivable not evidenced by a negotiable instrument upon origination to become evidenced by a negotiable instrument, except in connection with the enforcement or collection of a Defaulted Receivable.
(v)    Delivery of Audited Financial Statements
The Seller shall deliver to the Administrative Agent, within 120 days after the close of each of its fiscal years starting from its fiscal year ending December 31, 2011, a copy of its audited financial statements prepared by its accountants in accordance with GAAP and that are provided to the Performance Undertaking Provider in connection with the preparation of the Performance Undertaking Provider’s consolidated annual audited financial statements.
(w)    Licenses, etc.
The Seller shall maintain in full force and effect all licenses, approvals, authorizations, consents, registrations and notifications which are at any time required in connection with the performance of its duties and obligations hereunder and under the other Transaction Documents, except to the extent the failure to do so would not have a Material Adverse Effect.
(x)    Credit and Collection Policies
The Seller shall comply in all material respects with the applicable Credit and Collection Policies.
(y)    Sanctions
(i)    Promptly upon a Responsible Officer of the Seller becoming aware that the Seller has received formal notice that it has become subject to any action or investigation under any Sanctions, the Seller shall, to the extent permitted by law, supply to the Administrative Agent details of any such action or investigation.

(ii)    The Seller will not knowingly permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the transactions contemplated by this Agreement to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Person except as otherwise permitted or authorized by Sanctions or Sanctions Authorities, including, without limitation, as authorized by OFAC general or specific license or (ii) in any other manner that would result in any of the Seller, the Administrative Agent, any Purchaser Agent, any Committed Purchaser or any Conduit Purchaser being in breach of any Sanctions or becoming a Restricted Person.
(z)    Transparency Requirements
The Seller agrees that it will provide such information in relation to the Seller as may reasonably be requested from time to time by the Administrative Agent, any Purchaser Agent, any Committed Purchaser and any Conduit Purchaser in order to enable each Committed Purchaser (in its capacities as a Committed Purchaser and/or as a Liquidity Bank) and Conduit Purchaser, as applicable, to comply with their respective obligations under Article 5 and/or Article 7 of the Securitisation Regulation, or by the Master Servicer in order to enable the Master Servicer, in its capacity as an “originator” as defined in Article 2(3) of the Securitisation Regulation, to comply with its obligations under Section 6.4(c) (Transparency). The Seller will not be in breach of the requirements in this Section 5.1(z) if, due to events, actions or circumstances beyond its control, it is not able to comply with the undertakings contained herein.
5.2    Inspections; annual agreed upon procedures audit
Until the Final Payout Date:
(a)    The Seller will, at the expense of the Seller (subject to the proviso to this Section 5.2(a)), from time to time during regular business hours as requested by the Administrative Agent and/or any Purchaser Agent upon five (5) Business Days prior notice, permit the Administrative Agent, any Purchaser Agent, or their respective agents or representatives (including independent accountants, which may not be the Seller’s or the Master Servicer’s independent accountants) (i) to conduct audits of the Receivables, the Related Security, the other Collateral and the related books and records, including the Contracts, and collections systems of the Seller; (ii) to examine and make copies of and abstracts from all documents, purchase orders, invoices, agreements, books, records and other information (including computer programs, tapes, discs, punch cards, data processing software, storage media and related property and rights) relating to Receivables, the Related Security and the other Collateral, including, the related Contracts to the extent necessary to preserve the Secured Parties’ rights, and verify the Transaction Parties’ compliance with their obligations, under the Transaction Documents and (iii) to visit the offices and properties of the Seller for the purpose of examining such materials described in Sections 5.2(a)(i) and (ii), and to discuss matters relating to Receivables, the Related Security and the other Collateral or the Seller’s performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters; provided that, unless a Facility Event or Portfolio Event has occurred, only one such examination and visit in any calendar year shall be at the expense of the Seller.

(b)    On or before the 30th day before each anniversary of the Eighth Amendment and Restatement Effective Date, or at any time upon the occurrence and during the continuance of a Facility Event or Portfolio Event, upon the request of the Administrative Agent and/or any Purchaser Agent, the Seller shall, and shall cause each Servicer Party to, cause a firm of nationally recognized independent accountants or collateral auditors, in either case acceptable to the Administrative Agent (who may also render other services to the Seller, the Servicer Parties or their Affiliates) to furnish a report (addressed to the Administrative Agent and each Purchaser Agent) to the Administrative Agent and each Purchaser Agent (each such report, an “Accountants’ Letter”) in a form acceptable to the Administrative Agent and each Purchaser Agent, to the effect that they have performed certain procedures as reasonably requested by the Administrative Agent and the Purchaser Agents (which, unless otherwise agreed by the Administrative Agent and the Purchaser Agents, shall include the procedures identified on Schedule 6 (Agreed upon Procedures)) and examined certain documents and records relating to the Receivables and the servicing thereof and have compared the information contained in certain of the Portfolio Reports and Outstanding Receivables Reports delivered pursuant to the Transaction Documents for the preceding twelve (12) calendar month period with such documents and records and that, on the basis of such procedures, have noted no material instances where the amounts set forth in such Portfolio Reports and Outstanding Receivables Reports are not in agreement with the Master Servicer documents and records, except for such exceptions as shall be set forth in such report; provided, that (i) each such annual review shall examine the historical receivables information which accounts for at least 25% of the Outstanding Balance of Portfolio Receivables as of the date of determination used for the Accountants’ Letter and (ii) with respect to each review conducted in connection with the second anniversary of the Eighth Amendment and Restatement Effective Date and the anniversary falling every two calendar years thereafter, such review shall examine historical receivables information which accounts for at least 25% of the Outstanding Balance of Portfolio Receivables originated by the U.S. Originators as of the date of determination used for the Accountants’ Letter. The cost of any Accountants’ Letter shall be paid by the Master Servicer out of its own funds. For the avoidance of doubt, the Seller (or the Master Servicer) shall only be responsible for the costs of one such annual review and any such review per Servicer Party requested by the Administrative Agent and/or the Purchaser Agents upon the occurrence and during the continuance of a Facility Event or Portfolio Event.
5.3    Covenants of the Performance Undertaking Provider
(a)    Sanctions Actions or Investigations
Promptly upon a Responsible Officer of the Performance Undertaking Provider becoming aware that the Performance Undertaking Provider or any of its Subsidiaries has received formal notice that it has become the subject of any material action or investigation under any Sanctions, the Performance Undertaking Provider shall, to the extent permitted by law, supply to the Administrative Agent details of any such material action or investigation.
(b)    Anti-Corruption and Sanctions Compliance Policies and Procedures
The Performance Undertaking Provider will maintain in effect policies and procedures designed to promote compliance by the Performance Undertaking

Provider, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions.
(c)    Anti-Money Laundering
The Performance Undertaking Provider will not knowingly conduct its operations in violation of any applicable financial recordkeeping and reporting requirements of the U.S. Bank Secrecy Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any applicable authority (collectively, the “Money Laundering Laws”), and no action or inquiry by or before any authority involving the Performance Undertaking Provider with respect to Money Laundering Laws is pending or, to the best of the knowledge of the Responsible Officers of the Performance Undertaking Provider, is threatened.
(d)    Sanctions
The Performance Undertaking Provider will not knowingly use, or permit any of its Subsidiaries to use, any funds derived from any activity that would violate Sanctions to pay any of the obligations under the Transaction Documents.
(e)    Provision and Contents of Sustainability Certificate.
(i)    The Performance Undertaking Provider shall supply a Sustainability Certificate to the Administrative Agent, the Sustainability Co-ordinator and each Purchaser Agent on an annual basis, with the first Sustainability Certificate being supplied by the date falling no later than one hundred twenty (120) days after December 31, 2023 and, thereafter, each subsequent Sustainability Certificate being supplied by the date falling no later than one hundred twenty (120) days from December 31st of each subsequent year (the “Sustainability Certificate Due Date”); provided, that in each case, the Performance Undertaking Provider shall deliver the Sustainability Certificate to the Administrative Agent, the Sustainability Co-ordinator and each Purchaser Agent at least five (5) Business Days prior to the first day of the Tranche Period immediately following the date of such delivery.
(ii)    Each Sustainability Certificate shall be signed by an authorized signatory of the Performance Undertaking Provider and shall:
(A)    certify the score of each Sustainability Performance Target and Sustainability Progress Target (where applicable);
(B)    certify the associated third-party verifications for each applicable Sustainability Performance Target and Sustainability Progress Target (where applicable) detailed in the Sustainability Benchmark; and
(C)    append evidence of the third-party verification for each relevant Sustainability Performance Target and Sustainability Progress Target (where applicable).
(f)    Changes to Sustainability Performance Targets, Sustainability Progress Targets and Sustainability Benchmark

(i)    If the Performance Undertaking Provider (acting reasonably) determines that:
(A)    there have been any substantive changes applicable to the methodology or standards set out in the Sustainability Benchmark or the application of the same by the Performance Undertaking Provider due to wider industry standards or any applicable Requirement of Law;
(B)    any change has been made in respect of wider industry standards, any applicable Requirement of Law or the portfolio of assets owned by the Performance Undertaking Provider or any of its Subsidiaries that has any substantive effect on the calculation of any Sustainability Performance Target, Sustainability Progress Target or the Sustainability Benchmark; or
(C)    Sustainability Performance Targets should be established for the calendar year 2024 or any calendar year thereafter, then the Performance Undertaking Provider shall submit a proposal (the “Proposal”) to the Purchasers (via the Administrative Agent) setting out the changes requested by the Performance Undertaking Provider to be made to the Sustainability Performance Targets, the Sustainability Progress Targets and the Sustainability Benchmark (including, but not limited to, the calculation and level of each Sustainability Performance Target and Sustainability Progress Target) to that existing as at the date of this Agreement. The Purchasers shall consider the Proposal in good faith.
(ii)    If by the date falling no later than ninety (90) days after the date of delivery of the Proposal to the Administrative Agent (the “Variation End Date”), the Performance Undertaking Provider, the Seller, the Administrative Agent and each Committed Purchaser or, solely with respect to any changes to de minimis thresholds which are not defined by industry standards, the Administrative Agent (acting on the instructions of the Sustainability Co-ordinator and the Majority Committed Purchasers as contemplated by Schedule 7 (Sustainability Benchmark)) have agreed to certain changes to the Sustainability Benchmark, the Sustainability Progress Targets and/or any Sustainability Performance Targets (together, the “Varied Targets”), such changes shall take effect (and Schedule 7 (Sustainability Benchmark) shall be deemed to be amended) on and from the Variation End Date and be binding on all the parties hereto.
(iii)    Subject to Section 5.3(f)(iv) and Section 5.3(f)(v) below, if by the Variation End Date no agreement has been reached on the Proposal, then on and from the Variation End Date:
(A)    the relevant Sustainability Performance Target and/or Sustainability Progress Target (the “Discontinued Targets”) shall be deemed to no longer apply;
(B)    no further Sustainability Margin Adjustments shall be made in respect of the Discontinued Target; and

(C)    the provisions of Section 4.2(d) (Sustainability Certificate), Section 5.3(e) (Provisions and Contents of Sustainability Certificate), Section 5.3(f) (Changes to Sustainability Performance Targets, Sustainability Progress Targets and Sustainability Benchmarks), the second proviso of the final paragraph in Section 7.1 (Facility Termination Events), Schedule 7 (Sustainability Benchmarks), Schedule 8 (Sustainability Adjustments), and Exhibit F (Form of Sustainability Certificate) shall no longer apply or be operative in respect of the Discontinued Target.
(iv)    Section 5.3(f)(iii) shall not apply to a Sustainability Performance Target and/or Sustainability Progress Target if the Performance Undertaking Provider, by notification to the Administrative Agent, withdraws the Proposal in respect of that Sustainability Performance Target and/or Sustainability Progress Target (as applicable) at any time prior to the Variation End Date.
(v)    For the avoidance of doubt, the cessation of a Discontinued Target pursuant to Section 5.3(f)(iii) above shall not impact the continuation of any Varied Targets and any other Sustainability Performance Targets or Sustinability Progress Targets that were not relevant to the Proposal.
5.4    Covenants of the Master Servicer
(a)    Sanctions
(i)    Promptly upon a Responsible Officer of the Master Servicer becoming aware that the Master Servicer has received formal notice that it has become subject to any action or investigation under any Sanctions, the Master Servicer shall, to the extent permitted by law, supply to the Administrative Agent details of any such action or investigation.
(ii)    The Master Servicer will not knowingly permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the transactions contemplated by this Agreement to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Person except as otherwise permitted or authorized by Sanctions or Sanctions Authorities, including, without limitation, as authorized by OFAC general or specific license or (ii) in any other manner that would result in any of, the Master Servicer, the Administrative Agent, any Purchaser Agent, any Committed Purchaser or any Conduit Purchaser being in breach of any Sanctions or becoming a Restricted Person.
5.5    Securitisation Regulation
(a)    The Retention Holder, in its capacity as an “originator” for the purposes of the Risk Retention Requirements will, in furtherance of complying with the Risk Retention Requirements, advance the Subordinated Loans to the Seller pursuant to the Subordinated Loan Agreement.
(b)    The Retention Holder hereby undertakes, for so long as the securitisation comprised in the Transaction Documents is ongoing, to:

(i)    hold and retain a material net economic interest in the securitisation comprised in the Transaction Documents in an amount equal to at least five percent (5.00%) in the form of the retention of the first loss tranche in accordance with option (d) of Article 6(3) of the Securitisation Regulation (the “Retained Interest”) and the related provisions of the Securitisation Regulation Rules (together, the “Risk Retention Requirements”) by its provision of the Subordinated Loan to the Seller;
(ii)    not change the manner or form in which it retains such net economic interest, except to the extent permitted under the text of the Securitisation Regulation Rules;
(iii)    not transfer, sell or hedge or otherwise enter into any credit risk mitigation, short position or any other credit risk hedge with respect to such net economic interest, except to the extent permitted under the Securitisation Regulation Rules;
(iv)    at all times confirm, promptly upon the written request of the Seller, the continued compliance with clauses (i), (ii) and (iii) above; and
(v)    promptly notify the Seller and the Administrative Agent if for any reason it (A) ceases to hold the retention in accordance with the requirements of this Agreement or (B) fails to comply with the covenants set out in this Agreement in respect of the retention.
(c)    The Master Servicer, on behalf of the Retention Holder, shall certify in each Monthly Report delivered with respect to the last month of each calendar quarter the Retention Holder’s ongoing compliance with the undertakings contained herein.
(d)    It is agreed that any covenant in the Transaction Documents requiring retention of risk in accordance with Article 405 of Regulation (EU) No 575/2013 and/or Article 122a of Directive 2006/48/EC as amended by Directive 2009/111/EC  (but not, for the avoidance of doubt, successors thereto), shall no longer apply.
(e)    The Seller, each of the Originators and the Retention Holder hereby undertakes, until the Final Payout Date:
(i)    that it shall notify each the Administrative Agent, any Purchaser Agent, any Committed Purchaser or any Conduit Purchaser, European Securities and Markets Authority (or any successor or replacement thereof) and the applicable competent authorities immediately if at any time the Transaction does not comply with the requirements of Article 24 of the Securitisation Regulation;
(ii)    for the purposes of Article 24(12) of the Securitisation Regulation, that it shall not enter into any derivative contracts, other than the Hedge Agreements;
(iii)    that it shall notify the Administrative Agent, any Purchaser Agent, any Committed Purchaser or any Conduit Purchaser of any amendment to the priority of payments set out in the Transaction Documents which may materially adversely affect the payment of amounts owed to such persons, without undue delay in accordance with Article 24(13) of the Securitisation Regulation;
(iv)    to provide notice promptly to the Administrative Agent, any Purchaser Agent, any Committed Purchaser and any Conduit Purchaser in the event it fails to comply with any of its obligations under this Section 5.5; and
(v)    in the case of the Seller and the Originators, to provide the Master Servicer with any information which it requires in order to enable it to fulfil its obligations under Section 6.4(b) (Transparency).
6.    ADMINISTRATION AND COLLECTION OF RECEIVABLES
6.1    Designation of Master Servicer
The servicing, administration and collection of the Portfolio Receivables shall be conducted by the Master Servicer so designated under the Servicing Agreement from time to time. If the Applicable S&P Rating is below “BBB-” (or withdrawn or suspended) and the Applicable Moody’s Rating is below “Baa3” (or withdrawn or suspended), then the Administrative Agent (at the direction of any Purchaser) may appoint a back-up servicer reasonably acceptable to the Administrative Agent hereunder and under the other Transaction Documents at the reasonable expense of the Master Servicer. Such back-up servicer must agree to commence servicing within five Business Days of receipt of notice to succeed the Master Servicer. The Master Servicer shall cooperate with such appointment and take all actions reasonably requested by the Administrative Agent or any Purchaser Agent in connection therewith. The back-up servicer shall be appointed within 3 calendar months of such downgrade (but, for the avoidance of doubt, any failure to appoint a back-up servicer within such timeframe shall not constitute a Facility Termination Event).
6.2    Certain Rights of the Administrative Agent
(a)    The Administrative Agent may (and if so directed by the Majority Committed Purchasers, shall), at any time following the occurrence and during the continuation of a Facility Event or Portfolio Event, have each Seller Operating Account transferred into the name of the Administrative Agent for the benefit of the Secured Parties and/or assume exclusive control of the Seller Operating Accounts and Collection Accounts and, in each case, take such actions to effect such transfer or assumption as it may determine to be necessary or appropriate (including delivering the notices attached to the applicable Security Documents).
(b)    At any time following the occurrence and during the continuation of a Facility Termination Event:
(i)    At the Administrative Agent’s request (acting at the request of the Majority Committed Purchasers) and at the Seller’s expense, the Seller shall, or shall cause each Servicer Party to (and if any Servicer Party shall fail to do so within two (2) Local Business Days, the Administrative Agent may) (i) notify each Obligor of Portfolio Receivables of the transfer, sale, trust, assignation and assignment of the Portfolio Receivables and the Related Security with respect thereto pursuant to the Transaction Documents and of the applicable Purchaser’s ownership of the Portfolio Receivables and the Related Security with respect thereto, (ii) direct such Obligors that payments under any Portfolio Receivable or any

Related Security with respect thereto be made directly to the Administrative Agent or its designee and (iii) execute any power of attorney or other similar instrument and/or take any other action necessary or desirable to give effect to such notice and directions, including any action required (x) to convey or perfect the relevant Purchaser’s title in the Portfolio Receivables and Related Security, or (y) to be taken so that the obligations or other indebtedness of such Obligors in respect of any Portfolio Receivables and any Related Security with respect thereto may no longer be legally satisfied by payment to the applicable Originator or any of its Affiliates.
(ii)    At the Administrative Agent’s request (acting at the request of the Majority Committed Purchasers) and at the Seller’s expense, the Seller shall, or shall cause each Servicer Party to, (A) assemble all of the Contracts, documents, instruments and other records (including computer tapes and disks) that evidence or relate to the applicable Portfolio Receivables, or that are otherwise necessary or desirable to collect the applicable Portfolio Receivables, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent or its designee and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Portfolio Receivables in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.
(c)    The Seller authorizes the Administrative Agent, following the occurrence and during the continuation of a Facility Termination Event, to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Administrative Agent, to collect amounts due under the Portfolio Receivables, including (i) endorsing the Seller’s or any other Transaction Party’s name on checks and other instruments representing Collections, and (ii) enforcing the Receivables and the Related Security and the Security Agreements and other Transaction Documents, including to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with therewith and to file any claims or take any action or institute any proceedings that the Administrative Agent (or such designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the Seller or any other Transaction Party in respect of, the Receivables and the Related Security and the other Transaction Documents.
6.3    Performance of obligations
(a)    If the Master Servicer or the Seller fails to perform any of its obligations under this Agreement or any other Transaction Document and a Servicer Default or Facility Termination Event has occurred and is continuing with respect to the Master Servicer or the Seller, as applicable, the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses reasonably incurred in connection therewith shall be payable by the Master Servicer or the Seller, as applicable.

(b)    The Seller shall, and shall cause the Master Servicer to, perform their respective obligations, and exercise their respective rights, under the Contracts and the Transaction Documents to the same extent as if the Portfolio Receivables had not been sold and transferred pursuant hereto. The exercise by the Administrative Agent on behalf of the Secured Parties of their rights under this Agreement shall not release the Master Servicer or the Seller from any of their duties or obligations with respect to any Contracts or Transaction Documents. None of the Administrative Agent, the Purchasers or the Purchaser Agents shall have any obligation or liability with respect to any Transaction Documents or Contracts, nor shall any of them be obligated to perform the obligations of any Transaction Party under any Transaction Document or Contract.
(c)    The Administrative Agent’s rights and powers under this Section 6 and under the Servicing Agreement shall not subject the Administrative Agent to any liability if any action taken by it proves to be inadequate or invalid nor shall such powers confer any obligation whatsoever upon the Administrative Agent.
6.4    Transparency
(a)    For the purposes of Article 7(2) of the Securitisation Regulation, each of the Originators, the Master Servicer, the Seller, each Committed Purchaser and each Conduit Purchaser designates the Master Servicer, in its capacity as an “originator” as defined in Article 2(3) of the Securitisation Regulation, to fulfil the information requirements of Article 7(1) of the Securitisation Regulation and the Master Servicer, in such capacity, hereby accepts such designation.
(b)    The Master Servicer, in its capacity as an “originator” as defined in Article 2(3) of the Securitisation Regulation, agrees that, until the Final Payout Date, it will provide promptly upon request, all information as the Administrative Agent, any Purchaser Agent, any Committed Purchaser and/or any Conduit Purchaser may reasonably request and will take such further action and enter into such other agreements not otherwise provided for hereunder as may be reasonably required by the Administrative Agent, any Purchaser Agent, any Committed Purchaser and/or any Conduit Purchaser in order to enable compliance by the Administrative Agent, any Purchaser Agent, any Committed Purchaser (in its capacities as a Committed Purchaser and/or as a Liquidity Bank) and/or any Conduit Purchaser with Article 5 and/or Article 7 of the Securitisation Regulation, in relation to the Transaction.
(c)    The Master Servicer, in its capacity as an “originator” as defined in Article 2(3) of the Securitisation Regulation, agrees that, until the Final Payout Date, it will make available to each Committed Purchaser and each Conduit Purchaser, each relevant competent authority and, upon request therefor, potential Committed Purchasers and Conduit Purchasers, all documents, reports and information necessary to fulfil the requirements of Article 7 of the Securitisation Regulation including the requirements of Article 7(1)(a), (b), (c), (d), (e) and (g) of the Securitisation Regulation.
7.    TERMINATION EVENTS
7.1    Facility Termination Events
If any of the following events (each a “Facility Termination Event”) shall occur and be continuing:

(a)    any Facility Party shall fail to make any payment or deposit required to be made by it hereunder or under any other Transaction Document to which it is a party when due hereunder or thereunder and such failure remains unremedied for two (2) Business Days from the earlier to occur of (i) the date upon which a Responsible Offer of such Facility Party obtains knowledge of such failure or (ii) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Facility Party by the Administrative Agent or any Purchaser Agent;
(b)    any representation, warranty, certification or statement made by any Facility Party in this Agreement or any other Transaction Document to which such Facility Party is a party shall prove to have been incorrect in any material respect when made or deemed made (other than any breach of a representation, warranty, certification or statement solely relating to a Portfolio Receivable for which the entire Deemed Collection amount required to be paid under the applicable Specified Deemed Collection Section has been paid) and such Facility Party shall have failed to remedy such circumstances in a manner such that such representation, warranty, certification or statement is true and correct in all material respects within thirty (30) days after a Responsible Officer of such Facility Party obtained knowledge or received notice thereof;
(c)    other than as addressed in Section 7.1(a), any Facility Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Transaction Document to which such Facility Party is a party in any material respect and such Facility Party shall have failed to remedy such failure within thirty (30) days after a Responsible Officer of such Facility Party obtained knowledge or received notice thereof;
(d)    The Performance Undertaking Provider or any Material Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation) on the scheduled or original due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that (A) a default, event or condition described in clause (i), (ii) or (iii) above shall not at any time constitute a Facility Termination Event unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) through (iii) above shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which together exceeds in the aggregate $100,000,000 or the Dollar Equivalent thereof in any other currency; and (B) clause (iii) shall be deemed inapplicable if the occurrence of such event or condition referred to above gives rise to an obligation to make mandatory prepayment without further demand of any Person on terms agreed prior to the occurrence of such event or condition;
(e)    an Event of Bankruptcy shall occur with respect to any Transaction Party;

(f)    the Administrative Agent, on behalf of the Secured Parties, shall, for any reason, fail or cease to have a valid and perfected first priority charge, security interest or pledge in the Seller Collateral or the other Collateral prior to all other interests;
(g)    a Servicer Default shall occur and be continuing;
(h)    any Change of Control shall occur;
(i)    the Aggregate Invested Amount exceeds the Funding Base as determined by reference to the most recent Portfolio Report delivered under the Servicing Agreement and such circumstance remains unremedied for two (2) Business Days;
(j)    the failure by any Transaction Party to pay one or more final judgments requiring that Transaction Party to pay a sum or sums of money aggregating in excess of $100,000,000 or the Dollar Equivalent thereof in any other currency, which judgments are not discharged or effectively vacated, discharged, bonded, waived or stayed (including by appeal within thirty (30) days from entry thereof) for a period of thirty (30) consecutive days (unless fully covered by insurance as to which the relevant insurance company has acknowledged coverage), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any such Transaction Party to enforce any such judgment;
(k)    the failure by the Seller to pay one or more final judgments requiring the Seller to pay a sum or sums of money aggregating in excess of $50,000 or the Dollar Equivalent thereof in any other currency which judgments are not discharged or effectively waived or stayed (including by appeal provided that the Seller is not required to make any payment or payments in respect of such judgment pending appeal) for a period of thirty (30) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Seller to enforce any such judgment;
(l)    except in the case of a termination expressly permitted under Section 11.14 (Limitation on the addition and termination of Originators), any Transaction Document or any material provision thereof shall cease, for any reason, to be in full force and effect, or any Transaction Party shall so assert in writing or any Transaction Party shall otherwise seek to terminate or disaffirm its material obligations under any such Transaction Document;
(m)    the Subordinated Lender fails for any reason (including as the result of the failure to meet any condition precedent) to make a Subordinated Loan under the Subordinated Loan Agreement following delivery by the Seller of a Subordinated Loan Investment Request and such failure remains unremedied for two (2) Business Days; or
(n)    an “Event of Default” occurs under and as defined in the Subordinated Loan Agreement and the Subordinated Lender’s commitment to make further Subordinated Loans thereunder shall be cancelled;
then, and in any such event, the Administrative Agent shall, at the direction of the Majority Committed Purchasers, declare the Facility Termination Date to have occurred upon notice to the Seller (in which case the Facility Termination Date shall be deemed to have occurred); provided that automatically upon the occurrence of any event (without any requirement for the giving of notice) described in Section 7.1(e), the Facility

Termination Date shall occur; provided, further that no Facility Termination Event shall occur by reason only of a failure by the Seller or the Performance Undertaking Provider to comply with Section 4.2(d) (Sustainability Certificate) or Section 5.3(e) (Provision and Contents of Sustainability Certificate). Upon any such declaration or upon such automatic termination, the Purchasers, the Purchaser Agents and the Administrative Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under applicable Law, which rights and remedies shall be cumulative. Each Committed Purchaser agrees to provide written notice to the Administrative Agent within three (3) Business Days of receipt of notice of the occurrence of a Facility Termination Event or Portfolio Event of both (1) whether it desires to declare the Facility Termination Date and (2) whether it desires to waive such Facility Termination Event or Portfolio Event; provided, that any failure to respond shall be deemed to be (x) a decision not to declare the Facility Termination Date (although any such decision not to declare may be switched to a decision to declare the Facility Termination Date at any time thereafter in such Committed Purchaser’s discretion) and (y) a decision not to waive such Facility Termination Event or Portfolio Event.
7.2    Termination of Facility
If the Facility Termination Date occurs following the occurrence of any Facility Termination Event, Reinvestments shall immediately terminate without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including all rights and remedies provided under the UCC, all of which rights shall be cumulative.
8.    THE ADMINISTRATIVE AGENT
8.1    Authorization and Action
(a)    The Administrative Agent shall:
(i)    hold, administer and realize any Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties;
(ii)    hold, administer, and realize any Collateral that is pledged (Verpfändung) or otherwise transferred to the Administrative Agent creating or evidencing an accessory security right (akzessorische Sicherheit) for the benefit of the Secured Parties;
(iii)    the Administrative Agent shall promptly forward to any Purchaser Agent the original or a copy of any document or report which is delivered to the Administrative Agent by any Transaction Party in connection with any Transaction Document (including, (i) in the case of any document or report specifically required to be delivered to the Administrative Agent by 12:00 noon (London time) on any Business Day, by the end of such Business Day of receipt and (ii) in the case of each other document or report, by 12:00 noon (London time) on the following Business Day); and

(iv)    upon receipt of the specified direction of all Purchasers, the Majority Committed Purchasers or the Required Committed Purchasers, as applicable, take any action which the Transaction Documents specify must be taken by the Administrative Agent upon receipt of such direction. It is understood and agreed that any Purchaser or Purchaser Agent shall have the ability to request a vote on any matter requiring Purchaser or Purchaser Agent consent hereunder at any time, in which event the Administrative Agent shall promptly solicit such vote.
(b)    Each Secured Party hereby ratifies and approves all acts and declarations done by the Administrative Agent on such Secured Parties’ behalf before the execution of this Agreement.
(c)    Each of the parties to this Agreement agrees that, in relation to any jurisdiction the courts of which would not recognize or give effect to the trust expressed to be created by this Agreement, the relationship of the Secured Parties to the Administrative Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement.
(d)    Each of the Secured Parties hereby authorizes and grants power of attorney (Vollmacht) to the Administrative Agent to:
(i)    accept as its representative (Stellvertreter) any pledge or other creation of any accessory Collateral granted to it in relation to the German Security Documents and to execute and amend for and on its behalf all German Security Documents to which it is a party, and any other agreements related to the Collateral;
(ii)    execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any Collateral created under any of the German Security Documents;
(iii)    realize the Collateral in accordance with the German Security Documents;
(iv)    make and receive all declarations and statements which are necessary or desirable in connection with the Collateral or any of the German Security Documents; and
(v)    undertake all other necessary actions and measures.
(e)    The Administrative Agent is exempt from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) or similar restrictions under any applicable law.
(f)    The Administrative Agent has the power to grant sub-power of attorney (including the release from the restrictions of section 181 of the German Civil Code). A Secured Party which, due to its statutes, is not able to grant an exemption from the restrictions of section 181 of the German Civil Code will notify the Administrative Agent accordingly. Upon demand of the Administrative Agent, such Secured Party will grant a certain power of attorney to the Administrative Agent in order to enable the Administrative Agent to act on the

Secured Party’s behalf in accordance with the Transaction Documents in a way the Administrative Agent deems appropriate to maintain the Secured Party’s rights.
(g)    Each Purchaser and Purchaser Agent hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and the other Transaction Documents, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, the Administrative Agent is empowered and authorized, on behalf of the Secured Parties, to hold and administer the Collateral as trustee for the benefit of the Secured Parties under the Security Documents.
(h)    Without limiting the foregoing, the Administrative Agent and the Seller hereby undertake to enter into an acknowledgment deed, substantially in the form attached hereto as Exhibit D, bearing certain date at law (data certa) with the Italian Originator and the Italian Collection Account Banks, in order to acknowledge that pursuant to Section 2.1 of this Agreement any right, title and interest arising from the Italian Account Security (including those transferred by the Italian Intermediate Transferor to the Seller under the Italian Intermediate Transfer Agreement) has been transferred by the Seller to the Administrative Agent (on behalf of the Purchasers), including the right to exercise all the Seller’s rights and powers under the Italian Account Security Agreement.
(i)    Without limiting the foregoing, each Purchaser and Purchaser Agent hereby irrevocably appoints and authorizes the Administrative Agent as a pledge administrator within the meaning of the Polish Act on Registered Pledges and the Pledge Register of 6 December 1996 (as amended) with respect to the Polish Account Security Agreement.
(j)    The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any duty of care or obligation to, or relationship of trust or agency with, any Transaction Party, the Conduit Purchasers, the Committed Purchasers, the Purchaser Agents or any other Secured Party, except as expressly set out in the Transaction Documents. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable Law. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
8.2    Liability of Agent
Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative

Agent under or in connection with the Transaction Documents (including the Administrative Agent’s servicing, administering or collecting Receivables as Servicer pursuant to Section 6 (Administration and Collection of Receivables)), in the absence of its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    may consult with legal counsel (including counsel for the Seller or any Transaction Party), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(b)    makes no warranty or representation to any Purchaser Agent, Conduit Purchaser, Committed Purchaser or other Secured Party (whether written or oral) and shall not be responsible to any Purchaser Agent, Conduit Purchaser, Committed Purchaser or other Secured Party for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document;
(c)    shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of any Transaction Party or to inspect the property (including the books and records) of any Transaction Party or to verify the accuracy of any Portfolio Report, Outstanding Receivables Report or any other information received under the Transaction Document;
(d)    shall not be responsible to any Purchaser Agent, Conduit Purchaser, Committed Purchaser or other Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document; and
(e)    shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it in good faith to be genuine and signed or sent by the proper party or parties.
8.3    Rabobank and Affiliates
The obligation of Rabobank to fund its pro rata share of Incremental Investments under this Agreement may be satisfied by Rabobank or any of its Affiliates. With respect to any Incremental Investment or interest therein owned by it, Rabobank shall have the same rights and powers under this Agreement as any Committed Purchaser and may exercise the same as though it were not the Administrative Agent. Rabobank and any of its Affiliates may generally engage in any kind of business with the Transaction Parties or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Transaction Parties or any Obligor or any of their respective Affiliates, all as if Rabobank were not the Administrative Agent and without any duty to account therefor to the Purchaser Agents, the Conduit Purchasers, the Committed Purchasers or other Secured Parties.
8.4    Indemnification of Administrative Agent
Whether or not the transactions contemplated hereby are consummated, each Committed Purchaser severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Transaction Parties), ratably based on the Commitment of such Committed Purchaser (or, if the Commitments have terminated, ratably according to the respective Commitment of such Committed Purchaser immediately prior to such termination), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document, provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, fraud or willful misconduct; provided, that no action taken in accordance with the direction of the Required Committed Purchasers shall be deemed to constitute gross negligence, fraud or willful misconduct for purposes of this Section 8.4. Without limitation of the foregoing, to the extent not previously reimbursed by a Transaction Party or the priority of payments hereunder, each Committed Purchaser shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees pre-approved by the Purchasers (which approval shall not be unreasonably withheld)) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Seller. The undertaking in this Section 8.4 shall survive payment on the Final Payout Date and the resignation or replacement of the Administrative Agent.
8.5    Delegation of Duties
The Administrative Agent may execute any of its duties through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
8.6    Action or inaction by Administrative Agent
The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchaser Agents, the Required Committed Purchasers or the Majority Committed Purchasers, as the case may be, and assurance of its indemnification by the Committed Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Required Committed Purchasers, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Conduit Purchasers, Committed Purchasers and Purchaser Agents. Unless any action to be taken by the Administrative Agent under a Transaction Document (a) specifically requires the advice or concurrence of the Purchaser Agents or (b) specifically provides that it be taken by the Administrative Agent alone or without any advice or concurrence of the Purchaser Agents, then the Administrative Agent may (and shall, to the extent required hereunder) take action based upon the advice or concurrence of the Required Committed Purchasers.

8.7    Notice of Facility Events; Action by Administrative Agent
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Facility Event or Portfolio Event or any other default or termination event under the Transaction Documents, as the case may be, unless the Administrative Agent has received notice from any Purchaser Agent, any Purchaser or any Transaction Party stating that a Facility Event or Portfolio Event has occurred hereunder or thereunder and describing such termination event or default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Purchaser Agents whereupon the Purchaser Agents shall promptly give notice thereof to their respective Conduit Purchaser(s) and Committed Purchasers. The Administrative Agent shall take such action concerning a Facility Event or Portfolio Event or any other matter hereunder as may be directed by the Required Committed Purchasers (subject to the other provisions of this Section 8), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers (unless specifically required by the terms of the applicable Transaction Document to await instruction from all Purchasers, the Majority Committed Purchasers or the Required Committed Purchasers, as applicable).
8.8    Non-Reliance on Administrative Agent and Other Parties
Each Purchaser Agent and each Purchaser expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent, any Purchaser Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Transaction Party and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Agent or any Purchaser, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning the Transaction Parties or any of their Affiliates that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
8.9    Successor Administrative Agent
The Administrative Agent may, upon at least thirty days notice to the Seller, the Master Servicer and the Purchaser Agents, resign as Administrative Agent. In addition, if either (i) the Administrative Agent has defaulted in the performance of its obligations under the Transaction Documents or (ii) the Administrative Agent is no longer Solvent, the Administrative Agent may be removed by the Purchaser Agents representing the Majority Committed Purchasers upon 30 days prior notice in the case of clause (i) above or immediately in the case of clause (ii) above. Except as provided below, such resignation or removal shall not become effective until a successor Administrative Agent is appointed by the Purchaser Agents (with the consent of the Master Servicer, such consent not to be unreasonably withheld or delayed) and has accepted such appointment. If no successor Administrative Agent shall have been appointed within 90 days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may appoint a successor Administrative Agent, which successor Administrative Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody’s and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or a Subsidiary of such an institution and shall be acceptable to the Master Servicer (such acceptance not to be unreasonably withheld or delayed). If no successor Administrative Agent shall have been appointed within 120 days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may petition a court of competent jurisdiction to appoint a successor Administrative Agent, which successor Administrative Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody’s, and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or a Subsidiary of such an institution. Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from any further duties and obligations under the Transaction Documents. After any retiring Administrative Agent’s resignation hereunder, the provisions of Section 2.6 (Indemnities) of the Servicing Agreement and Section 10 (Indemnities by the Seller) and this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.
8.10    Consent to agreed upon procedures
Each of the Purchasers and the Purchaser Agents, by becoming a party to this Agreement, authorizes the Administrative Agent (a) to execute on its behalf a letter agreement with respect to the limited engagement of, and consenting to the agreed upon procedures to be performed by, a firm of nationally recognized independent accountants or collateral auditors, in either case acceptable to the Administrative Agent in connection with the transactions contemplated by the Transaction Documents so long as such procedures are consistent with Section 5.2 (Inspections; annual agreed upon procedures audit); and (b) to approve additional agreed upon procedures.
9.    THE PURCHASER AGENTS AND SUSTAINABILITY CO-ORDINATOR
9.1    Authorization and action
Each Conduit Purchaser and each Committed Purchaser which belongs to the same Purchaser Group hereby appoints and authorizes the Purchaser Agent for such Purchaser Group to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Purchaser Agent by the terms hereof and the other Transaction Documents, together with such powers as are reasonably incidental thereto. No Purchaser Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Purchaser Agent. No Purchaser Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with any Transaction Party, Conduit Purchaser or Committed Purchaser except as otherwise expressly agreed by such Purchaser Agent. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Purchaser Agent ever be required to take any action which exposes such Purchaser Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable Law.

9.2    Purchaser Agent’s reliance, etc.
No Purchaser Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Purchaser Agent under or in connection with this Agreement or the other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Purchaser Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Seller, any Transaction Party), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Conduit Purchaser or Committed Purchaser (whether written or oral) and shall not be responsible to any Conduit Purchaser or Committed Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of any Transaction Party or any other Person or to inspect the property (including the books and records) of any Transaction Party or to verify the accuracy of any Portfolio Report, Outstanding Receivables Report or any other information received under the Transaction Document; (d) shall not be responsible to any Conduit Purchaser or any Committed Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
9.3    Purchaser Agent and Affiliates
With respect to any Investment or interests therein owned by it, each Purchaser Agent shall have the same rights and powers under this Agreement as any Committed Purchaser and may exercise the same as though it were not a Purchaser Agent. The Purchaser Agent and any of its Affiliates may generally engage in any kind of business with any Transaction Party or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of any Transaction Party or any Obligor or any of their respective Affiliates, all as if such Purchaser Agent were not a Purchaser Agent and without any duty to account therefore to any Conduit Purchasers or Committed Purchasers.
9.4    Indemnification of Purchaser Agents
Each Committed Purchaser in any Purchaser Group severally agrees to indemnify the Purchaser Agent for such Purchaser Group (to the extent not reimbursed by the Transaction Parties), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Purchaser Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Purchaser Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Purchaser Agent’s gross negligence or willful misconduct.

9.5    Delegation of Duties
Each Purchaser Agent may execute any of its duties through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Purchaser Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
9.6    Action or inaction by Purchaser Agent
Each Purchaser Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Conduit Purchasers and Committed Purchasers in its Purchaser Group and assurance of its indemnification by the Committed Purchasers in its Purchaser Group, as it deems appropriate. Each Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Committed Purchasers in its Purchaser Group representing a majority of the Commitments in such Purchaser Group, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Conduit Purchasers and Committed Purchasers in its Purchaser Group.
9.7    Notice of Events of Termination
No Purchaser Agent shall be deemed to have knowledge or notice of the occurrence of any Facility Event or Portfolio Event or and other default or termination event under the Transaction Documents unless such Purchaser Agent has received notice from the Administrative Agent, any Conduit Purchaser or Committed Purchaser, any Servicer Party or the Seller stating that a Facility Event or Portfolio Event or default or termination event under the Transaction Documents, as the case may be, has occurred hereunder or thereunder and describing such termination event or default. If a Purchaser Agent receives such a notice, it shall promptly give notice thereof to the Conduit Purchasers and Committed Purchasers in its Purchaser Group and to the Administrative Agent (but only if such notice received by such Purchaser Agent was not sent by the Administrative Agent). A Purchaser Agent may take such action concerning a Facility Event or Portfolio Event as may be directed by Committed Purchasers in its Purchaser Group representing a majority of the Commitments in such Purchaser Group (subject to the other provisions of this Section 9), but until such Purchaser Agent receives such directions, such Purchaser Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Purchaser Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Purchaser Group.
9.8    Non-reliance on Purchaser Agent and other Parties
Except to the extent otherwise agreed to in writing between a Conduit Purchaser and its Purchaser Agent, each Conduit Purchaser and Committed Purchaser expressly acknowledges that neither the Purchaser Agent for its Purchaser Group nor any of such Purchaser Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Purchaser Agent hereafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by such Purchaser Agent. Each Conduit Purchaser and Committed Purchaser represents and warrants to the Purchaser Agent for its Purchaser Group that, independently and without reliance upon such Purchaser Agent, any other Purchaser Agent, the Administrative Agent or any other Conduit Purchaser or Committed Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Transaction Parties and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Purchaser Agent to any Conduit Purchaser or Committed Purchaser in its Purchaser Group, no Purchaser Agent shall not have any duty or responsibility to provide any Conduit Purchaser or Committed Purchaser in its Purchaser Group with any information concerning the Transaction Parties or any of their Affiliates that comes into the possession of such Purchaser Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
9.9    Successor Purchaser Agent
Any Purchaser Agent may, upon at least 30 days notice to the Administrative Agent, the Seller, the Master Servicer and the Conduit Purchasers and Committed Purchasers in its Purchaser Group, resign as the Purchaser Agent for its Purchaser Group. Except as provided below, such resignation shall not become effective until a successor Purchaser Agent has been, with the consent of the Master Servicer (such consent not to be unreasonably withheld), appointed in the manner prescribed by the relevant Program Support Agreements or, in the absence of any provisions in such Program Support Agreements providing for the appointment of a successor Purchaser Agent, until a successor Purchaser Agent is appointed by the Conduit Purchaser(s) in such Purchaser Group (with the consent of the Committed Purchasers representing a majority of the Commitments in such Purchaser Group) and has accepted such appointment. If no successor Purchaser Agent shall have been so appointed within 30 days after the departing Purchaser Agent’s giving of notice of resignation, then the departing Purchaser Agent may appoint a successor Purchaser Agent for such Purchaser Group, which successor Purchaser Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody’s and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or an Affiliate of such an institution. Upon such acceptance of its appointment as Purchaser Agent for such Purchaser Group hereunder by a successor Purchaser Agent, such successor Purchaser Agent shall succeed to and become vested with all the rights and duties of the retiring Purchaser Agent, and the retiring Purchaser Agent shall be discharged from any further duties and obligations under the Transaction Documents. After any retiring Purchaser Agent’s resignation hereunder, the provisions of Section 2.6 (Indemnities) of the Servicing Agreement and Section 10 (Indemnities by the Seller) and this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Purchaser Agent.
9.10    Reliance on Purchaser Agent
Unless otherwise advised in writing by a Purchaser Agent or by any Conduit Purchaser or Committed Purchaser in such Purchaser Agent’s Purchaser Group, each party to this Agreement may assume that (a) such Purchaser Agent is acting for the benefit and on behalf of each of the Conduit Purchasers and Committed Purchasers in its Purchaser Group, as well as for the benefit of each assignee or other transferee from any such Person and (b) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Conduit Purchasers and Committed Purchasers in its Purchaser Group.
9.11    Sustainability Co-ordinator
(a)    Role of Sustainability Co-ordinator

Except as specifically provided in the Transaction Documents, the Sustainability Co-ordinator has no obligation of any kind to any other party hereunder or in connection with any Transaction Documents.
(b)    No Fiduciary Duties
(i)    Nothing in any Transaction Document constitutes the Sustainability Co-ordinator as a trustee or fiduciary of any other Person.
(ii)    The Sustainability Co-ordinator shall not be bound to account to any Purchaser for any sum or the profit element of any sum received by it for its own account.
(c)    Business with the Transaction Parties
The Sustainability Co-ordinator may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Transaction Party.
(d)    Responsibility for Documentation.
The Sustainability Co-ordinator shall not be responsible or liable for:
(i)    the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Sustainability Co-ordinator, a Transaction Party or any other Person in or in connection with any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; or
(iii)    any determination as to whether any information provided or to be provided to any Transaction Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
10.    INDEMNITIES BY THE SELLER
Without limiting any other rights that the Administrative Agent, the Purchaser Agent, the Conduit Purchasers (including any related financing conduit if any such Conduit Purchaser funds itself through another issuing entity), the Committed Purchasers, the Program Support Providers, any Program Manager or any of their respective officers, directors, agents, employees, controlling Persons or Affiliates of any of the foregoing (each, an “Indemnified Party”) may have hereunder, under any other Transaction Document or under applicable Law, the Seller hereby agrees to indemnify and hold harmless each Indemnified Party from and against any and all damages, losses, claims, liabilities, deficiencies, costs, disbursements and expenses, including interest, penalties, amounts paid in settlement and reasonable internal and external attorneys’ fees and expenses (all of the foregoing being collectively referred to as “Indemnified Amounts”)

awarded against or incurred by any Indemnified Party (including in connection with or relating to):
(i)    any investigation, litigation or lawsuit (actual or threatened) or order, consent decree, judgment, claim or other action of whatever sort (including the preparation of any defense with respect thereto), in each case, in any way arising out of, resulting from or related to this Agreement or any other Transaction Document, the funding or maintenance or financing, either directly or indirectly, by any Indemnified Party of the Investments made hereunder or the use of the proceeds thereof or in respect of any Collateral or any Facility Account or the enforcement, servicing, administration or collection thereof, or any other transaction contemplated hereby or thereby;
(ii)    the occurrence of any Facility Event, Portfolio Event, Seller Event or Servicer Default;
(iii)    the failure to vest in the Seller ownership of the Portfolio Receivables, the Related Security with respect thereto, the Seller Collateral and other Collateral free of any Adverse Claims;
(iv)    the failure to vest in the Administrative Agent a first priority perfected security interest prior to all other interests in all of the Portfolio Receivables, the Related Security with respect thereto, the Facility Accounts, the Seller Collateral and other Collateral, free and clear of any Adverse Claim;
(v)    any dispute, claim, setoff or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise, goods or services related to such Receivable or the furnishing or failure to furnish such merchandise, goods or services or relating to collection activities with respect to such Receivable or from any breach or alleged breach of any provision of the Receivables or any Contracts related thereto restricting assignment of any Receivables; or
(vi)    the commingling by any Transaction Party of Collections of Portfolio Receivables at any time with any other funds, the payment of any Collections into an account other than a Facility Account, or any failure of a bank or other financial institution at which a Facility Account is maintained to remit any amounts held in the Facility Accounts or any related lock-boxes pursuant to applicable instructions whether by reason of the exercise of setoff rights or otherwise;
excluding, however (a) Indemnified Amounts to the extent that such Indemnified Amounts resulted from the negligence, fraud or wilful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement or any other Transaction Document) for Uncollectible Portfolio Receivables and Related Security with respect thereto, (c) any Excluded Taxes, and (d) any Indemnified Amount to the extent the same has been fully and finally paid in cash to such Indemnified Party pursuant to any other provision of this Agreement or any other Transaction Document.

11.    MISCELLANEOUS
11.1    Amendments, etc.
No failure on the part of the Purchaser Agents, the Conduit Purchasers, the Committed Purchasers or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any Transaction Party therefrom shall be effective unless in writing signed by the Administrative Agent, with the prior written consent of each Purchaser Agent (and, in the case of any amendment, also signed by the Seller, the Master Servicer and the Performance Undertaking Provider), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, notwithstanding the foregoing, the Majority Committed Purchasers may waive any Portfolio Event or Facility Termination Event; and provided, further, that (i) no amendment, waiver or consent shall increase or decrease the Commitment of any Committed Purchaser unless in writing and signed by such Committed Purchaser and the relevant Purchaser Agent, (ii) no amendment, waiver or consent shall alter the duties of any Purchaser Agent in any material respect without the consent of such Purchaser Agent and (iii) the Performance Undertaking Provider, the Seller, the Administrative Agent and each Committed Purchaser or, solely with respect to any changes to de minimis thresholds which are not defined by industry standards, the Administrative Agent (acting on the instructions of the Sustainability Co-ordinator and the Majority Committed Purchasers as contemplated by Schedule 7 (Sustainability Benchmark)), may agree to certain changes to the Sustainability Benchmark and/or any Sustainability Performance Targets in accordance with Section 5.3(f). Following the occurrence of a Portfolio Event or Facility Termination Event and either (i) any waiver of such Portfolio Event or Facility Termination Event (as described above or in Section 7.1) or (ii) the failure of the Committed Purchasers to declare the Facility Termination Date where one or more Committed Purchasers have voted in favour of such declaration, any Committed Purchaser (and its related Conduit Purchaser) which voted against such waiver or in favour of the declaration of the Facility Termination Date may notify the Seller, the Master Servicer and the Administrative Agent in writing that it did not consent to such waiver and has opted for an early exit from this Facility.  If the Administrative Agent is one of the Committed Purchasers exiting the Facility, (i) one of the waiving Committed Purchasers (or its related Purchaser Agent) shall be immediately appointed as the successor Administrative Agent by the waiving Committed Purchasers (without the consent of the Seller or the Master Servicer or the necessity of satisfying any of the other requirements of Section 8.9) and (ii) all necessary steps shall be taken to transition all rights, obligations, security interests, charges, etc. to the successor Administrative Agent as a condition to such exit by the predecessor Administrative Agent. Following delivery of such notice, and for so long as the Facility Termination Date has not occurred, the Seller may draw on the non-exiting Purchasers to the extent of any unused Commitments and availability hereunder (and subject to the conditions set forth in Section 3.2) to repay the Invested Amounts of each exiting Purchaser and/or shall allocate all Collections received (after paying amounts required under Sections 2.6(e)(i)-(v)) on a non-pro rata basis to the repayment of such Committed Purchaser (and its related Conduit Purchaser), in each case, until the Invested Amount of each exiting Purchaser has been reduced to zero (instead of reinvesting such amounts) (it being understood that if there are several exiting Purchasers, the allocation of Collections shall be paid on a pro rata basis across all exiting Purchasers). In addition, the Commitment of any exiting Committed Purchaser shall be reduced to zero and no further Investments shall be made by such Committed Purchaser (or its related Conduit Purchaser). For purposes of any voting by the

Purchasers during the exiting process of a Committed Purchaser, such Committed Purchaser (and its related Conduit Purchaser) shall be permitted to vote based on their then-current Invested Amount.
11.2    Notices, etc.
All communications and notices provided for hereunder shall be provided in the manner described in Schedule 2 (Address and Notice Information).
11.3    Assignability
(a)    General
This Agreement and each Purchaser’s rights and obligations hereunder shall be assignable by such Purchaser and its successors and permitted assigns to any Eligible Assignee subject to Sections 11.3(b) and (c). Each assignor of an Investment or any interest therein shall notify the Administrative Agent and the Seller of any such assignment. Each assignor of an Investment or any interest therein may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Transaction Parties, including the Collateral, furnished to such assignor by or on behalf of any Transaction Party or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Transaction Parties received by it from any of the foregoing entities in a manner consistent with Section 11.6(b) (Confidentiality).
Notwithstanding the foregoing, the provisions and procedures set forth in this Section 11.3 (Assignability) shall not apply to any assignment made by a Committed Purchaser for the sole purpose of refinancing such Committed Purchaser’s Invested Amount using, in this respect, any entity within its group or managed by its Purchaser Agent. In such a case, a Committed Purchaser may assign any of its rights with respect to such Invested Amount to such entities without any restriction.
(b)    Assignments by Conduit Purchasers
Each Conduit Purchaser may pledge or otherwise grant security interests in all or any portion of the Investments to a security trustee in connection with its commercial paper program without prior notice to or consent from any other party or any other condition or restriction of any kind. Each Conduit Purchaser may assign or otherwise transfer all or any portion of the Investments to any Conduit Assignee or Program Support Provider with respect to such Conduit Purchaser without prior notice to or consent from any other party or any other condition or restriction of any kind. Without limiting the generality of the foregoing, each Conduit Purchaser may, from time to time assign all or any portion of its interest in the Investments and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to an Eligible Assignee. Upon such assignment by a Conduit Purchaser to a Conduit Assignee, (i) unless a new Purchaser Group is being established pursuant to Section 11.3(i), the Purchaser Agent for such Conduit Purchaser will act as the Purchaser Agent for such Conduit Assignee hereunder, (ii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and its liquidity support provider(s) and credit support provider(s) and other related parties (including all of its Program Support Providers) shall have the benefit of all the rights and protections provided to such Conduit Purchaser and its related Committed Purchasers herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee), (iii) such Conduit Assignee shall assume all of such Conduit Purchaser’s obligations hereunder or under any other Transaction Document (whenever created, whether before or after such assignment) with respect to the assigned portion of the Investments held by such Conduit Purchaser and such Conduit Purchaser shall be released from all such obligations, (iv) all distributions to such Conduit Purchaser hereunder with respect to the assigned portion of the Investments shall be made to such Conduit Assignee, (v) the definition of the term “CP Rate” shall be determined on the basis of the interest rate or discount applicable to Commercial Paper issued by such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) rather than such assigning Conduit Purchaser, (vi) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing and (vii) if requested by the Administrative Agent or the Purchaser Agent with respect to such Conduit Assignee, the parties will execute and deliver such further agreements and documents (including amendments to this Agreement) and take such other actions as the Administrative Agent or such Purchaser Agent may reasonably request to evidence and give effect to the foregoing.
(c)    Assignment by Committed Purchasers
Each Committed Purchaser may assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Investments or interests therein owned by it); provided that:
(i)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;
(ii)    the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $100,000,000 (in U.S. Dollars or the Dollar Equivalent) and (B) all of the assigning Committed Purchaser’s Commitment; and
(iii)    the parties to each such assignment shall execute and deliver to the Administrative Agent, for its recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $5,000 (which fee shall not be payable with respect to any assignment by a Committed Purchaser of a type described in the last sentence of Section 11.3(a)). The Seller shall have no responsibility for such fee.
Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Committed Purchaser thereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto). In addition, any Committed Purchaser or any of its Affiliates may assign any of its rights (including rights to payment of any Invested Amount and Yield) under this Agreement to any U.S. Federal Reserve Bank or European Central Bank without notice to or consent of any Transaction Party, any other Committed Purchaser or Conduit Purchaser, any Purchaser Agent or the Administrative Agent.
(d)    Register
At all times during which any Investment is outstanding, the Administrative Agent shall maintain at its address referred to in Section 11.2 (Notices, etc.) (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a register as provided herein (the “Register”). All Investments and any interest therein, and any Assignments and Acceptances of any Investments and any interest therein delivered to and accepted by the Administrative Agent, shall be registered in the Register, and the Register shall serve as a record of ownership that identifies the owner of each Investment and any interest therein. Notwithstanding any other provision of this Agreement, no transfer of any Investment or any interest therein shall be effective unless and until such transfer has been recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Master Servicer, the Administrative Agent, the Purchaser Agents, the Conduit Purchasers and the Committed Purchasers may treat each Person whose name is recorded in the Register as a Committed Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement. This Section 11.3(d) shall be construed so that each Investment and any interest therein is maintained at all times in “registered form” within the meaning of clauses 163(f), 871(h) and 881(c) of the IRC, and solely for the purposes of this Section 11.3, the Administrative Agent will act as an agent of the Seller. The Register shall be available for inspection by the Seller, the Master Servicer, any Purchaser Agent, any Conduit Purchaser or any Committed Purchaser at any reasonable time and from time to time upon reasonable prior notice.
(e)    Procedure
Upon its receipt of an Assignment and Acceptance executed by an assigning Committed Purchaser and an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Master Servicer.
(f)    Participations
Each Purchaser may sell participations to one or more banks or other entities that are Eligible Assignees on the date of such sale (each a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its interests in the Investments owned by it and, in the case of a Committed Purchaser, its Commitment); provided that:
(i)    such Purchaser’s obligations under this Agreement shall remain unchanged;

(ii)    such Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations; and
(iii)    the Administrative Agent, the Purchaser Agents, the other Purchasers, the Seller and the Master Servicer shall have the right to continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that such Committed Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver of a type that would require the consent of each Purchaser affected thereby pursuant to Section 11.1 (Amendments, etc.).
(g)    Seller and Servicer Assignment
Neither the Seller nor the Master Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of each Purchaser Agent.
(h)    Cooperation
The Seller and the Master Servicer agree to assist each Committed Purchaser, upon its reasonable request, in syndicating their respective Commitments hereunder, including making management and representatives of the Master Servicer and the Seller reasonably available to participate in informational meetings with potential assignees.
(i)    New Purchaser Groups
In connection with any assignment by a Conduit Purchaser of all or any portion of its Invested Amount to a Conduit Assignee, such Conduit Assignee may elect to establish a new Purchaser Group hereunder by the execution and delivery of a Joinder Agreement by such Conduit Assignee, the Committed Purchasers which are to be in its Purchaser Group and the Person which is to be the Purchaser Agent for such Purchaser Group, in each case without the consent of any other party. In connection with a New Accordion Committed Purchaser providing an Additional Commitment pursuant to an Accordion Increase, such New Accordion Committed Purchaser shall establish a new Purchaser Group hereunder by the execution and delivery of a Joinder Agreement by such New Accordion Committed Purchaser, the Person which is to be the Conduit Purchaser for such Purchaser Group and the Person which is to be the Purchaser Agent for such Purchaser Group. Upon the effective date of such Joinder Agreement, (i) the Person specified therein as a “Purchaser Agent” shall become a party hereto and a party to the Purchaser Agent Fee Letter as the Purchaser Agent, entitled to the rights and subject to the obligations of the Purchaser Agent hereunder and (ii) Schedule 1 (Purchaser Groups) shall be deemed to have been amended as appropriate to incorporate the information set forth in such Joinder Agreement.

11.4    Costs and Expenses
In addition to the rights of indemnification granted under Section 10 (Indemnities by the Seller) and the other obligations herein, the Seller agrees to pay on written demand all reasonable costs and expenses incurred by any Indemnified Party in connection with the preparation, execution, delivery and administration of this Agreement, any Program Support Agreement and the other Transaction Documents, including (a) all rating agency fees, (b) subject to Section 5.2(a) (Inspections; annual agreed upon procedures audit), all reasonable fees and expenses associated with any audits and other due diligence, (c) except as otherwise provided in Section 2.20(a) (Extension of Scheduled Commitment Facility Termination Date), any amendments, waivers or consents under the Transaction Documents and (d) to the extent not included in the CP Rate for any Conduit Purchaser or Committed Purchaser refinanced, directly or indirectly, through the issuance of Commercial Paper, all reasonable costs incurred by such Conduit Purchaser to open and maintain accounts in Local Currencies in connection with the Investments made by it hereunder. In addition, the Seller agrees to pay on written demand all costs and expenses (including reasonable counsel fees and expenses), of each of the Administrative Agent, the Purchaser Agents, the Conduit Purchasers, the Committed Purchasers, the Program Support Providers and their respective Affiliates, incurred in connection with the enforcement of, or any dispute, work-out, litigation or preparation for litigation involving, this Agreement or any other Transaction Document.
11.5    No proceedings; no recourse
Each of the parties hereto, each assignee of an Investment or any interest therein and each Person which enters into a commitment to purchase Investments or interests therein hereby agrees that it will not institute against any Conduit Purchaser (including, for the avoidance of doubt, any Conduit Purchaser acting as a Committed Purchaser hereunder) any proceeding of the type referred to in the definition of Event of Bankruptcy so long as any Commercial Paper or other senior indebtedness issued by such Conduit Purchaser (or its related commercial paper issuer) shall be outstanding or there shall not have elapsed two years plus one day since the last day on which any such Commercial Paper or other senior indebtedness shall have been outstanding.
11.6    Confidentiality
(a)    The Fee Letters and any other pricing information relating to the facility contemplated by the Transaction Documents (including such information set forth in any engagement letter, term sheet or proposal prior to the Closing Date) (collectively, “Product Information”) is confidential. Each of the Seller, the Performance Undertaking Provider and the Master Servicer agrees:
(i)    to keep all Product Information confidential and to disclose Product Information only to those of its officers, employees, agents, accountants, legal counsel and other representatives (collectively “Representatives”) who have a need to know such Product Information for the purpose of assisting in the negotiation, completion and administration of the facility contemplated hereby (the “Facility”);
(ii)    to use the Product Information only in connection with the Facility and not for any other purpose; and
(iii)    to cause its Representatives to comply with these provisions and to be responsible for any failure of any Representative to so comply.

The provisions of this Section 11.6 shall not apply to Product Information that is or hereafter becomes (through a source other than the Seller, the Master Servicer, the Performance Undertaking Provider or any of their respective Affiliates or Representatives) a matter of general public knowledge. The provisions of this Section 11.6 shall not prohibit the Seller, the Performance Undertaking Provider or the Master Servicer from filing with any governmental or regulatory agency any information or other documents with respect to the Transaction Documents as may be required by applicable Law.
(b)    The Seller, each Purchaser, each Purchaser Agent, and the Administrative Agent agrees to maintain the confidentiality of all non-public information with respect to the Transaction Parties, the Receivables, the Collections, the Related Security, the Collection Accounts, the Mexican Originator Operating Accounts or any other matters furnished or delivered to it pursuant to or in connection with this Agreement or any other Transaction Document (including, for the avoidance of doubt, any such information obtained from another Committed Purchaser, Conduit Purchaser, Purchaser Agent, or the Administrative Agent); provided that such information may be disclosed (i) to such party’s Affiliates or such party’s or its Affiliates officers, employees, agents, accountants, legal counsel and other representatives or professional advisers (collectively “Purchaser Representatives”), in each case, who have a need to know such information for the purpose of assisting in the negotiation, completion and administration of the Facility contemplated hereby, (ii) to such party’s permitted (including potential) assignees and participants (and their respective affiliates, representatives and professional advisers) to the extent such disclosure is made pursuant to a written agreement of confidentiality substantially similar to this Section 11.6(b), (iii) to any rating agency (including by means of a password-protected internet website maintained in connection with Rule 17g-5) and to the Program Support Providers for each Conduit Purchaser, (iv) to the extent required by applicable Law or by any Official Body, (v) to any Person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any interest of such Committed Purchaser or Conduit Purchaser hereunder to the extent such disclosure is made pursuant to a written agreement of confidentiality substantially similar to this Section 11.6(b), and (vi) to the extent necessary in connection with the enforcement of any Transaction Document.
The provisions of Section 11.6(b) shall not apply to information that is or hereafter becomes (through a source other than the applicable Purchaser, Purchaser Agent or the Administrative Agent or any Purchaser Representative associated with such party) a matter of general public knowledge. The provisions of this Section 11.6 shall not prohibit any Purchaser, any Purchaser Agent or the Administrative Agent from filing with or making available to any governmental or regulatory agency any information or other documents with respect to the Transaction Documents as may be required by applicable Law or requested by such governmental or regulatory agency.
11.7    Further Assurances
From time to time as may be necessary, each of the Seller and the Master Servicer shall (a) cooperate with each Rating Agency in connection with any review of the Transaction Documents which may be undertaken by such Rating Agency and (b) provide each Rating Agency with such information or access to such information as they may reasonably request in connection with any future review of the ratings referred to above.

11.8    Execution in Counterparts
This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic file in a format that is accessible by the recipient shall be effective as delivery of a manually executed counterpart of this Agreement.
11.9    Integration; Binding Effect; Survival of Termination; Severability
This Agreement and the other Transaction Documents executed by the parties hereto on the date hereof contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, that the provisions of Sections 2.11, 2.12, 2.13, 2.14, 2.15, 10, 11.4, 11.5, 11.6, 11.11, 11.13, 11.15, and 11.17 shall survive any termination of this Agreement. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.
11.10    Governing law; consent to jurisdiction; waiver of jury trial
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)    Each of the parties hereto consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified herein. Nothing in this Section 11.10 shall affect the right of any party to serve legal process in any manner permitted by Law.
(d)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY OF

ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
11.11    Right of Setoff
Each Purchaser is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Facility Termination Date following the occurrence of a Facility Termination Event to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any amounts and any other indebtedness held or owing by such Purchaser to, or for the account of, the Seller against the amount of the Transaction Party Obligations owing by the Seller to such Person.
11.12    Ratable payments
If any Committed Purchaser, whether by setoff or otherwise, has payment made to it with respect to any Transaction Party Obligation in a greater proportion than that received by any other Committed Purchaser entitled to receive a ratable share of such Transaction Party Obligation, such Committed Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Transaction Party Obligation held by the other Committed Purchasers so that after such purchase each Committed Purchaser will hold its ratable proportion of such Transaction Party Obligation; provided that if all or any portion of such excess amount is thereafter recovered from such Committed Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Purchaser receives any payment through a proceeding against a Transaction Party and the other Purchasers were provided an opportunity to participate in such proceeding but opted not to, then such Purchaser may retain any such amounts.
11.13    Limitation of Liability
(a)    No claim may be made by any party against any other party or their respective Affiliates, directors, officers, employees, attorneys or agents (each a “Default Party”) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith, except with respect to any claim arising out of the willful misconduct or gross negligence of such Default Party; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(b)    Notwithstanding anything to the contrary contained herein or any other Transaction Document, the obligations of the respective Conduit Purchasers (including, for the avoidance of doubt, any Conduit Purchaser acting as a Committed Purchaser hereunder) under this Agreement and all other Transaction Documents are solely the corporate obligations of each such Conduit Purchaser and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Purchaser in excess of funds necessary to pay in full all outstanding Commercial Paper issued by such Conduit Purchaser and shall be non-recourse other than with respect to such excess funds, and without limiting Section 11.5, if ever and until such time as such Conduit Purchaser has sufficient funds to pay such obligation shall not constitute a claim against such Conduit Purchaser. Each party hereto agrees that the payment of any claim of any such party shall be subordinated to the payment in full of all Commercial Paper.
(c)    No recourse under any obligation, covenant or agreement of any party hereto contained in this Agreement or any other Transaction Document shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such party or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement and the other Transaction Documents are solely a corporate obligation of such party, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any party hereto or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such party contained in this Agreement or any other Transaction Document, or implied therefrom, and that any and all personal liability for breaches by any party of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement or any other Transaction Document; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of grossly negligent or fraudulent actions taken or grossly negligent or fraudulent omissions made by them.
11.14    Limitation on the addition and termination of Originators
(a)    Without limiting the right of any Originator to terminate its rights and obligations to sell Receivables to a Purchaser pursuant to and in accordance with the applicable Originator Sale Agreement, the Seller shall not consent to any request made to terminate any Originator Sale Agreement or to terminate the right or obligation of any Originator to continue selling its Receivables to the Seller or any Intermediate Transferor (as applicable) thereunder, nor will any Originator which is the subject of such request be terminated under an Originator Sale Agreement, in each case unless (i) the Master Servicer provides the Administrative Agent, the Purchaser Agents and each Committed Purchaser with a certificate (signed by a Responsible Officer of the Master Servicer) which attaches a Monthly Report or Weekly Report, as applicable, giving pro forma effect to any reduction in the Net Eligible Receivables Balance resulting from the termination of such Originator or

Originator Sale Agreement, and which certifies that, after giving pro forma effect to such termination and any prepayments of Investments on or prior to the date of such termination, the Aggregate Invested Amount does not exceed the Funding Base, (ii) no Facility Termination Event (other than with respect to the Originator so terminated) or Portfolio Event has occurred and is continuing (both before and after giving effect to such termination) and (iii) the Administrative Agent and the Purchaser Agents will have received ten (10) Business Days’ prior written notice of such termination. In the event any Originator or Originator Sale Agreement is so terminated, the ratios used in calculating the performance triggers or reserves shall be determined as if the Receivables of such Originator or Originators under such Originator Sale Agreement, as applicable, had never existed.
(b)    The Seller will not, and will not permit any Intermediate Transferor to, consent to the addition of a new Originator under an Originator Sale Agreement except (i) with the consent of the Administrative Agent and each Purchaser Agent (such consent not to be unreasonably withheld), (ii) upon the satisfaction of the conditions precedent specified in such Originator Sale Agreement, and (iii) a reaffirmation from the Performance Undertaking Provider in form and substance reasonably satisfactory to the Administrative Agent and the Required Committed Purchasers pursuant to which the Performance Undertaking Provider reaffirms its obligations under the Performance Undertaking after giving effect to the addition of such new Originator thereunder, together with any opinions and certificates in connection with the addition of such new Originator reasonably requested by the Administrative Agent, the Purchaser Agent or the Seller.
(c)    the Seller will not enter into any new Intermediate Transfer Agreement without the prior consent of the Administration Agent and each Purchaser Agent.
(d)    the Performance Undertaking Provider, acting on behalf of one or more of its Subsidiaries organized under the laws of a jurisdiction which at the time of such request is not an Approved Originator Jurisdiction, may submit a request in writing to the Administrative Agent in order to seek the approval of the addition of a new Approved Originator Jurisdiction (and a related new Approved Obligor Jurisdiction, Approved Currency and Approved Contract Jurisdiction to the extent necessary) and the entry into a new Originator Sale Agreement relating to such new Approved Originator Jurisdiction, provided that:
(i)    the Administrative Agent shall respond to any such request as soon as reasonably practicable following receipt thereof, and any approval of such request, subject to clause (ii) below, shall be “in principle” and may be conditional upon the execution by the Performance Undertaking Provider of a mandate letter to be entered into with Rabobank in which Rabobank shall indicate its estimate of the costs to be incurred in adding such Subsidiary(ies) as a new Originator(s) hereunder, including the costs of due diligence in connection with, and structuring of, the securitization of such proposed new Originator’s Receivables;
(ii)    notwithstanding any indication of approval of any such request by the Administrative Agent pursuant to clause (i) above, the addition of the proposed new Approved Originator Jurisdiction (and a related new Approved Obligor Jurisdiction, Approved Currency and Approved Contract Jurisdiction to the extent necessary) and any proposed new Originator organized under the laws thereof shall be subject to the final approval of each Purchaser Agent and confirmation from the Rating

Agencies that the addition of such new Originator(s) will not result in the reduction or withdrawal of the then-current ratings of any Conduit Purchaser’s Commercial Paper;
(iii)    each Person proposed to become a new Originator has become a party to the Servicing Agreement as a Sub-Servicer and, if applicable, with respect to a new Intermediate Transferor, is reasonably satisfactory to each Committed Purchaser;
(iv)    the Originator Sale Agreement and, if applicable, Intermediate Transfer Agreement are in form and substance satisfactory to each Purchaser Agent;
(v)    the Seller shall have delivered such instruments, opinions and other documents any Committed Purchasers may reasonably request in connection therewith (including amendment of the Performance Undertaking to include the obligations of any new Originator), all of which shall be in form and substance satisfactory to such Committed Purchasers;
(vi)    no Facility Termination Event or Portfolio Event has occurred and is continuing or would result therefrom; and
(vii)    the Administrative Agent and each Purchaser Agent shall have received an amendment hereto reflecting such new Originator Sale Agreement and/or Intermediate Transfer Agreement.
11.15    Judgment Currency
(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of the Seller in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Seller agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss and if the amount of the Agreement Currency so purchased is more than the sum originally due to the Applicable Creditor in the Agreement Currency, such Applicable Creditor agrees to return any such excess to the Seller. The obligations of the Seller contained in this Section 11.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
11.16    USA Patriot Act
Each Purchaser hereby notifies the Seller that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and any similar Law in any relevant jurisdiction (the “Acts”), it is required to obtain, verify and record information that identifies the Transaction Parties, which information includes the name and address of each Transaction Party and other information that will allow such Purchaser to identify such Transaction Party in accordance with the Acts.
11.17    No proceeding; limited recourse
(a)    Each of the parties hereto hereby agrees that (i) it will not institute against the Seller any proceeding of the type referred to in the definition of Event of Bankruptcy until there shall have elapsed two years plus one day since the Final Payout Date and (ii) notwithstanding anything contained herein or in any other Transaction Document to the contrary, the obligations of the Seller under the Transaction Documents are solely the corporate obligations of the Seller and shall be payable solely to the extent of funds which are received by the Seller pursuant to the Transaction Documents and available for such payment in accordance with the terms of the Transaction Documents and shall be non-recourse other than with respect to such available funds and, without limiting Section 11.17, if ever and until such time as the Seller has sufficient funds to pay such obligation shall not constitute a claim against the Seller.
(b)    No recourse under any obligation, covenant or agreement of the Seller contained in this Agreement or any other Transaction Document shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of the Seller by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement and the other Transaction Documents are solely a corporate obligation of the Seller, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Seller or any of them under or by reason of any of the obligations, covenants or agreements of the Seller contained in this Agreement or any other Transaction Document, or implied therefrom, and that any and all personal liability for breaches by the Seller of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.
11.18    Acknowledgment and Consent to Bail-In of EEA Financial Institutions
Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among the parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the

Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
12.    SELLER GUARANTY
12.1    Guaranty of Payment
The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Seller Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all Seller Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers), then such obligations of the Seller shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state or otherwise and including the applicable Insolvency Law and any other applicable bankruptcy, insolvency, reorganization or other similar Laws).
12.2    Unconditional Guaranty
The obligations of the Seller under the Seller Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Seller Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor and the Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Seller Guaranteed Obligations, the Transaction Party Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, the Master Servicer, the Subordinated Lender or the Performance Undertaking Provider or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Official Body shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Seller Guaranteed Obligations or the Transaction Party Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Master Servicer, the Subordinated Lender or the Performance Undertaking Provider or by reason of the bankruptcy or insolvency of any Obligor, any Originator, the Master Servicer, the Subordinated Lender or the Performance Undertaking Provider. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor, any Originator, the Master Servicer, the Subordinated Lender, the Performance Undertaking Provider or the Seller, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, solvent. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty are valid and enforceable obligations against it and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Seller Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Seller Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Seller Guaranteed Obligations, (b) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Facility Termination Events) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Seller Guaranteed Obligations, (c) to the fullest extent permitted by applicable Law, any of the Seller Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of Indebtedness other than the Seller Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Seller Guaranteed Obligations, (e) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Seller Collateral, (f) any defenses, set-offs or counterclaims which the Seller, any Originator, the Master Servicer, the Performance Undertaking Provider, the Subordinated Lender or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Seller Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Seller Guaranteed Obligations.
12.3    Modifications
The Seller agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Seller Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Seller Guaranteed Obligations; (c) the time or place of payment of any Seller Guaranteed Obligation may be changed or extended, in whole or in part, by the Administrative Agent to a time certain or otherwise, and may be renewed or accelerated, in whole or in part, by the Administrative Agent; (d) any Obligor, any Originator, the Seller, the Master Servicer or the Performance Undertaking Provider and any other party (including any co-guarantor) liable for payment of any Seller Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Seller Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, any Originator, the Master Servicer, the Performance Undertaking Provider or the Seller or any other party (including any co-guarantor) liable for the payment of any Seller Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Seller Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.
12.4    Waiver of Rights
The Seller expressly waives to the fullest extent permitted by applicable Law: (a) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Seller Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Seller Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Seller Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Seller Guaranteed Obligations to which the Seller might otherwise be entitled; (f) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (i) proceed against any Obligor, any Originator, the Master Servicer, the Performance Undertaking Provider or any other Person, (ii) proceed against or exhaust any other security held from any Obligor, any Originator, the Master Servicer, the Performance Undertaking Provider or any other Person, (iii) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Master Servicer, the Performance Undertaking Provider or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Seller Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Master Servicer, the Performance Undertaking Provider or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Seller Guaranteed Obligations; (j) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Seller Guaranteed Obligations, (ii) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.
12.5    Reinstatement
Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Section 12 (Seller Guaranty) shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Seller Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Seller Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable and documented costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
12.6    Remedies
The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Seller Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 7 (Termination Events) (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7 (Termination Events)) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Seller Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Seller Guaranteed Obligations being deemed to have become automatically due and payable), such Seller Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.

12.7    Subrogation
The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Master Servicer, the Performance Undertaking Provider or any other Person in respect of the Seller Guaranteed Obligations until such time as all Seller Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Master Servicer, the Performance Undertaking Provider or any other Person in respect of the Seller Guaranteed Obligations.
12.8    Inducement
The Purchasers have been induced to make the Investments under this Agreement in part based upon the Seller Guaranty that the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.
12.9    Security Interest
(a)    To secure the prompt payment and performance of the Seller Guaranteed Obligations, the Seller Guaranty and all other Transaction Party Obligations, the Seller hereby agrees to grant and hereby grants to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”): (i) all Unsold Receivables, (ii) all Related Security with respect to such Unsold Receivables, (iii) all Unsold Receivables Collections, (iv) the Seller Operating Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Seller Operating Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Transaction Documents, (vi) all other personal and fixture property or assets of the Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing, subject to all references to “Unsold Receivables” in this Section 12.9(a) including, for the avoidance of doubt, the Receivables sold, transferred and assigned to the Seller on the Seventh Amendment and Restatement Effective Date in accordance with the provisions of Section 1.5 (Re-transfer of Certain Receivables), and the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties hereby agrees to accept and hereby accepts such security right.
(b)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
(c)    Immediately upon the occurrence of the Final Payout Date, the Seller Collateral and the Sold Assets shall be automatically released from the liens created by this Section 12.9 (Security Interests) and Section 2.1(d) (The Purchases), and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Secured Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Seller Collateral shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall file, execute and deliver, as applicable, to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination and release.
(d)    For the avoidance of doubt, the grant of security interest pursuant to this Section 12.9 (Security Interests) shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.1(a) (The Purchases) or the Seller’s grant of security interest pursuant to Section 2.1(d) (The Purchases).
12.10    Further Assurances
Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems appropriate to evidence or perfect its security interest and lien on any of the Seller Collateral, or otherwise to give effect to the intent of this Section 12 (Seller Guaranty).
[Signature pages follow.]

EXECUTION of Receivables Transfer Agreement:
The parties have shown their acceptance of the terms of this Agreement by executing it below.
BUNGE SECURITIZATION B.V., as Seller
By:
Name:
Title:
By:
Name:
Title:
KONINKLIJKE BUNGE B.V., as Master Servicer and Subordinated Lender
By:
Name:
Title:
By:
Name:
Title:
BUNGE GLOBAL SA, as Performance Undertaking Provider
By:
Name:
Title:
By:
Name:
Title:

COÖPERATIEVE RABOBANK U.A., as Administrative Agent, Committed Purchaser and Purchaser Agent
By:
Name:
Title:
NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V. as Conduit Purchaser
By:
Name:
Title:

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK, as Purchaser Agent and Committed Purchaser
By:
Name:
Title:
By:
Name:
Title:

BNP PARIBAS, as Purchaser Agent
By:
Name:
Title:
By:
Name:
Title:
MATCHPOINT FINANCE PLC, as Committed Purchaser and Conduit Purchaser
By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as Purchaser Agent and Committed Purchaser
By:
Name:
Title:

LIBERTY STREET FUNDING LLC, as Conduit Purchaser
By:
Name:
Title:

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as Purchaser Agent and Committed Purchaser
By:
Name:
Title:

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK, as Sustainability Co-ordinator
By:
Name:
Title:

SCHEDULE 7
Sustainability Benchmark

Sustainability Performance Targets		Baseline 2020
			Target	Penalty	Third-party Verification Details
Sustainability Performance Target 1	[***]	[***]	2023: [***] 2024: [***] 2025: [***]	2023: [***] 2024: [***] 2025: [***]	[***]
Sustainability Performance Target 2	[***]	[***]	2023: [***] 2024: [***] 2025: [***]	2023: [***] 2024: [***] 2025: [***]	[***]
Sustainability Performance Target 3	[***]	[***]	2023: [***] 2024: [***] 2025: [***]	2023: [***]` 2024: [***] 2025: [***]	[***]
Sustainability Performance Target 4	[***]	[***]	2023: [***] 2024: [***] 2025: [***] Progress Target: [***]	2023: [***] 2024: [***] 2025: [***]	[***]
Sustainability Performance Target 5	[***]	[***]	2023: [***] 2024: [***] 2025: [***] Progress Target: [***]	2023: [***] 2024: [***] 2025: [***]	[***]

1.    The Performance Undertaking Provider may change the identity of (or, in the case of Sustainability Performance Target 1 only, appoint) any third-party verification provider with the prior written consent of the Administrative Agent (acting on the instructions of the Sustainability Co-ordinator and the Majority Committed Purchasers), which consent shall not be unreasonably withheld.

2.    In respect of Sustainability Performance Target 3, a list of certificate numbers (not the actual certificate) will be provided as part of the Sustainability Certificate.

SCHEDULE 8

Sustainability Adjustments
(a)    Subject to paragraph (j) below, the Applicable Margin shall be reduced by:
(i)    [***] for each Sustainability Performance Target (as detailed in the Sustainability Benchmark) that has been achieved; and
(ii)    (in relation to Sustainability Performance Target 4 and Sustainability Performance Target 5 for 2025 only and provided that such applicable Sustainability Performance Target has not been achieved) [***] for each Sustainability Progress Target that has been achieved, in each case, as demonstrated by the most recently delivered Sustainability Certificate (the "Sustainability Discount").
(b)    Subject to paragraph (i) below, the Applicable Margin shall be increased by [***] for each Sustainability Performance Target for which the penalty level has been reached as demonstrated by the most recently delivered Sustainability Certificate (the "Sustainability Premium").
(c)    The Applicable Margin shall be reset (such that it is not subject to any Sustainability Discount or Sustainability Premium) on:
(i)    if the most recent Sustainability Certificate has been delivered by the relevant Sustainability Certificate Due Date, the date falling twelve (12) months from the date of delivery of the most recent Sustainability Certificate; or
(ii)    if the most recent Sustainability Certificate has not been delivered by the relevant Sustainability Certificate Due Date, the subsequent Sustainability Certificate Due Date.
(d)    In the event of:
(i)    a failure by the Performance Undertaking Provider to deliver a Sustainability Certificate by the relevant Sustainability Certificate Due Date; or
(ii)    the Performance Undertaking Provider delivering a Sustainability Certificate which is or proves to have been incorrect or inaccurate in any respect, then, from the relevant Sustainability Certificate Due Date (in the case of sub-paragraph (i) above) or the date on which the incorrect or inaccurate Sustainability Certificate was delivered (in the case of sub-paragraph (ii) above):
(A)    no Sustainability Discount will be applied to the Applicable Margin; and
(B)    the maximum Sustainability Premium shall be applied to the Applicable Margin,
(iii)    up until the Business Day following the date on which the Administrative Agent receives the applicable Sustainability Certificate (in the case of sub-paragraph (i) above) or a corrected Sustainability Certificate (in the case of sub-paragraph (ii) above) at which point the Applicable Margin shall be reset in accordance with the information contained in that Sustainability Certificate (in the case of sub-paragraph (i) above) or that corrected Sustainability Certificate (in the case of sub-paragraph (ii) above).
(e)    At no point shall the Applicable Margin be:
(i)    reduced by more than [***] as a result of the Sustainability Discount; or

(ii)    increased by more than [***] as a result of the Sustainability Premium.
(f)    Subject to paragraph (d) above, any change in the Applicable Margin pursuant to this Schedule 8 (Sustainability Adjustments) shall become effective on and from the first Settlement Date immediately following the date the Administrative Agent receives the most recent Sustainability Certificate.
(g)    No Sustainability Discount or Sustainability Premium shall apply at any time a Facility Termination Event has occurred and is continuing.
(h)    Subject to paragraph (i) below, for the avoidance of doubt if any Sustainability Certificate does not certify the score of one or more of the Sustainability Performance Targets or Sustainability Progress Targets or does not certify or provide any required third-party verification for any relevant Sustainability Performance Target or Sustainability Progress Target, the rest of the information in that Sustainability Certificate will still be considered to be valid.
(i)    If any Sustainability Certificate delivered by the Performance Undertaking Provider:
(i)    does not certify the score of any Sustainability Performance Target and/or Sustainability Progress Target (where applicable); or
(ii)    does not certify or provide any required third-party verification for any relevant Sustainability Performance Target and/or Sustainability Progress Targets (where applicable), then:
(A)    no Sustainability Discount will be applied to the Applicable Margin in respect of such Sustainability Performance Target and/or Sustainability Progress Target (where applicable); and
(B)    the maximum Sustainability Premium shall be applied to the Applicable Margin in respect of such Sustainability Performance Target.
(j)    Subject to paragraph (d) above, a Sustainability Discount of [***] shall be applied to the Applicable Margin during the period beginning on the date of this Agreement and ending on (and including) the date the Administrative Agent receives a Sustainability Certificate in 2024.

Exhibits to Receivables Transfer Agreement
See attached.

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE
Dated []
Reference is made to the Receivables Transfer Agreement, dated June 1, 2011 (as it may from time to time be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Receivables Transfer Agreement”), among Bunge Securitization B.V., as Seller, Koninklijke Bunge B.V., as Master Servicer, Bunge Global SA, as Performance Undertaking Provider, the Persons from time to time parties thereto as Conduit Purchasers, and Committed Purchasers, and Coöperatieve Rabobank U.A., as Administrative Agent and as Purchaser Agent. Terms defined in the Receivables Transfer Agreement are used herein with the same meaning.
[Assigning Committed Purchaser] (the “Assignor”), [Eligible Assignee] (the “Assignee”) and [Name of applicable Purchaser Agent], in its capacity as Purchaser Agent for the Purchaser Group which includes the Assignor [and the Assignee] (in such capacity, the “Purchaser Agent”), hereby agree as follows:
1.    Purchase and Sale of Interest
The Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Receivables Transfer Agreement as of the Effective Date (as defined below) interest in and to all of the Assignor’s rights and obligations under the Receivables Transfer Agreement as of the date hereof (including, without limitation, its Commitment and all Investments, if any, or interests therein owned by it) equal to the percentage (the “Percentage”) interest specified on Schedule I attached hereto. After giving effect to such sale and assignment, the Assignee will be a Committed Purchaser in the Purchaser Group that includes [Name of Conduit Purchaser] and the Assignee’s Commitment will be as set forth in Section 2 of the signature page hereto. As consideration for the sale and assignment contemplated in this Section 1, the Assignee shall pay to the Assignor on the Effective Date (as defined below) in immediately available funds an amount equal to [PLN][Mexican Pesos][USD][EUR][HUF][CAD][], representing the purchase price payable by the Assignee for the interests in the transferred interest sold and assigned to the Assignee under this Section 1.
2.    Representations and Disclaimers of Assignor
The Assignor:
(a)    represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim created by it;
(b)    makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Receivables Transfer Agreement or any other Transaction Document or any such other instrument or document furnished pursuant thereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created under the Receivables Transfer Agreement or under any Originator Sale Agreement; and
(c)    makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Transaction Party or the performance or observance by any Transaction Party of any of its respective obligations under the Receivables Transfer Agreement or any other Transaction Document or any other instrument or document furnished pursuant thereto.
3.    Representations and Agreements of Assignee
The Assignee:
(a)    confirms that it has received a copy of the Receivables Transfer Agreement and the other Transaction Documents, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase its interest in and to the Assignor’s right, title and interest in the Commitment and Investments being purchased by it hereunder;
(b)    agrees that it will, independently and without reliance upon the Administrative Agent, any Purchaser Agent, the Assignor or any other Purchaser or any of their respective Affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Receivables Transfer Agreement and any other Transaction Document;
(c)    appoints and authorizes the Administrative Agent [and the Purchaser Agent] to take such action as agent on its behalf and to exercise such powers under the Receivables Transfer Agreement and the other Transaction Documents and any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent [and the Purchaser Agent, respectively,] by the terms thereof, together with such powers and discretion as are reasonably incidental thereto;
(d)    agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Receivables Transfer Agreement and this Assignment and Acceptance are required to be performed by it as a Committed Purchaser;
(e)    specifies as its address and telecopier number for notices the office set forth beneath its name on the signature pages hereof;
(f)    represents that this Assignment and Acceptance has been duly authorized, executed and delivered by the Assignee pursuant to its corporate powers and constitutes the legal, valid and binding obligation of the Assignee;
(g)    represents that as of the Effective Date it is an Eligible Assignee; and
(h)    [other representations to be included, if applicable].
4.    Effectiveness of Assignment
Following the execution of this Assignment and Acceptance by the Assignor, [the Purchaser Agent,] and the Assignee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and to the Master Servicer. The effective date of this Assignment and Acceptance shall be the later of (a) the date the Administrative Agent receives this Assignment and Acceptance executed by the parties hereto, including the Consent to Assignment attached hereto as Annex I executed by the Seller, (the “Effective Date”) or (b) the date of this Assignment and Acceptance.
5.    Rights of the Assignee

Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Receivables Transfer Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Committed Purchaser thereunder, hereunder and under the other Transaction Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Receivables Transfer Agreement.
6.    Payments
Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent, the Purchaser Agent, the Seller, the Performance Undertaking Provider or the Servicer, as the case may be, shall make all payments under the Receivables Transfer Agreement in respect of the interest assigned hereby (including, without limitation, all payments of fees with respect thereto) to the Assignee or the Purchaser Agent for the benefit of the Assignee in accordance with the Receivables Transfer Agreement. The Assignor and Assignee shall make all appropriate adjustments in payments under the Receivables Transfer Agreement for periods prior to the Effective Date directly between themselves.
7.    Governing Law
This Assignment and Acceptance and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligation Law of the State of New York, as amended (as and to the extent applicable), and other applicable Law.

Schedule I
Assignment and Acceptance
Dated    , []
Section 1.
Percentage:     _________%
Section 2.
Assignee’s Commitment as of the Effective Date:    [PLN][Mexican Pesos][USD] [EUR][HUF][CAD][]*
Principal Balance of Investments
held by Assignee as of the Effective Date:    [PLN][Mexican Pesos][USD] [EUR][HUF][CAD][]
Section 3.
Effective Date:**    , [•]

*    The Assignee’s Commitment shall be no less than $100,000,000 (in U.S. Dollars or the Dollar Equivalent).
**    This date should be no earlier than the date of acceptance by the Administrative Agent as indicated below as the date the Administrative Agent executes this Assignment and Acceptance.

The parties have shown their acceptance of the terms of this Assignment and Acceptance by executing it below.
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:
Address and telecopier number for Notices:

[Insert]

Accepted this _______ day of
___________ []

COӦPERATIEVE RABOBANK U.A., as Administrative Agent

By:
Name:
Title:
AGREED TO:
__________________________________, as Purchaser Agent

By:
Name:
Title:

ANNEX I TO
ASSIGNMENT AND ACCEPTANCE
CONSENT TO ASSIGNMENT
[________] []
Coöperatieve Rabobank U.A.
245 Park Avenue, 37th Floor
New York, New York 10167
Attention: [______________]

Reference is made to the Receivables Transfer Agreement dated as of June 1, 2011 (as it may from time to time be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, being the “Receivables Transfer Agreement”), among Bunge Securitization B.V., as Seller, Koninklijke Bunge B.V., as Master Servicer, Bunge Global SA, as the Performance Undertaking Provider and the Persons from time to time parties thereto as Conduit Purchasers and Committed Purchasers, and Coöperatieve Rabobank U.A., as Administrative Agent and as Purchaser Agent. Unless otherwise defined herein, terms defined in the Receivables Transfer Agreement are used herein as therein defined.
The undersigned hereby consents to the execution, delivery and performance of the foregoing Assignment and Acceptance by the Assignor and the Assignee as defined therein on the terms and conditions specified therein and agrees that such Assignee is an Eligible Assignee under and as defined in the Receivables Transfer Agreement.

[__________________________________]

By:
Name:
Title:

EXHIBIT B
FORM OF INVESTMENT REQUEST
Dated as of _________, _________
Coöperatieve Rabobank U.A.
as Administrative Agent
245 Park Avenue, 37th Floor
New York, New York 10167
Attention: Eugene van Esveld
Ladies and Gentlemen:
The undersigned, BUNGE SECURITIZATION B.V., and, with respect to clauses (B) (solely to the Master Servicer’s knowledge) and (D) only, KONINKLIJKE BUNGE B.V., refer to the Receivables Transfer Agreement dated as of June 1, 2011 (as amended, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, the “Receivables Transfer Agreement”), among BUNGE SECURITIZATION B.V., as Seller, KONINKLIJKE BUNGE B.V., as Master Servicer, BUNGE GLOBAL SA, as the Performance Undertaking Provider, the Persons from time to time party thereto as Conduit Purchasers and Committed Purchasers and COÖPERATIEVE RABOBANK U.A., as Administrative Agent, and Purchaser Agent. Unless otherwise defined herein, terms defined in the Receivables Transfer Agreement are used herein as therein defined.
The undersigned hereby gives you notice, irrevocably, pursuant to Section 2.2 of the Receivables Transfer Agreement that the undersigned hereby requests the following Investment(s) under the Receivables Transfer Agreement, and in that connection sets forth below the information relating to such Investment (the “Proposed Investment”) as required by Section 2.2(a)(ii) of the Receivables Transfer Agreement:
Prior Settlement Date Investment Amount

(i)	The current aggregate amount of such U.S. Dollar denominated Investment:	________________________
(ii)	The current aggregate amount of such EURO denominated Investment:	________________________
(iii)	The current aggregate amount of such Canadian Dollar denominated Investment:	________________________
(iv)	The current aggregate amount of such Hungarian Forint denominated Investment:	________________________
(v)	The current aggregate amount of such Mexican Pesos denominated Investment:	________________________
(vi)	The current aggregate amount of such Polish Zlotys denominated Investment:	________________________
(vii)	The current Aggregate Invested Amount in the Dollar Equivalent:	________________________
Proposed Settlement Date Investment

(i)	The proposed Cash Purchase Price portion of the U.S. Dollar denominated Investment:	________________________
(ii)	The proposed Cash Purchase Price portion of the EURO denominated Investment:	________________________
(iii)	The proposed Cash Purchase Price portion of the Canadian Dollar denominated Investment:	________________________
(iv)	The proposed Cash Purchase Price portion of the Hungarian Forint denominated Investment:	________________________
(v)	The proposed Cash Purchase Price portion of the Mexican Peso denominated Investment:	________________________
(vi)	The proposed Cash Purchase Price portion of the Polish Zloty denominated Investment:	________________________
(vii)	The Spot Rates (based on the most recent Exchange Rate Determination Date) for such Approved Currencies:[1]
	EURO:	________________________
	Canadian Dollar:	________________________
	Hungarian Forint:	________________________
	Mexican Peso:	________________________
	Polish Zloty:	________________________
(vi)	The proposed Aggregate Invested Amount in the Dollar Equivalent:	________________________
(vii)	The requested Investment Date of such proposed Investment:	________________________
1 Include if Proposed Investments in such Approved Currencies are requested.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Investment:
(A)    the representations and warranties contained in Section 4.1 of the Receivables Transfer Agreement, in Section [_____] of the [______] RPA and in Section 9 of the Performance and Indemnity Agreement are correct in all material respects on and as of the date hereof, before and after giving effect to the Proposed Investment(s) and to the application of the proceeds therefrom, as though made on and as of the date hereof, other than any such representations and warranties that, by their terms, refer to a specific date other than the date of this Investment Request or the date of the Proposed Investment(s), in which case, as of such other dates;
(B)    the Facility Termination Date has not occurred, and no event has occurred and is continuing, or would result from the Proposed Investment(s) or from the application of the proceeds therefrom, which constitutes a Facility Event or a Portfolio Event;
(C)    no portion of the proceeds of such Investment(s) will be used by the Seller to pay the purchase price for any Receivable that was originated by an Originator with respect to which a Seller Termination Event has occurred and is continuing;
(D)    after giving effect to the Proposed Investment(s), the Aggregate Invested Amount will not exceed the lesser of (1) the Facility Limit and (2) the Funding Base on such Investment Date;
(E)    the aggregate Outstanding Balance of all Sold Receivables (after giving effect to the addition of Portfolio Receivables to the Sold Receivables in connection with such Incremental Investment) shall not exceed the Aggregate Invested Amount; and
(F)    at the request of the Administrative Agent or any Purchaser Agent, the Sold Receivables are identified on the Schedule of Sold Assets attached hereto.
Delivery of an executed counterpart of this Investment Request by telecopier shall be effective as delivery of an original executed counterpart of this Investment Request.

Very truly yours,

BUNGE SECURITIZATION B.V.

By:
Name:
Title:

KONINKLIJKE BUNGE B.V.

By:
Name:
Title:

Schedule of Sold Asssets
See Attached.

EXHIBIT C
FORM OF JOINDER AGREEMENT
Dated []
Reference is made to the Receivables Transfer Agreement, dated June 1, 2011, among Bunge Securitization B.V., as Seller, Koninklijke Bunge B.V., as Master Servicer, Bunge Global SA, as the Performance Undertaking Provider, the Persons from time to time party thereto as Conduit Purchasers and Committed Purchasers, and Coöperatieve Rabobank U.A., as Administrative Agent (as amended, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, the “Receivables Transfer Agreement”). Terms defined in the Receivables Transfer Agreement are used herein with the same meaning.
[] (the “New Conduit Purchaser”), [] (the “New Purchaser Agent”), and [] (the “New Committed Purchaser(s)”; and together with the New Purchaser Agent and New Conduit Purchaser(s), the “New Purchaser Group”) agree as follows:
1.    By execution and delivery of this Joinder Agreement and pursuant to Section 11.3(i) (New Purchaser Groups) of the Receivables Transfer Agreement, the New Purchaser Group elects to become a “Purchaser Group” under the Receivables Transfer Agreement.

2.    The effective date (the “Effective Date”) of this Joinder Agreement shall be the later of (i) the date on which a fully executed copy of this Joinder Agreement is delivered to the Administrative Agent, (ii) the date of this Joinder Agreement, [(iii) the effective date of that certain assignment agreement of even date herewith between the New Committed Purchaser and [Name of Committed Purchaser Assignor]] [and (iv) the effective date of that certain Accordion Increase Certificate of even date herewith between the Accordion Committed Purchaser and the Seller].

3.    By executing and delivering this Joinder Agreement, each of the New Purchaser Agent, the New Conduit Purchaser(s) and the New Committed Purchaser(s) confirms to and agrees with each other party to the Receivables Transfer Agreement that (i) it has received a copy of the Receivables Transfer Agreement and the other Transaction Documents, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (ii) it will, independently and without reliance upon the Administrative Agent, any other Purchaser Agent, any other Purchaser or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Receivables Transfer Agreement and any Transaction Documents; (iii) it appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Receivables Transfer Agreement and the Transaction Documents and any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) it will perform in accordance with their terms all of the obligations which by the terms of the Receivables Transfer Agreement and the documents or agreements to be delivered thereunder are required to be performed by it as a Purchaser Agent, a Conduit Purchaser, or a Committed Purchaser, respectively; (v) its address and telecopier number for notices shall be the office set forth beneath its name on the signature pages of this Joinder Agreement; (vi) the Purchaser Group Limit for the New Purchaser Group shall be as set forth on Schedule 1; (vii) the Purchaser Agent’s Account for the new Purchaser Agent shall be as set forth in Schedule 1 and (viii) this Joinder Agreement has been duly authorized, executed and delivered by it pursuant to its applicable corporate powers and constitutes the legal, valid and binding obligation of the New Purchaser Agent, the New Conduit Purchaser(s) and the New Committed Purchaser(s), respectively.

4.    On the Effective Date of this Joinder Agreement, the New Purchaser Agent shall become a party to the Purchaser Fee Letter as a Purchaser Agent thereunder, and each of the New Purchaser Agent, the New Conduit Purchaser(s) and the New Committed Purchaser(s) shall join in and be a party to the Receivables Transfer Agreement and, to the extent provided in this Joinder Agreement, shall have the rights and obligations of a Purchaser Agent, a Conduit Purchaser and a Committed Purchaser, respectively, under the Receivables Transfer Agreement and the other Transaction Documents. Schedule 1 to the Receivables Transfer Agreement shall be amended to incorporate the information set forth on the signature pages and Schedule 1 to this Joinder Agreement.

5.    This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.    This Joinder Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance on Section 5-1401 of the General Obligation Law of the State of New York, as amended, and other applicable Law.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

EXECUTION:
The parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
NEW CONDUIT PURCHASER(S):
[NAME(S)]

By:
Name:
Title:
Address and telecopier number for notices:
[Address]
[Telecopier No.]

NEW COMMITTED PURCHASER(S):
[NAME(S)]

By:
Name:
Title:
Address and telecopier number for notices:
[Address]
[Telecopier No.]

NEW PURCHASER AGENT:
[NAME]

By:
Name:
Title:
Address and telecopier number for notices:
[Address]
[Telecopier No.]

SCHEDULE 1
Purchaser Agent’s Account for New Purchaser Agent:    []
Conduit Lending Limit for New Conduit Purchaser:    []
Commitments of New Committed Purchasers:    []

EXHIBIT D

Form of Italian Acknowledgment Deed

[FORM OF ACKNOWLEDGMENT DEED TO BE ATTACHED TO THE RTA – TO BE EXECUTED BY ANY OF THE ITALIAN COLLECTION ACCOUNT BANKS WITH CERTAIN DATE AT LAW (DATA CERTA)]

This acknowledgement deed dated [●] 2011 (“Acknowledgment Deed”) is made today by:
(1)    BUNGE SECURITIZATION B.V., a private limited liability company organized under the laws of the Netherlands, whose registered office is at [●], enrolled with the Companies Register of [●] under number [●] (hereinafter the “Seller”);
(2)    COÖPERATIEVE RABOBANK U.A. organized under the laws of the Netherlands, whose registered office is at [●], enrolled with the Companies Register of [●] under number [●], on behalf of the Purchasers, (hereinafter “Rabobank Nederland” or the “Italian Intermediate Transferor” and together with the Seller, the “Pledgees”);
(3)    COÖPERATIEVE RABOBANK U.A. organized under the laws of the Netherlands, whose registered office is at [●], enrolled with the Companies Register of [●] under number [●], on behalf of the Purchasers (hereinafter, the “Administrative Agent”);
(4)    BUNGE ITALIA S.P.A., a joint stock company organized under the laws of Italy, whose registered office is at [●], enrolled with the Companies Register of [●] under no. [●] (hereinafter, the “Bunge Italia” or the “Pledgor”);
(5)    UNICREDIT S.P.A., a bank organized under the laws of Italy, whose registered office is at [●], enrolled with the Companies Register of [●] under no. [●] and with the bank register (Albo delle Banche) held by the Bank of Italy in accordance with article 13 of Italian legislative decree No. 385/93 (“MPS”/“Unicredit” or the “Italian Collection Account Bank”), [TO BE CONFIRMED BY BUNGE ITALIA]
jointly, the “Parties”.

Whereas:
(A)    on [●] 2011, Bunge Italia, in its capacity as Pledgor and the Administrative Agent in the name and on behalf of the Seller and the Italian Intermediate Transferor, as pledgees, have entered into a deed of pledge over the Collection Accounts held by Bunge Italia with MPS/Unicredit as Italian Collection Account Bank (the “Deed of Pledge”);
(B)    on [●] 2011, the Italian Collection Account Bank has received a copy of the Deed of Pledge and has entered into a letter of acceptance of the Pledge created over the relevant bank accounts (the “Acceptance”);
(C)    on [●] 2011, the Italian Intermediate Transferor and the Seller have entered into an Italian intermediate transfer agreement, pursuant to which the Italian Intermediate Transferor has assigned to the Seller, in accordance with article 1260 and followings of the Italian civil code, inter alia, all its rights, title and interests in, to and under the Deed of Pledge (the “First Assignment”);
(D)    on [●] 2011, the Seller and the Administrative Agent, inter alios, have entered into a transfer agreement governed by U.S.A. law (the “RTA”); in accordance with Clause 2.1 of the RTA, the Seller has transferred to the Administrative Agent, on behalf of the Purchasers (as defined in the RTA), all the rights, title and interests in, to and under, inter alia, the Deed of Pledge, including those assigned
    D-1    Receivables Transfer Agreement

to it by the Italian Intermediate Transferor under the First Assignment (the “Second Assignment” and together with the First Assignment, (the “Assignments”)).

Now therefore, it is agreed as follows:
1.    Capitalized terms used herein unless otherwise defined, have the same meaning given to them under the Deed of Pledge.
2.    The Parties acknowledge and accept the Assignments as specified under Recitals (C) and (D) above, and hereby acknowledges that, following and within the limits of such Assignments, the Administrative Agent, on behalf of the Purchasers, is entitled to exercise all the rights of the Pledgees (including the enforcement of the Pledge), titles and interest under the Deed of Pledge (as transferred by the Seller to the Administrative Agent, in accordance with the Assignments), with no prejudice for the terms and conditions contained in the Acceptance.
3.    The parties hereto acknowledge that the Assignments shall not be considered as a novation (novazione) of the Pledge which continues to be in full force and effect, valid and enforceable against third parties, as security for the prompt satisfaction of any and all Secured Claims.
    D-2    Receivables Transfer Agreement

EXECUTION OF ACKNOWLEDGEMENTS DEED

For and on behalf of
BUNGE SECURITIZATION B.V.
_________________
By:
Title:

COÖPERATIEVE RABOBANK U.A. (as Italian Intermediate Transferor)
_________________
By:
Title:

COÖPERATIEVE RABOBANK U.A. (as Administrative Agent)
_________________
By:
Title:

BUNGE ITALIA S.P.A.
_________________
By:
Title:

UNICREDIT S.P.A.

_________________
By:
Title:

D-3

EXHIBIT E

FORM OF ACCORDION INCREASE CERTIFICATE

To:    COÖPERATIEVE RABOBANK U.A., as Administrative Agent
From:    BUNGE SECURITIZATION B.V., as Seller (or the Master Servicer on its behalf)
Dated:    [●]
We refer to the Receivables Transfer Agreement dated June 1, 2011 (as it may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Agreement”), among Bunge Securitization B.V. (the “Seller”), Koninklijke Bunge B.V. (the “Master Servicer”), the Conduit Purchasers from time to time party thereto, the Committed Purchasers from time to time party thereto, the Purchaser Agents from time to time party thereto, Coöperatieve Rabobank U.A., as the Administrative Agent (the “Administrative Agent”) and a Purchaser Agent and Bunge Global SA, as the Performance Undertaking Provider.
1.    This is an Accordion Increase Certificate. Terms defined in the Agreement have the same meaning in this Accordion Increase Certificate unless given a different meaning in this Accordion Increase Certificate.
2.    We refer to Section 2.21 (Accordion Increase) of the Agreement:
(a)    Each Accordion Committed Purchaser agrees to provide the Additional Commitment as set out in the table below opposite its name and in accordance with paragraph (g) of Section 2.21 (Accordion Increase).
(b)    The proposed Accordion Increase Date is [●].
3.    This Accordion Increase Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accordion Increase Certificate.
4.    This Accordion Increase Certificate and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with the law of the State of New York.

Accordion Committed Purchaser	Additional Commitment	Total Commitment

[Signature page follows.]

[Accordion Committed Purchaser(s)]
By: _________________________ Name: _______________________ Title: ________________________
Address: [●]
[Bunge Securitization B.V., as Seller] [Koninklijke Bunge B.V., as Master Servicer]
By: _________________________ Name: _______________________ Title: ________________________ By: _________________________ Name: _______________________ Title: ________________________
This Accordion Increase Certificate is accepted by the Administrative Agent and the Accordion Increase Date is confirmed as [●]. Coöperatieve Rabobank U.A.
By: _________________________
Name: _______________________
Title: ________________________
[Signature Page to Accordion Increase Certificate]

EXHIBIT F

FORM OF SUSTAINABILITY CERTIFICATE

To:        Coöperatieve Rabobank U.A., as Administrative Agent
    Crédit Agricole Corporate & Investment Bank, as Sustainability Co-ordinator
    Each Purchaser Agent
From:    Bunge Global SA, as Performance Undertaking Provider
Date:
We refer to the Receivables Transfer Agreement, dated June 1, 2011, among Bunge Securitization B.V., as Seller, Koninklijke Bunge B.V., as Master Servicer, Bunge Global SA, as Performance Undertaking Provider, the Persons from time to time party thereto as Conduit Purchasers and Committed Purchasers, and Coöperatieve Rabobank U.A., as Administrative Agent (as amended, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, the “Receivables Transfer Agreement”). Terms defined in the Receivables Transfer Agreement are used herein with the same meaning.
1.    This is a Sustainability Certificate referred to in the Receivables Transfer Agreement.
2.    In relation to the Seller’s Sustainability Performance Target scores and Sustainability Progress Target scores (where applicable) for the calendar year ending December 31, [●], it is hereby certified:
Sustainability Performance Target 1: [***]
Score: [·]% absolute reduction from 2020 baseline (scopes 1&2)
[Target achieved / Penalty incurred] in accordance with the Sustainability Benchmark.
Sustainability Performance Target 2: [***]
Score: [·] %
[Target achieved / Penalty incurred] in accordance with the Sustainability Benchmark.
Sustainability Performance Target 3: [***]
Score: [·] kTon
[Target achieved / Penalty incurred] in accordance with the Sustainability Benchmark.
Sustainability Performance Target 4: [***]
Score: [·] %
[Target achieved / Penalty incurred] in accordance with the Sustainability Benchmark.
    Sustainability Progress Target 4
Score: [·] %
[Target achieved in accordance with the Sustainability Benchmark.]
[Signature Page to Accordion Increase Certificate]

Sustainability Performance Target 5: [***]
Score: [·] %
[Target achieved / Penalty incurred] in accordance with the Sustainability Benchmark.
Sustainability Progress Target 5
Score: [·] %
[Target achieved in accordance with the Sustainability Benchmark.]
3.    The associated verifications in respect of the scores for each of the Sustainability Performance Targets and the scores for each of the Sustainability Progress Targets (where applicable) are appended to this Sustainability Certificate.
4.    Based on the above scores, a [Sustainability Discount / Sustainability Premium] of [·]% shall be applied to the Applicable Margin, such that the Applicable Margin shall be [·]% commencing on the first Settlement Date immediately following the date the Administrative Agent receives this Sustainability Certificate and ending on the Sustainability Certificate Due Date of the following year.
BUNGE GLOBAL SA, as Performance Undertaking Provider

By: ________________________
Name:
Title:

By: ________________________
Name:
Title:

[Relevant verifications to be appended]